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Filed Pursuant to Rule 424(B)(3)
Registration No. 333-102115

To the Stockholders of CardioTech International, Inc. and Gish Biomedical, Inc.:

        The Boards of Directors of CardioTech International, Inc. ("CardioTech") and Gish Biomedical, Inc. ("Gish") each have unanimously approved a merger combining the business of Gish with the business of CardioTech. If the merger is completed, Gish will become a wholly-owned subsidiary of CardioTech, and all outstanding shares of Gish common stock and all outstanding options to purchase Gish common stock will be converted into the right to receive shares of CardioTech common stock and options to purchase CardioTech common stock, respectively. Each outstanding share of Gish common stock will be converted into the right to receive 1.3422 shares of CardioTech common stock, with cash to be paid in lieu of any fractional share. Based on the number of shares of Gish common stock outstanding on September 30, 2002, CardioTech expects to issue approximately 4,821,377 shares of its common stock in the merger to Gish's current shareholders and to assume options to purchase an additional approximately 737,539 shares of CardioTech common stock held by Gish's option holders. Based on the number of outstanding shares of Gish common stock and CardioTech common stock, after the merger, the current shareholders of Gish would own approximately 35% of CardioTech.

        CardioTech common stock is listed on the American Stock Exchange under the symbol "CTE" and closed at $1.36 per share on January 10, 2003. Gish common stock is listed on the NASDAQ SmallCap Market under the symbol "GISH" and closed at $1.63 per share on January 10, 2003.

Stockholders of CardioTech will be asked at a special meeting to approve the issuance of shares of CardioTech common stock in the merger. The special meeting for CardioTech stockholders will be held at the office of Gish Biomedical, Inc.:	Shareholders of Gish will be asked at a special meeting to approve the merger agreement and the merger. The special meeting for Gish shareholders will be held at the office of Gish Biomedical, Inc.:
22942 Arroyo Vista, Rancho Santa Margarita, California March 5, 2003 10:00 a.m. local time	22942 Arroyo Vista, Rancho Santa Margarita, California March 5, 2003 11:00 a.m. local time

        This joint proxy statement/prospectus provides you with detailed information about CardioTech, Gish and the proposed merger. We encourage you to read and consider carefully this joint proxy statement/prospectus in its entirety, including annexes. For a discussion of significant matters that should be considered before voting at the special meetings, please see "Risk Factors".

        We strongly support the merger of CardioTech and Gish and recommend that you vote in favor of the proposals presented to you for approval.

Michael Szycher, Ph.D. Chairman and Chief Executive Officer CardioTech International, Inc.	John W. Galuchie, Jr. Chairman of the Board Gish Biomedical, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed merger or the CardioTech common stock to be issued in the merger or determined whether the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated January 30, 2003, and is first being mailed to CardioTech stockholders and Gish shareholders on or about February 4, 2003.

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prostectus incorporates important business and financial information about CardioTech and Gish from other documents that are not included in or delivered with this joint proxy statement/prostectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

CARDIOTECH INTERNATIONAL, INC. 78-E. Olympia Avenue Woburn, Massachussetts 01801 Tel: (781) 933-4772 Attn: Investor Relations	GISH BIOMEDICAL, INC. 22942 Arroyo Vista Rancho Santa Margarita, California 92688 Tel: (949) 635-6200 Attn: Investor Relations

78-E Olympia Ave.
Woburn, Massachusetts 01801
(781) 933-4772

NOTICE OF SPECIAL MEETING OF CARDIOTECH INTERNATIONAL INC.
STOCKHOLDERS TO BE HELD ON WEDNESDAY, MARCH 5, 2003

To the Stockholders of CardioTech International, Inc.:

        A special meeting of the stockholders of CardioTech International, Inc., a Massachusetts corporation, will be held on Wednesday, March 5, 2003 at 10:00 a.m. local time, at the offices of Gish Biomedical, Inc., 22942 Arroyo Vista, Rancho Santa Margarita, California 92688, for the purpose of considering and voting upon the following proposal:

  To approve the issuance of CardioTech common stock in the merger of Gish Acquisition Corp., a wholly-owned subsidiary of CardioTech, with and into Gish, pursuant to an Agreement and Plan of Merger and Reorganization dated as of October 25, 2002, by and among CardioTech, Gish Acquisition Corp. and Gish.

        The CardioTech board of directors has approved the merger agreement, the merger and the issuance of CardioTech common stock in the merger and has determined that the merger and the issuance of CardioTech common stock in the merger is in the best interests of CardioTech. Therefore, the CardioTech board of directors recommends that CardioTech stockholders vote FOR approval of the issuance of CardioTech common stock in the merger. The proposal is described in more detail in this joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        The CardioTech board of directors has fixed January 20, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of CardioTech stockholders and any adjournment or postponement thereof. Only holders of record of shares of CardioTech common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of CardioTech stockholders. At the close of business on the record date, CardioTech had outstanding and entitled to vote 9,132,489 shares of common stock.

        The approval of the issuance of CardioTech common stock in the merger will require the affirmative vote of a majority of the outstanding shares of CardioTech common stock present at the CardioTech special meeting, either in person or represented by proxy, and entitled to vote on this proposal. Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to approve the issuance of CardioTech common stock in the merger will have the same effect as a vote against this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. The failure of a CardioTech stockholder to return a proxy or to vote in person will not have the effect of a vote for or against this proposal.

        All properly signed and dated proxies that CardioTech receives prior to the vote at the special meeting of CardioTech stockholders, and that are not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by CardioTech prior to the vote at the special meeting that do not provide any direction as to how to vote in regards to the proposal will be voted for approval of the proposal.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Even if you plan to attend the special meeting in person, please take the time to sign and return the enclosed proxy card as described in this joint proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you do attend the special meeting of CardioTech stockholders and wish to vote in person, you may withdraw your proxy and vote in person.

                      By Order of the Board of Directors,

                      Michael Adams, Clerk
                      CardioTech International, Inc.

22942 Arroyo Vista
Rancho Santa Margarita, California 92688
(949) 635-6200

NOTICE OF SPECIAL MEETING OF GISH BIOMEDICAL, INC.
SHAREHOLDERS TO BE HELD ON WEDNESDAY, MARCH 5, 2003

To the Shareholders of Gish Biomedical, Inc.:

        A special meeting of the shareholders of Gish Biomedical, Inc., a California corporation, will be held on Wednesday, March 5, 2003 at 11:00 a.m. local time, at Gish's headquarters at 22942 Arroyo Vista, Rancho Santa Margarita, California 92688, for the purpose of considering and voting upon the following proposal:

  To approve the Agreement and Plan of Merger and Reorganization, dated as of October 25, 2002, by and among CardioTech International, Inc., Gish Acquisition Corp., a wholly-owned subsidiary of CardioTech International, Inc., and Gish, and to approve the merger of Gish Acquisition Corp. with and into Gish.

        The Gish board of directors has approved the merger agreement and the merger and has determined that the merger agreement and the merger are in the best interests of Gish. Therefore, the Gish board of directors recommends that Gish shareholders vote FOR the approval of the merger agreement and the merger. The proposal is described in more detail in this joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        The Gish board of directors has fixed January 20, 2003 as the record date for the determination of Gish shareholders entitled to notice of, and to vote at, the special meeting of Gish shareholders and any adjournment or postponement thereof. Only holders of record of shares of Gish common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of Gish shareholders. At the close of business on the record date, Gish had outstanding and entitled to vote 3,592,145 shares of common stock. Gish shareholders are entitled to dissenters' rights in connection with the merger.

        The approval of the merger agreement and the merger will require the affirmative vote of a majority of the outstanding shares of Gish common stock. Broker non-votes and shares deemed to be present at the special meeting but abstaining from the vote on the proposal to approve the merger agreement and the merger will have the same effect as a vote against this proposal. In addition, the failure of a Gish shareholder to return a proxy or to vote in person will have the same effect as a vote against this proposal.

        All properly signed and dated proxies that Gish receives prior to the vote at the special meeting of Gish shareholders, and that are not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Gish prior to the vote at the special meeting that do not provide direction as to how to vote in regards to the proposal will be voted for approval of the proposal.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Even if you plan to attend the special meeting in person, please take the time to sign and return the enclosed proxy card as described in this joint proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you do attend the special meeting of Gish shareholders and wish to vote in person, you may withdraw your proxy and vote in person.

                      By Order of the Board of Directors,

                      Kelly D. Scott
                      President and Chief Executive Officer
                      Gish Biomedical, Inc.

i

Representations and Warranties of Gish	47
Representations and Warranties of CardioTech	48
Gish's Conduct of Business Prior to the Completion of the Merger	48
CardioTech's Conduct of Business Prior to the Completion of the Merger	50
Certain Pre-Closing Covenants	50
Other Agreements	51
Restrictions on Solicitation of Alternative Acquisition Proposals by Gish	51
Gish's Shareholder Meeting and the Obligation of Gish's Board of Directors to Recommend Approval of the Merger Agreement and Approval of the Merger	52
CardioTech's Stockholder Meeting and Obligation of CardioTech's Board of Directors to Recommend Approval of the Merger	53
Conditions to the Completion of the Merger	54
Termination of the Merger Agreement	56
Expense, Termination Fees and Break-Up Fees	57
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS	59
Overview	59
Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet	60
Unaudited Pro Forma Combined Condensed Consolidated Statement of Income	63
Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements	64
MANAGEMENT OF CARDIOTECH AFTER THE MERGER	67
Directors and Executive Officers	67
Board Committees	68
Executive Compensation	69
Option Grants in Last Fiscal Year	71
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	71
Director Compensation	72
Compensation Committee Interlocks and Insider Participation	72
Related Party Transactions	72
Selling Securityholders	73
CARDIOTECH'S BUSINESS	75
General	75
Medical Industry Background	75
Product In Pre-Clinical	76
Biomaterials	77
Manufacturing	77
Competition	78
Research and Development	78
Uncertainties Related to Human Clinical Trials of CardioTech's Coronary Artery	78
Government Regulation	79
Employees	79
Properties	79
CARDIOTECH SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION	80
CARDIOTECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	83
Results of Operations	83
Liquidity and Capital Resources	85

ii

Recent Accounting Pronouncements	87
Critical Accounting Policies	88
CARDIOTECH PRINCIPAL STOCKHOLDERS	89
GISH'S BUSINESS	90
General	90
Products	90
Government Regulations	93
Research and Development	94
Marketing and Distribution	94
Components and Parts	94
Patents and License	95
Working Capital and Financing of Operations	95
Customer Information	95
Backlog	95
Contracts	95
Competition	96
Environmental Compliance	96
Employees	96
International Operations	96
Legal Proceedings	96
Description of Properties	96
GISH SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION	97
GISH SUPPLEMENTAL FINANCIAL INFORMATION	98
GISH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	99
Liquidity and Capital Resources	101
Critical Acounting Policies	102
GISH PRINCIPAL STOCKHOLDERS	103
CARDIOTECH DIVIDEND INFORMATION	104
DESCRIPTION OF CARDIOTECH CAPITAL STOCK	105
Common Stock	105
Preferred Stock	105
Transfer Agent and Registrar	105
COMPARISON OF RIGHTS OF HOLDERS OF CARDIOTECH COMMON STOCK AND GISH COMMON STOCK	105
EXPERTS	113
LEGAL MATTERS	113
STOCKHOLDER PROPOSALS	113
WHERE YOU CAN FIND MORE INFORMATION	114
Information on CardioTech's Web Sites	116
Information on Gish's Web Sites	116
Annex A—Agreement and Plan of Merger and Reorganization
Annex B—California General Corporation Law Chapter 13 Regarding Dissenters' Rights

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of CardioTech common stock and Gish common stock. This section, however, only provides summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced page for each question.

Q: WHY ARE CARDIOTECH AND GISH PROPOSING THE MERGER?

        A: CardioTech and Gish are proposing the merger because they believe the resulting combined organization will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, access to capital and growth potential than either company could separately achieve. CardioTech and Gish further believe that the merger will provide the opportunity for each company's stockholders to participate in the potential growth of the combined organization following the merger.

        CardioTech and Gish believe that the merger will result in a number of benefits, including:

  •
  the synergies that could be created in combining the research, development and technological strengths of CardioTech and Gish;

  •
  the synergies that could be created in combining the sales and marketing functions of CardioTech and Gish;

  •
  efficiencies created by eliminating certain redundant expenses; and

  •
  improved utilization of Gish's "clean room" facility by CardioTech.

Q: WHAT WILL A GISH SHAREHOLDER RECEIVE IN EXCHANGE FOR GISH COMMON STOCK IN THE MERGER?

        A: If the merger is completed, each Gish shareholder will be entitled to receive 1.3422 shares of CardioTech common stock in exchange for each share of Gish common stock. Cash will be paid in lieu of any fractional share of CardioTech common stock resulting from the exchange of Gish common stock. Regardless of fluctuations in the market prices of CardioTech and Gish common stock, this number will not change between now and the date the merger is completed, but the value of the shares of CardioTech common stock to be received by the Gish shareholders will vary as the market price of CardioTech common stock changes. Based on the market price of CardioTech common stock on January 10, 2003, each share of Gish common stock would have a value of approximately $1.83.

Q: WHAT WILL A GISH OPTION HOLDER RECEIVE IN THE MERGER?

        A: If the merger is completed, each former Gish option holder will have the right to purchase 1.3422 shares of CardioTech common stock for each share of Gish common stock that the option holder could have purchased upon exercise of the Gish stock option prior to the merger.

Q: WHAT PERCENTAGE OF CARDIOTECH WILL THE FORMER GISH SHAREHOLDERS OWN IMMEDIATELY FOLLOWING THE MERGER?

        A: Upon completion of the merger, the former Gish shareholders will own approximately 35% of the outstanding common stock of CardioTech.

Q: WILL GISH SHAREHOLDERS BE ABLE TO TRADE THE CARDIOTECH COMMON STOCK THAT THEY RECEIVE IN THE MERGER?

        A: Yes. CardioTech common stock is listed on the American Stock Exchange under the symbol "CTE." However, unless set forth in this joint proxy statement/prospectus as "selling securityholders," affiliates of Gish will be required to comply with Rule 145 under the Securities Act of 1933 in order to sell the shares of CardioTech common stock they receive in the merger.

Q: WHO WILL BE THE DIRECTORS OF CARDIOTECH FOLLOWING THE MERGER?

        A: Following the merger, the board of directors of CardioTech is expected to consist of five members, of which four are expected to be the existing CardioTech board members. Pursuant to a voting agreement, for the three years after the effective date of the merger, Asset Value Fund Limited Partnership, a significant Gish shareholder, has agreed that it will nominate no more than one person to serve on the board of directors of CardioTech.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

        A: CardioTech and Gish are working to complete the merger as promptly as possible. The completion of the merger, however, is subject to the satisfaction of a number of conditions. Assuming the timely satisfaction of these conditions, CardioTech and Gish hope to complete the merger in the first calendar quarter of 2003.

Q: WHAT SHAREHOLDER APPROVALS ARE NEEDED TO COMPLETE THE MERGER?

        A: For CardioTech, holders of a majority of the outstanding shares of CardioTech common stock present or represented by proxy at the special meeting must approve the issuance of CardioTech common stock in connection with the merger.

        For Gish, holders of a majority of the outstanding shares of Gish common stock must approve the merger agreement and approve the merger.

Q: WHAT DO I NEED TO DO NOW?

        A: After carefully reading and considering the information contained in and incorporated into this joint proxy statement/prospectus, please submit your proxy card according to the instructions on the enclosed proxy card as soon as possible. Unless you submit a proxy card or attend the special meeting and vote in person, your shares will not be represented or voted at the meeting.

Q: CAN I, AS A CARDIOTECH STOCKHOLDER, SUBMIT MY PROXY BY TELEPHONE OR OVER THE INTERNET?

        A: If you hold your shares through a bank or brokerage firm, you may be able to submit your proxy by telephone or over the Internet. You should refer to the proxy card included with your materials for instructions about how to vote. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

Q: IF MY SHARES OF CARDIOTECH COMMON STOCK ARE HELD IN "STREET NAME" BY MY BANK OR BROKER, WILL MY BANK OR BROKER VOTE MY SHARES FOR ME?

        A: Your bank or broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker.

        Without instructions from you on how to vote your shares, your bank or broker will not have discretionary authority to vote your shares on the matters currently proposed to be presented at the special meeting. As a result, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum at the CardioTech special meeting. However, a broker non-vote will not be entitled to vote on the proposal to approve the issuance of CardioTech common stock in the merger, and thus a broker non-vote will not be counted for any purpose in determining whether this proposal has been approved.

Q: IF I AM A CARDIOTECH STOCKHOLDER, WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

        A: You may change your vote at any time before your proxy is voted at the CardioTech special meeting. There are three ways for you to do this:

  •
  by delivering to the clerk of CardioTech a signed notice that you wish to revoke your proxy;

  •
  by delivering to the clerk of CardioTech a signed and later-dated proxy; or

  •
  by attending the CardioTech special meeting and voting in person.

        If your shares are held in "street name" by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank's or broker's instructions to change your vote.

Q: CAN I, AS A GISH SHAREHOLDER, SUBMIT MY PROXY BY TELEPHONE OR OVER THE INTERNET?

        A: If you hold your shares through a bank or brokerage firm, you may be able to submit your proxy by telephone or over the Internet. You should refer to the proxy card included with your materials for instructions about how to vote. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

Q: IF MY SHARES OF GISH COMMON STOCK ARE HELD IN "STREET NAME" BY MY BANK OR BROKER, WILL MY BANK OR BROKER VOTE MY SHARES FOR ME?

        A: Your bank or broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker.

        Without instructions from you on how to vote your shares, your bank or broker will not have discretionary authority to vote your shares on the matters currently proposed to be presented at the special meeting. As a result, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum at the Gish special meeting. However, a broker non-vote will not be entitled to vote on the proposal to approve the merger agreement and the merger contemplated thereby, and thus a broker non-vote will have the same effect as a vote against this proposal.

Q: IF I AM A GISH SHAREHOLDER, WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

        A: You may change your vote at any time before your proxy is voted at the Gish special meeting. There are three ways for you to do this:

  •
  by delivering to the secretary of Gish a signed notice that you wish to revoke your proxy;

  •
  by delivering to the secretary of Gish a signed and later-dated proxy; or

  •
  by attending the Gish special meeting and voting in person.

        If your shares are held in "street name" by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank's or broker's instructions to change your vote.

Q: WHAT HAPPENS IF I DO NOT VOTE?

        A: If you are an CardioTech stockholder and you do not submit a proxy card or vote at the special meeting of CardioTech stockholders, your shares will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of the proposal to approve the issuance of CardioTech common stock in the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted for purposes of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against the issuance of CardioTech common stock in the merger.

        If you are a Gish shareholder and you do not submit a proxy card or vote at the special meeting of Gish shareholders, your shares will not be counted as present for purposes of determining a quorum and will have the same effect as a vote against approval of the merger agreement and the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted for purposes of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against approval of the merger agreement and the merger.

Q: SHOULD GISH SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

        A: No. After the merger is completed, CardioTech will send you written instructions for exchanging your Gish stock certificates for CardioTech stock certificates.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

        A: If you have any questions about the merger or any related transaction, please call the investor relations department at CardioTech at (781) 933-4772 or at Gish at (949) 635-6200. You may also obtain additional information about CardioTech or Gish from documents filed with the Securities and Exchange Commission without charge by following the instructions in the section entitled "Where You Can Find More Information."

SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the merger. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Cautionary Information Regarding Forward-Looking Statements" in this document.

        This joint proxy statement/prospectus contains trademarks, tradenames, service marks and service names of CardioTech, Gish and other companies.

THE COMPANIES

CARDIOTECH INTERNATIONAL, INC.

        CardioTech International, Inc., a Massachusetts corporation, operating since 1993, specializes in developing and manufacturing small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes that has been demonstrated to be biocompatible and non-toxic. Vascular grafts are used to replace, bypass or provide a new lining or arterial wall for occluded, damaged, dilated or severely diseased arteries. CardioTech is developing a layered microporous coronary artery bypass graft tradenamed CardioPass.

GISH ACQUISITION CORP.

        Gish Acquisition Corp. is a wholly-owned subsidiary of CardioTech that was recently incorporated in Delaware solely for the purpose of effecting the merger. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as CardioTech.

GISH BIOMEDICAL, INC.

        Gish Biomedical, Inc., a California corporation, maintains its principal executive offices at 22942 Arroyo Vista, California 92688. Gish was founded in 1976 to design, produce and market innovative specialty surgical devices. Gish's products are single-use disposable products or have a disposable component. Gish's products include devices for use in cardiac surgery, myocardial management, infusion therapy, and post-operative blood salvage.

SUMMARY OF THE MERGER

        If the merger is completed, Gish Acquisition Corp. will merge with and into Gish. Gish will become a wholly-owned subsidiary of CardioTech, and Gish shareholders will become CardioTech stockholders.

        As a result of the merger, each share of Gish common stock will be converted into the right to receive 1.3422 shares of CardioTech common stock. Cash will be paid for any fractional share of CardioTech common stock that would otherwise be issued in connection with the merger. Each share of CardioTech common stock outstanding prior to the merger will be unaffected by the merger. The 1.3422 shares of CardioTech common stock that Gish shareholders will receive in the merger is a fixed number. Regardless of fluctuations in the market prices of CardioTech and Gish common stock, this number will not change between now and the date the merger is completed, but the value of the shares of CardioTech common stock to be received by the Gish shareholders may vary if the market price of CardioTech common stock changes.

        Gish shareholders will receive shares of CardioTech common stock representing approximately 35% of the total number of shares of CardioTech common stock outstanding following the merger, based on shares outstanding on January 10, 2003. On January 20, 2003, the record date, CardioTech common stock closed at $1.30 per share on the American Stock Exchange.

        Upon completion of the merger, CardioTech will assume all outstanding options to purchase Gish common stock. Each option to purchase Gish common stock outstanding immediately prior to the effective time of the merger will become an option to purchase, on the same terms, 1.3422 shares of CardioTech common stock for each share of Gish common stock for which the option was exercisable, with the option price to be adjusted accordingly.

        We have attached the merger agreement, which is the legal document that governs the merger, as Annex A to this joint proxy statement/prospectus. We encourage you to read it carefully.

RISKS ASSOCIATED WITH CARDIOTECH AND THE MERGER

        The merger (including the possibility that the merger may not be completed) poses a number of risks to each company and its respective stockholders. In addition, the shares of CardioTech common stock to be issued to Gish shareholders in connection with the merger will be subject to various risks associated with the combined businesses of CardioTech and Gish. These risks are discussed in detail under the caption "Risk Factors". CardioTech and Gish both encourage you to read and consider all of these risks carefully.

VOTE OF CARDIOTECH STOCKHOLDERS REQUIRED

        The approval of the issuance of CardioTech common stock in the merger requires the affirmative vote of holders of a majority of the shares of CardioTech common stock represented in person or by proxy entitled to vote at the special meeting of CardioTech stockholders at which a quorum is present to vote for the proposal. As of the record date, there were 9,132,489 shares of CardioTech common stock outstanding and entitled to vote. Michael Szycher, the Chairman and Chief Executive Officer of CardioTech, who held approximately 3.3% of CardioTech's total outstanding shares of common stock on the record date, has committed to vote his shares of CardioTech common stock in favor of the issuance of CardioTech common stock in the merger.

RECOMMENDATION OF THE CARDIOTECH BOARD OF DIRECTORS

        The CardioTech board of directors has determined that the merger and the issuance of CardioTech common stock in the merger are in the best interests of CardioTech, and has recommended that CardioTech stockholders vote FOR approval of the issuance of CardioTech common stock in the merger.

VOTE OF GISH SHAREHOLDERS REQUIRED

        The approval of the merger agreement and the merger requires the affirmative vote of a majority of holders of the shares of Gish common stock entitled to vote at the special meeting of Gish shareholders. As of the record date, there were approximately 3,592,145 shares of Gish common stock outstanding and entitled to vote.

RECOMMENDATION OF THE GISH BOARD OF DIRECTORS

        The Gish board of directors has determined that the merger agreement and the merger are in the best interests of Gish and has recommended that Gish's shareholders vote FOR approval of the merger agreement and the merger contemplated thereby.

VOTING AGREEMENTS OF MAJOR GISH SHAREHOLDERS

        In connection with the merger, Asset Value Fund Limited Partnership and Asset Value Management, Inc. entered into a voting agreement in favor of CardioTech pursuant to which they agreed, on behalf of themselves and their affiliates, among other things, (1) to vote their shares of CardioTech common stock in favor of each and every management nominee in any election of directors of CardioTech and not vote or take any action, directly or indirectly, as a stockholder of CardioTech, which would have the effect of removing any member of the CardioTech board of directors from office, and (2) in the aggregate, they shall nominate no more than one (1) person to serve on the Board of Directors of CardioTech board of directors. The above restrictions apply for a three year period commencing upon the effective date of the merger.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

        As you consider the recommendations of the CardioTech and Gish boards of directors, you should be aware that certain CardioTech and Gish directors, officers and other stockholders have interests regarding the merger agreement and merger that may be different from, or in addition to, your interests.

        For example, Asset Value Fund Limited Partnership, a significant Gish shareholder, entered into a voting agreement in which they agreed to vote their shares of CardioTech common stock in favor of each and every management nominee in any election of directors of CardioTech and not to vote or take any action, directly or indirectly, as a stockholder of CardioTech, which would have the effect of removing any member of the Cardiotech board of directors from office, and in the aggregate, not to nominate more than one person to serve on the CardioTech board of directors. The above restrictions apply for a three year period commencing upon the effective date of the merger.

        In 2002, CardioTech granted each director an option to purchase 27,370 shares of CardioTech common stock. In addition, the compensation committee has historically provided that in the event of a transaction consummated by CardioTech in which CardioTech issues shares of common stock in a financing or in an acquisition, Dr. Szycher will have the right to receive options to purchase shares of common stock in an amount equal to approximately 17% of the shares issued in the transaction at an exercise price equal to the price paid for the shares or value in the acquisition. Accordingly, Dr. Szycher, therefore, will be granted an option to receive additional shares in the event that the merger is consummated.

        Kelly D. Scott, the President of Gish, will be employed by CardioTech after the completion of the merger. As of the date of this joint proxy statement/prospectus, CardioTech is negotiating the terms of Mr. Scott's new employment agreement. All Gish stock options held by Mr. Scott and the other directors and officers of Gish will accelerate upon the completion of the merger.

        Also, for services rendered in connection with the negotiation and execution of the merger agreement, Gish agreed to pay to T.R. Winston & Company, Inc. a fee of $100,000. John W. Galuchie, Jr. is both the Chairman of the Board of Directors of Gish and the President of T.R. Winston & Company. T.R. Winston & Company is also affiliated with Asset Value Fund Limited Partnership, which beneficially owns approximately 590,400 shares of Gish common stock. Mr. Galuchie is also Treasurer and Secretary of Asset Value Management, Inc., the sole general partner of Asset Value Fund Limited Partnership.

        On December 31, 2002, the directors and executive officers of Gish held outstanding stock options to purchase an aggregate of 335,000 shares of Gish common stock. Under Gish's Amended 1997 Stock Incentive Plan and Non-qualified Stock Option Agreement with Mr. Scott, all outstanding, unvested options or other awards, including all options and awards granted to the directors and executive officers of Gish, will accelerate and become fully exercisable upon the occurrence of a change of control of

Gish. For purposes of the Amended 1997 Stock Incentive Plan and Non-qualified Stock Option Agreement, the merger will constitutue a change of control of Gish. See "The Merger Agreement—Gish Options" for a description of the treatment of outstanding Gish stock options upon completion of the merger.

        Upon completion of the merger and the issuance of CardioTech common stock, based on the number of shares of common stock of CardioTech and Gish outstanding on January 20, 2003, the directors and executive officers of Gish are expected to, beneficially own approximately 11% of the outstanding shares of CardioTech common stock, calculated on the basis set forth under the heading "Gish Principal Stockholders." All Gish options held by the directors, officers and employees of Gish will accelerate upon the completion of the merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

        CardioTech and Gish expect to complete the merger when all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of certificates of merger with the Secretary of States of Delaware and California.

        CardioTech and Gish are working toward satisfying the conditions to the merger, and hope to complete the merger as soon as practicable following the special meetings of their respective stockholders.

RESTRICTIONS ON SOLICITATION OF ALTERNATIVE TRANSACTIONS BY GISH

        Under the terms of the merger agreement, Gish may not solicit, initiate or, subject to limited exceptions, engage in discussions or negotiations with, or provide material inside information to, any third party regarding any type of extraordinary transactions, including a merger, business combination or sale of a material amount of assets or capital stock.

CONDITIONS TO THE COMPLETION OF THE MERGER

        CardioTech's and Gish's obligations to complete the merger are subject to certain conditions described under "The Merger Agreement—Conditions to the Completion of the Merger."

TERMINATION OF THE MERGER AGREEMENT AND PAYMENT OF CERTAIN TERMINATION FEES

        CardioTech and Gish may terminate the merger agreement by mutual agreement and under certain other circumstances.

        CardioTech and Gish have agreed that if the merger agreement is terminated under certain circumstances, described in "Termination of the Merger Agreement," the non-terminating party will pay the terminating party $100,000; except in the event of a superior proposal termination, where Gish will pay CardioTech $100,000. The merger agreement also provides that if either party accepts an offer for the sale, merger or exchange of any of its shares or the sale of all or substantially all of its assets, subject to certain conditions, such selling party will pay the non-selling party 5% of the total consideration of the offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        Counsel to CardioTech and Gish have delivered opinions, based on factual representations made by CardioTech and Gish, that, subject to customary conditions, limitations and qualifications, the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986. Accordingly, no gain or loss is expected to be recognized by the Gish shareholders upon exchange of their common stock in the merger (except with respect to any cash received in lieu of a fractional share). You should carefully review the summary of the material United States federal income tax consequences set forth in this joint proxy statement/prospectus and consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

ACCOUNTING TREATMENT OF THE MERGER

        The merger will be accounted for as an acquisition using the purchase method of accounting, pursuant to which CardioTech will be treated as the acquiring entity.

DISSENTERS' RIGHTS

        Under California law, Gish shareholders who do not vote for the approval of the merger agreement and the merger may be entitled to certain dissenters' rights. Gish shareholders who properly exercise and preserve their dissenters' rights under California law may be entitled to receive payment in cash for the fair market value of their shares of Gish common stock.

        The entire text of the California statute governing dissenters' rights is attached to this joint proxy statement/prospectus as Annex B. A Gish shareholder's failure to comply with the procedures described in Annex B will result in the loss of his or her dissenter's rights. Gish shareholders are urged to carefully read the text of the California statute governing dissenters' rights.

        As a condition to the performance by CardioTech of its obligations under the merger agreement, holders of no more than 5% of Gish common stock may have elected to exercise dissenters' rights.

        CardioTech stockholders are not entitled to any dissenters' or appraisal rights in connection with the merger.

EXCHANGE OF GISH STOCK CERTIFICATES

        If the merger is completed, Gish shareholders will receive a transmittal letter from the exchange agent in the merger instructing Gish shareholders on how to exchange their Gish stock certificates for CardioTech stock certificates. Gish shareholders should not send any stock certificates until they have received this instruction letter. If there are any questions, Gish shareholders may contact CardioTech's transfer agent, American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, New York 10038. Gish shareholders should not contact American Stock Transfer & Trust Company with questions about the exchange of certificates or the merger until after the merger has been completed.

REGULATORY APPROVALS

        CardioTech and Gish do not believe that the merger is subject to the reporting obligations, statutory waiting periods or other approvals of any government agency.

TRANSFERABILITY OF CARDIOTECH COMMON STOCK

        All shares of CardioTech common stock received by Gish shareholders in the merger will be freely transferable unless you are deemed to be an affiliate of Gish under the Securities Act of 1933 and are not listed in this joint proxy statement/prospectus as a "selling securityholder." Unless set forth in this joint proxy statement/prospectus as a "selling securityholder," a Gish affiliate at the time the merger is submitted to the Gish shareholders for vote may only sell shares of CardioTech common stock received in connection with the merger pursuant to Rule 145 of the Securities Act of 1933 or pursuant to a registrations statement or exemption from the requirements of the Securities Act of 1933.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICES

        CardioTech common stock has been trading on the American Stock Exchange under the symbol "CTE" since June 1996.

        As of December 31, 2002, CardioTech estimates that there were approximately 4,012 holders of record of CardioTech common stock.

        Gish common stock has been trading on the NASDAQ SmallCap Market under the symbol "GISH." As of December 31, 2002, Gish estimates that there were approximately 217 holders of record of Gish capital stock.

        The following tables present, for the periods indicated, the high and low sale prices per share of CardioTech and Gish common stock as reported by the American Stock Exchange for CardioTech and the NASDAQ SmallCap Market for Gish:

CARDIOTECH

Quarter ended	High	Low
Fiscal 2001
June 30, 2000	$3.25	$1.19
September 30, 2000	$3.50	$1.38
December 31, 2000	$3.63	$0.63
March 31, 2001	$1.56	$0.75
Fiscal 2002
June 30, 2001	$1.43	$0.85
September 30, 2001	$2.20	$1.00
December 31, 2001	$3.50	$1.30
March 31, 2002	$2.20	$1.21
Fiscal 2003
June 30, 2002	$1.93	$1.10
September 30, 2002	$1.79	$1.21
December 31, 2002	$1.45	$1.23

GISH

Quarter ended	High	Low
Fiscal 2001
September 30, 2000	$2.55	$2.13
December 31, 2000	$2.25	$0.81
March 31, 2001	$1.94	$0.84
June 30, 2001	$1.57	$1.00
Fiscal 2002
September 30, 2001	$1.13	$0.78
December 31, 2001	$1.00	$0.76
March 31, 2002	$0.93	$0.51
June 30, 2002	$0.63	$0.37
Fiscal 2003
September 30, 2002	$0.42	$0.11
December 31, 2002	$1.74	$1.51

        The following table presents the per share closing price of CardioTech common stock on the American Stock Exchange and Gish common stock on the NASDAQ SmallCap Market on October 24, 2002 (the last completed trading day prior to the signing of the merger agreement), October 25, 2002 (the last completed trading day prior to the announcement of the merger agreement), and on            (the last practicable trading day prior to the printing of this joint proxy statement/prospectus). The following table also sets forth the equivalent prices per share of Gish common stock. The equivalent price per share of Gish common stock is equal to the closing price of a share of CardioTech common stock on the applicable date multiplied by 1.3422, the number of shares of CardioTech common stock to be issued in the merger in exchange for each share of Gish common stock. The equivalent per share prices reflect the market value of CardioTech common stock that Gish shareholders would receive for each share of Gish common stock if the merger had been completed on the specific dates.

	CardioTech Common Stock	Gish Common Stock	Equivalent Price Per Share of Gish Common Stock
October 24, 2002	$1.52	$0.55	$2.04
October 25, 2002	$1.59	$0.55	$2.13
January 29, 2003	$1.18	$1.36	$1.58

        The foregoing tables show only historical comparisons. These comparisons may not provide meaningful information to Gish shareholders in determining whether to approve the merger agreement and the merger or to CardioTech stockholders in determining whether to approve the issuance of CardioTech common stock in the merger. Because the number of shares of CardioTech common stock to be issued to the holders of Gish common stock is fixed, changes in the market price of CardioTech common stock will affect the dollar value of CardioTech common stock to be received by Gish shareholders in the merger. Gish shareholders are urged to obtain current market quotations for CardioTech common stock, and to review carefully the other information contained in this joint proxy statement/prospectus, prior to considering whether to approve the merger agreement and the merger.

        Following the merger, CardioTech common stock will continue to be listed on the American Stock Exchange and there will be no further market for Gish's common stock.

DIVIDENDS

        To date, neither CardioTech nor Gish has ever declared or paid cash dividends. The merger agreement prohibits Gish from paying any dividends on Gish common stock before the completion of the merger with CardioTech. See "The Merger Agreement."

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, and the documents incorporated by reference herein, contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of CardioTech's, Gish's or the combined company's financial condition, operations, plans, objectives and performance. For example, when statements are made about the merger, such as anticipated cost savings or restructuring charges associated with the merger, these statements are forward-looking. The words "believe," "expect," "anticipate," "estimate," "hope" or similar expressions are also used to indicate forward-looking statements. Many possible events or factors, such as the risks set forth in the section captioned "Risk Factors," could affect the actual future financial results and performance of CardioTech, Gish and the combined company after the merger. These event, factors and risks could cause actual results or performance to differ materially from those expressed in the forward-looking statements contained in this joint proxy statement/prospectus. You should consider these risks, together with the risks set forth in the section captioned "Risk Factors," when you vote.

RISK FACTORS

        In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, CardioTech stockholders and Gish shareholders should consider the following risk factors in evaluating whether to vote for the approval of the issuance of CardioTech common stock in the merger and the approval of the merger agreement and the merger, respectively. Additional risks and uncertainties not currently known to CardioTech and Gish, or that are not currently believed to be important to CardioTech and Gish stockholders, if they materialize, also may adversely affect the merger and CardioTech and Gish as a combined organization.

RISKS RELATED TO THE MERGER

        GISH SHAREHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF CARDIOTECH COMMON STOCK IN THE MERGER, NOT A FIXED VALUE, AND NO ADJUSTMENT TO THE EXCHANGE RATIO WILL BE MADE AS A RESULT OF CHANGES IN THE MARKET PRICE OF CARDIOTECH COMMON STOCK OR GISH COMMON STOCK PRIOR TO COMPLETION OF THE MERGER. ACCORDINGLY, THE VALUE OF THE CARDIOTECH COMMON STOCK RECEIVED BY GISH'S SHAREHOLDERS IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE COMPLETION OF THE MERGER.

        Upon completion of the merger, each share of Gish common stock will be exchanged for 1.3422 of a shares of CardioTech common stock. The exchange ratio will not change even if the market price of CardioTech common stock or Gish common stock fluctuates. In addition, neither party may withdraw from the merger and Gish may not resolicit the vote of its shareholders, solely because of changes in the market price of CardioTech common stock. The specific dollar value of CardioTech common stock that Gish shareholders will receive upon completion of the merger will depend on the market price of CardioTech common stock at that time. The market price of CardioTech common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or the current market price. Additionally, Gish shareholders will not know the exact value of CardioTech common stock to be issued to Gish shareholders in the merger at the time of the special meeting of Gish's shareholders. The market price of CardioTech common stock has been and may continue to be volatile. For example, from December 31, 2001 to December 31, 2002, CardioTech common stock traded as high as 2.20 per share and as low as 1.10 per share. Gish shareholders are urged to obtain recent market quotations for CardioTech and Gish common stock.

CARDIOTECH AND GISH MAY NOT REALIZE THE BENEFITS THEY EXPECT FROM THE MERGER.

        The integration of Gish's business, products and personnel into CardioTech will be complex and time-consuming and may disrupt the business of the combined organization. The combined organization will need to overcome significant challenges in order to realize the expected benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including integrating Gish's operations and technologies into CardioTech's, retaining and assimilating key Gish personnel, coordinating each Company's research and development and sales and marketing efforts with those of each other, utilizing Gish's clean room facilities and creating uniform standards, controls, procedures, policies and information systems.

        The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

  •
  the potential disruption of the combined organization's ongoing business and distraction of its management from the day-to-day operations of the combined organization;

  •
  the expected costs associated with integrating Gish's business with CardioTech;

  •
  the potential strain on the combined organization's financial and managerial controls and reporting systems and procedures;

  •
  unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies

  •
  the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel; and

  •
  potential unknown liabilities associated with the merger and the operations of the combined organization.

        The combined organization may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to integrate the operations, technology and personnel of CardioTech and Gish successfully, or any significant delay in achieving integration, could have a material adverse effect on the combined organization after the merger and, as a result, on the market price of CardioTech common stock.

INTEGRATING THE COMPANIES MAY RESULT IN SUBSTANTIAL COSTS.

        CardioTech may incur significant costs integrating CardioTech and Gish into a single business. These costs may include costs for:

  •
  employee redeployment;

  •
  conversion of information systems;

  •
  combination of teams and processes in various functional areas.

CARDIOTECH'S GROSS MARGIN AND NET INCOME MAY BE NEGATIVELY AFFECTED IF CARDIOTECH IS NOT ABLE TO FULLY UTILIZE, OR REDUCE THE EXPENSES OF, GISH'S FACILITY.

        Customer demand for Gish's products has not historically been adequate to allow Gish to utilize the clean room facility's full capacity and, as a result, Gish has incurred substantial negative cash flow associated with the facility. If CardioTech and Gish are not able to increase the utilization of the facility, identify new customers for Gish's products, expand orders from current customers, utilize it for CardioTech's products or reduce expenses at the facility, then CardioTech could incur negative cash flow. If CardioTech attempts to shift production of any of CardioTech's current products to the Gish facility, CardioTech may incur costs, such as costs associated with qualifying the facility with customers.

AS A RESULT OF THE MERGER, CARDIOTECH WILL BE A LARGER AND BROADER ORGANIZATION, AND IF CARDIOTECH'S MANAGEMENT IS UNABLE TO MANAGE THE COMBINED ORGANIZATION, ITS OPERATING RESULTS WILL SUFFER.

        As a result of the merger, CardioTech will acquire approximately 116 employees based at Gish's headquarters in Rancho Santa Margarita, California. As a result, CardioTech will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on CardioTech after the merger and, as a result, on the market price of CardioTech's common stock.

THE MERGER COULD CAUSE GISH TO LOSE KEY PERSONNEL, WHICH COULD MATERIALLY AFFECT THE COMBINED ORGANIZATION'S BUSINESS AND RESULT IN SUBSTANTIAL COSTS TO RECRUIT REPLACEMENTS FOR LOST PERSONNEL.

        As a result of Gish's change in ownership, current and prospective Gish employees may experience uncertainty about their future roles within the combined organization. This uncertainty may adversely affect the ability of Gish to attract and retain key management, sales, marketing and technical personnel. In addition, in connection with the merger, current employees of Gish will be entitled to acceleration of vesting of stock options, which may adversely affect the ability of CardioTech to retain such employees following the merger. Any failure to attract and retain key personnel could have a material adverse effect on the businesses of Gish and CardioTech.

FAILURE TO COMPLETE THE MERGER MAY RESULT IN CARDIOTECH OR GISH PAYING A TERMINATION FEE TO THE OTHER. SUCH A FAILURE COULD ALSO RESULT IN A DECREASE IN THE MARKET PRICE OF CARDIOTECH COMMON STOCK OR GISH COMMON STOCK AND COULD RESULT IN EACH COMPANY NEVERTHELESS INCURRING LEGAL AND ACCOUNTING FEES.

  •
  If the merger is not completed, CardioTech and Gish may be subject to a number of material risks, including:

  •
  if the merger agreement is terminated under certain circumstances described in the merger agreement, CardioTech or Gish will be required to pay the other party a termination fee of up to $100,000 or up to 5% of any consideration received in a merger or sale of assets if an offer is accepted from a third party;

  •
  the market price of CardioTech common stock or Gish common stock may decline to the extent that their respective current prices reflect a market assumption that the merger will be completed; and

  •
  CardioTech's and Gish's costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed.

        In addition, if the merger agreement is terminated and Gish's board of directors determines that Gish's best interest would be served by seeking another merger or business combination, there can be no assurance that Gish will be able to find another party willing to pay an equivalent or more attractive price than the price CardioTech has agreed to pay in the merger.

THE MARKET PRICE OF CARDIOTECH COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

        The market price of CardioTech common stock may decline as a result of the merger if:

  •
  the integration of Gish's business is unsuccessful;

  •
  CardioTech does not achieve the expected benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

  •
  the effect of the merger on financial results is not consistent with the expectations of financial analysts or investors.

CHARGES TO EARNINGS RESULTING FROM THE APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING MAY ADVERSELY AFFECT THE MARKET VALUE OF CARDIOTECH COMMON STOCK FOLLOWING THE MERGER.

        In accordance with accounting principles generally accepted in the United States, CardioTech will account for the merger using the purchase method of accounting. The combined organization will allocate the total estimated purchase price to Gish's assets and liabilities based on their fair values as of the date of completion of the merger, and record the excess of the purchase price if any over those fair values as goodwill. CardioTech will incur additional amortization expenses over the estimated useful lives of certain of the intangible assets acquired in connection with the merger, which are, based on preliminary estimates, expected to be approximately $440,000 in total, resulting in additional amortization expense of approximately $63,000 on an annual basis over the next 5 to 10 years. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, CardioTech may be required to incur material charges relating to the impairment of those assets.

SOME OF THE EXECUTIVE OFFICERS AND DIRECTORS OF CARDIOTECH AND GISH HAVE CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEM TO SUPPORT OR APPROVE THE MERGER.

        Some of CardioTech's and Gish's executive officers and directors may have been influenced to approve the merger because of arrangements that provide them with interests in the merger that are different from, or are in addition to, the interests of CardioTech and Gish stockholders in the merger. For a more complete description of the interests of CardioTech's and Gish's executive officers and directors, see the sections entitled "The Merger".

RISKS RELATED TO CARDIOTECH'S BUSINESS

CARDIOTECH'S OPERATING RESULTS FLUCTUATE SIGNIFICANTLY BECAUSE OF A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND ITS CONTROL.

        CardioTech's operating results may fluctuate significantly. Some of the factors that may affect its quarterly and annual results are:

  •
  the reduction, rescheduling or cancellation of product orders and development and design services requested by customers;

  •
  fluctuations in timing and amount of customer requests for product shipments;

  •
  the cyclical nature of the medical equipment industry;

  •
  fluctuations in its manufacturing yields and yield losses;

  •
  availability of production capacity;

  •
  changes in the mix of products and design and development services that its customers purchase;

  •
  competitive pressures on selling prices;

  •
  the amount and timing of costs associated with product warranties and returns;

  •
  the amount and timing of investments in research and development;

  •
  changes in its product distribution channels and the timeliness of receipt of distributor resale information;

  •
  the impact of vacation schedules and holidays, largely during the second and third fiscal quarters of its fiscal year; and

  •
  difficulties in forecasting demand for its products and the planning and managing of inventory levels.

        As a result of these factors, many of which are difficult to control or predict, as well as the other risk factors discussed in this joint proxy statement/prospectus, CardioTech may experience material adverse fluctuations in its future operating results on a quarterly or annual basis.

THE MEDICAL DEVICE INDUSTRY IS CYCLICAL, AND AN INDUSTRY DOWNTURN COULD ADVERSELY AFFECT CARDIOTECH'S OPERATING RESULTS.

        Business conditions in the medical device industry have rapidly changed between periods of strong and weak demand. The industry is characterized by:

  •
  periods of overcapacity and production shortages;

  •
  cyclical demand for products;

  •
  changes in product mix in response to changes in demand of products;

  •
  variations in manufacturing costs and yields;

  •
  rapid technological change and the introduction of new products by customers;

  •
  price erosion; and

  •
  expenditures for product development.

        These factors could harm CardioTech's business and cause its operating results to suffer.

THE FAILURE TO COMPLETE DEVELOPMENT OF CARDIOTECH'S MEDICAL TECHNOLOGY, OBTAIN GOVERNMENT APPROVALS, INCLUDING REQUIRED FDA APPROVALS, OR TO COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD DELAY OR LIMIT INTRODUCTION OF CARDIOTECH'S PROPOSED PRODUCTS AND RESULT IN FAILURE TO ACHIEVE REVENUES OR MAINTAIN CARDIOTECH'S ONGOING BUSINESS.

        CardioTech's research and development activities, the manufacture and marketing of its intended coronary artery bypass graft product is subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving clearance from the Food and Drug Administration ("FDA") to market its proposed graft, CardioTech will have to demonstrate that its grafts are safe and effective on the patient population. While CardioTech has done some preliminary animal trials and have seen acceptable results, there can be no assurance that acceptable results will be obtained in human trials. Clinical trials, manufacturing and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval of the coronary artery bypass graft can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

        In order to be commercially viable, CardioTech must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute its grafts. For each device incorporating its artificial grafts, CardioTech must successfully meet a number of critical developmental milestones, including:

  •
  demonstrate benefit from the use of CardioTech's grafts in various contexts such as coronary artery bypass surgery:

  •
  demonstrate through pre-clinical and clinical trials that CardioTech's grafts are safe and effective: and

  •
  establish a viable good manufacturing process capable of potential scale-up.

        The time-frame necessary to achieve these developmental milestones may be long and uncertain, and CardioTech may not successfully complete these milestones for any of its intended products in development.

        In order to conduct clinical trials that are necessary to obtain approval by FDA to market a product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because CardioTech or its clinical investigators do not follow the FDA's requirements for conducting clinical trials. If CardioTech is unable to receive clearance to conduct clinical trials or the trials are halted by the FDA, CardioTech would not be able to achieve any revenue from such product as it is illegal to sell any medical device for human consumption without FDA approval.

CARDIOTECH HAS INCURRED SUBSTANTIAL OPERATING LOSSES AND RISKS NEVER GENERATING ANY MEANINGFUL REVENUE OR EARNING ANY PROFITS.

        CardioTech has had sales of $1,523,000 for the six months ended September 30, 2002 and CardioTech incurred losses aggregating $525,000 in the same period. An investor in CardioTech's shares must assume the risk that CardioTech will never be profitable. None of CardioTech's coronary artery graft products and technologies have ever been utilized on a commercial basis. CardioTech's ability to generate enough revenues to achieve profits will depend on a variety of factors, many of which are outside its control, including:

  •
  size of market,

  •
  competition and other solutions,

  •
  extent of patent and intellectual property protection afforded to its products,

  •
  cost and availability of raw material and intermediate component supplies,

  •
  changes in governmental (including foreign governmental) initiatives and requirements,

  •
  changes in domestic and foreign regulatory requirements,

  •
  costs associated with equipment development, repair and maintenance, and

  •
  the ability to manufacture and deliver products at prices that exceed CardioTech's costs.

        Even if at some point CardioTech begins to generate significant revenues, its ability to record net income will be impacted adversely to the extent of $83,000 annually by non-cash charges of amortization of intangible assets, in addition to other costs.

CARDIOTECH'S MARKETS ARE SUBJECT TO TECHNOLOGICAL CHANGE AND CARDIOTECH'S SUCCESS DEPENDS ON ITS ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS PRIMARILY IN CARDIOTHORACIC SURGERY.

        The cardiothoracic market for CardioTech's products are characterized by:

  •
  changing technologies;

  •
  changing customer needs;

  •
  frequent new product introductions and enhancements;

  •
  increased integration with other functions; and

  •
  product obsolescence.

        To develop new products and designs for its cardiothoracic market, CardioTech must develop, gain access to and use leading technologies in a cost effective and timely manner and continue to expand its technical and design expertise. Failure to do so could cause CardioTech to lose its competitive position and seriously impact its future revenues.

CARDIOTECH HAS LIMITED MANUFACTURING EXPERIENCE AND ONCE ITS PRODUCTS ARE APPROVED, IT MAY NOT BE ABLE TO MANUFACTURE SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST.

        CardioTech remains in the research and development phase of its arterial grafts. Accordingly, once CardioTech's products are approved for commercial sale CardioTech will need to establish the capability to commercially manufacture its product(s) in accordance with FDA and other regulatory requirements. CardioTech has limited experience in establishing, supervising and conducting commercial manufacturing. If CardioTech fails to adequately establish, supervise and conduct all aspects of the manufacturing processes, it may not be able to commercialize its products. CardioTech does not presently own manufacturing facilities necessary to provide clinical or commercial quantities of CardioTech's intended products. If the merger is approved, CardioTech may be able to have manufacturing capabilities at the Gish facilities.

        CardioTech presently relies on a third party contractor, Credent Vascular Technologies Ltd., to manufacture all of its grafts for CardioTech's limited use. This exposes CardioTech to the risk of not being able to directly oversee the production and quality of the manufacturing process. This supplier has been late in supplying CardioTech with grafts that CardioTech ordered for the proposed clinical trials. This foreign contractor, may experience regulatory compliance difficulty, mechanic shut downs, employee strikes, or any other unforeseeable acts that may delay production. Furthermore, Credent has developed an expertise in the manufacturing process and with the machinery that may not get transferred to CardioTech which may delay or adversely effect CardioTech's business. Pursuant to an agreement, CardioTech has requested that Credent act in good faith to transfer the technology to CardioTech in exchange for payment of personnel time plus 40% uplift.

CARDIOTECH'S ABILITY TO GROW AND SUSTAIN GROWTH LEVELS MAY BE ADVERSELY AFFECTED BY THE RECENT SLOWDOWN IN THE U.S. ECONOMY.

        Due to the recent decrease in corporate profits, capital spending and consumer confidence, CardioTech has experienced weakness in certain of its end markets. CardioTech is primarily susceptible when clients stop placing orders for it to build prototypes or develop certain specialized medical device through its subsidiary CDT. The medical commercial markets, including bio-medical research and development and medical devices manufacturing, have been affected by the recent slowdown in the U.S. economy. If the economic slowdown continues and capital spending for research and development from its clients decreases, CardioTech's business, financial condition and results of operations may be adversely affected.

CARDIOTECH COULD BE HARMED BY LITIGATION INVOLVING PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS.

        None of CardioTech's patents or other intellectual property rights have been successfully challenged to date. However, in the future, CardioTech could be accused of infringing the intellectual property rights of other third parties. CardioTech also has certain indemnification obligations to customers with respect to the infringement of third party intellectual property rights by its products. No assurance can be provided that any future infringement claims by third parties or claims for indemnification by customers or end users of CardioTech products resulting from infringement claims will not be asserted or that assertions of infringement, if proven to be true, will not harm its business.

        In the event of any adverse ruling in any intellectual property litigation, CardioTech could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license from the third party claiming infringement with royalty payment obligations by CardioTech.

        Any litigation relating to the intellectual property rights of third parties, whether or not determined in CardioTech's favor or settled by CardioTech, is costly and may divert the efforts and attention of its management and technical personnel.

CARDIOTECH MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS ADEQUATELY.

        CardioTech's ability to compete is affected by its ability to protect its intellectual property rights. CardioTech relies on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect its intellectual property rights. Despite these efforts, CardioTech cannot be certain that the steps it takes to protect its proprietary information will be adequate to prevent misappropriation of its technology, or that its competitors will not independently develop technology that is substantially similar or superior to its technology. More specifically, CardioTech cannot assure you that any future applications will be approved, or that any issued patents will provide it with competitive advantages or will not be challenged by third parties. Nor can CardioTech assure you that, if challenged, its patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on its ability to do business. Furthermore, others may independently develop similar products or processes, duplicate CardioTech's products or processes or design their products around any patents that may be issued to CardioTech.

THE CARDIOVASCULAR MARKET IN WHICH CARDIOTECH PARTICIPATES IS INTENSELY COMPETITIVE.

        The original equipment manufacturing market is intensely competitive. Clients have numerous choices in terms of firms that produce prototypes or test products for medical devices. CardioTech's ability to compete successfully in its target markets, some of which include cardiovascular, gastrointestinal, orthopedic, depends on the following factors:

  •
  product quality, design, reliability and performance;

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  product features;

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  timely delivery of products and designs;

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  price; and

  •
  breadth of product line.

        In addition, CardioTech's competitors or customers may offer new products based on new technologies, industry standards or end user or customer requirements, including products that have the potential to replace, or provide lower cost or higher performance alternatives to, CardioTech's products. The introduction of new products by CardioTech's competitors or customers could render its existing and future products obsolete or unmarketable. Many of CardioTech's competitors, such as MedSource Technologies, Inc. or Horizon Medical have greater financial, technical, marketing and management resources than it has.

        In connection with the coronary bypass graft, CardioTech knows of only one other company, Thoratec Cardiosystems, Inc., that is developing similar grafts. Thoratec has already completed its Phase I clinical trial. They have announced that they must evaluate the results and have not commenced Phase II clinical trials.

CARDIOTECH'S FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICE OF MANAGEMENT, ENGINEERING AND SALES PERSONNEL AND ITS ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL PERSONNEL.

        CardioTech's success depends, to a significant extent, upon the efforts and abilities of Dr. Michael Szycher, its president and chief executive officer, and other members of senior management. The loss of the services of one or more of CardioTech's senior management or other key employees could adversely affect its business. CardioTech does not maintain key person life insurance on any of its officers, employees or consultants.

        There is intense competition for qualified employees in the medical industry, particularly for highly skilled design, applications and engineers and sales people. CardioTech may not be able to continue to attract and retain technologists, managers, or other qualified personnel necessary for the development of its business or to replace qualified individuals who could leave CardioTech at any time in the future. CardioTech's anticipated growth is expected to place increased demands on its resources, and will likely require the addition of new management and engineering staff as well as the development of additional expertise by existing management employees. If CardioTech loses the services of or fails to recruit engineers or other technical and management personnel, its business could be harmed.

PERIODS OF RAPID GROWTH AND EXPANSION COULD PLACE A SIGNIFICANT STRAIN ON CARDIOTECH'S RESOURCES, INCLUDING ITS EMPLOYEE BASE.

        To manage its possible future growth effectively, CardioTech will be required to continue to improve its operational, financial and management systems. In doing so, CardioTech will periodically implement new software and other systems that will affect its internal operations regionally or globally. Presently, CardioTech is upgrading its enterprise resource planning software to integrate its operations. The conversion process is complex and requires, among other things, that data from its existing system be made compatible with the upgraded system. During the transition to this upgrade, CardioTech could experience delays in ordering materials, inventory tracking problems and other inefficiencies, which could cause delays in shipments of products to its customers.

        Future growth will also require CardioTech to successfully hire, train, motivate and manage its employees. In addition, CardioTech's continued growth and the evolution of its business plan will require significant additional management, technical and administrative resources. CardioTech may not be able to effectively manage the growth and evolution of its current business.

CARDIOTECH IS EXPOSED TO PRODUCT LIABILITY, CLINICAL AND PRECLINICAL LIABILITY RISKS WHICH COULD PLACE A SUBSTANTIAL FINANCIAL BURDEN UPON IT, SHOULD IT BE SUED, BECAUSE CARDIOTECH DOES NOT CURRENTLY HAVE PRODUCT LIABILITY INSURANCE ABOVE AND BEYOND CARDIOTECH'S GENERAL INSURANCE COVERAGE.

        CardioTech's business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical products. CardioTech cannot assure that such potential claims will not be asserted against it. In addition, the use in CardioTech's clinical trials of medical products that CardioTech's potential collaborators may develop and the subsequent sale of these products by CardioTech or CardioTech's potential collaborators may cause CardioTech to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against CardioTech could have a material adverse effect on its business, financial condition and results of operations.

        CardioTech does not currently have any product liability insurance relating to clinical trials. CardioTech cannot assure you that CardioTech will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against CardioTech's potential liabilities. Furthermore, CardioTech's current and potential partners with whom CardioTech has collaborative agreements with or CardioTech's future licensees may not be willing to indemnify CardioTech against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by CardioTech could have a material adverse effect on CardioTech's business, financial condition and results of operations.

CARDIOTECH MAY BE AFFECTED BY ENVIRONMENTAL LAWS AND REGULATIONS.

        CardioTech is subject to a variety of laws, rules and regulations in the United States related to the use, storage, handling, discharge and disposal of certain chemical materials such as isocyanates, dimethylacetamide, and glycols used in its research and manufacturing process. Any of those regulations could require CardioTech to acquire expensive equipment or to incur substantial other expenses to comply with them. If CardioTech incurs substantial additional expenses, product costs could significantly increase. CardioTech's failure to comply with present or future environmental laws, rules and regulations could result in fines, suspension of production or cessation of operations.

CARDIOTECH FACES THE RISK OF FINANCIAL EXPOSURE TO PRODUCT LIABILITY CLAIMS ALLEGING THAT THE USE OF DEVICES THAT INCORPORATE ITS PRODUCTS RESULTED IN ADVERSE EFFECTS.

        CardioTech currently assists in the development of certain medical products and prototypes for third parties, including components in other products. CardioTech's subsidiary, CDT, produces components for medical manufacturers used in products such as catheters and disposable devices. Product liability risks may exist even for those medical devices that have received regulatory approval for commercial sale or even for products undergoing regulatory review. CardioTech does not currently carry product liability insurance, and any defects in its products used in these devices could result in significant recall or product liability costs to CardioTech.

WHILE CARDIOTECH HAS SUCCESSFULLY INTEGRATED ACQUISITIONS IN THE PAST CARDIOTECH MAY NOT BE SUCCESSFUL INTEGRATING CARDIOTECH'S FUTURE ACQUISITIONS.

        CardioTech has in the past made, and may in the future make, acquisitions. These acquisitions, including the acquisition of Gish, involve numerous risks, including:

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  diversion of management's attention;

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  failure to retain key personnel of the acquired business;

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  amortization of acquired intangible assets, which could depress future earnings;

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  customer dissatisfaction or performance problems with an acquired company;

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  the cost associated with acquisitions and the integration of acquired operations; and

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  assumption of known or unknown liabilities or other unanticipated events or circumstances.

        CardioTech cannot assure that it will be able to successfully acquire other businesses or product lines or integrate them into its operations without substantial expense, delay in implementation or other operational or financial problems.

CARDIOTECH'S STOCK PRICE IS VOLATILE.

        The market price of CardioTech's common stock has fluctuated significantly to date. During 2002, CardioTech's stock price ranged from 2.20 to 1.10. The future market price of CardioTech's common stock may also fluctuate significantly due to:

  •
  variations in CardioTech's actual or expected quarterly operating results;

  •
  announcements or introductions of new products;

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  technological innovations by CardioTech's competitors or development setbacks by CardioTech;

  •
  the commencement or adverse outcome of litigation;

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  changes in analysts' estimates of CardioTech's performance or changes in analysts' forecasts regarding CardioTech's industry, competitors or customers;

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  announcements of merger or acquisition transactions; or

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  general economic and market conditions.

        In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many medical and biotechnology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of companies in CardioTech's industry, and could harm the market price of CardioTech's common stock.

CARDIOTECH MAY BE DE-LISTED FROM THE AMERICAN STOCK EXCHANGE IF IT DOES NOT MEET CONTINUED LISTING REQUIREMENTS

        The American Stock Exchange Rules (Part 10, Section 1003) requires stockholders' equity of at least $6,000,000 if a listed company has sustained net losses in its five most recent fiscal years. As of September 30, 2002, CardioTech's net capital was approximately $4.9 million. Assuming the consummation of the Gish acquisition, the consolidated net capital, on a pro forma basis, would be approximately $13.1 million and would therefore be in compliance with this requirement.

        The American Stock Exchange notified CardioTech on June 14, 2002 that it was not in compliance with the continued listing requirements and that it should submit a plan to regain compliance with the stockholders' equity requirement. On July 15, 2002, CardioTech submitted a plan to the American Stock Exchange in accordance with their request.

        If CardioTech's common stock is de-listed by the American Stock Exchange, trading of CardioTech common stock would thereafter likely be conducted in the over-the-counter market, which cannot be assured. Furthermore, the market liquidity of CardioTech common stock would likely be negatively affected, which may make it more difficult for holders of CardioTech common stock to sell their securities in the open market and CardioTech could face difficulty raising capital necessary for its continued operations.

IF CARDIOTECH'S COMMON STOCK BECOMES SUBJECT TO "PENNY STOCK" RULES, YOU MAY HAVE GREATER DIFFICULTY SELLING YOUR SHARES

        Should the American Stock Exchange de-list CardioTech's shares as discussed above, CardioTech will likely become a "penny stock" and subject to the "penny stock" rules. The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include equity securities listed on a national exchange or equity securities issued by an issuer that has:

  •
  net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

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  net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

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  average annual revenue of at least $6,000,000 for the last three years.

        Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

        If CardioTech's common stock is de-listed from the American Stock Exchange, then trading in the common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broke-dealers who recommend such securities to persons other than their established customers and institutional and accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would restrict the ability of broker-dealers to trade in CardioTech common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be adversely affected.

        CardioTech believes that it will be able to be listed as a penny stock should it get de-listed from the American Stock Exchange in the near future because among other requirements it has net tangible assets of at least $2 million and has been in business for at least three years. The value of CardioTech's current net tangible assets as of September 30, 2002 was $4,581,000. However, investors should be aware that these rules could change at any time and CardioTech's business and financial condition may deteriorate further and disqualify it from the penny stock requirements.

THE ANTI-TAKEOVER PROVISIONS OF CARDIOTECH'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OF THE MASSACHUSETTS CORPORATION LAW MAY DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.

        CardioTech's board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control because the terms of any issued preferred stock could potentially prohibit CardioTech's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction, without the approval of the holders of the outstanding shares of preferred stock. In addition, the issuance of preferred stock could have a dilutive effect on CardioTech's stockholders.

        CardioTech's stockholders must give substantial advance notice prior to the relevant meeting to nominate a candidate for director or present a proposal to its stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action. In addition, CardioTech's bylaws and Massachusetts law provide for staggered board members with each member elected for three years. In addition, directors may be removed by stockholders only for cause and a vote of 80% of the stock.

DIVIDEND POLICY.

        CardioTech currently expects to retain all of CardioTech's future earnings, if any, to support the development of CardioTech's business and do not anticipate paying any cash or non-cash dividends to CardioTech's stockholders in the foreseeable future.

CARDIOTECH RECENTLY CHANGED AUDITORS AND HAS NOT OBTAINED THE CONSENT OF ARTHUR ANDERSEN LLP TO BE NAMED IN THIS JOINT PROXY STATEMENT AS HAVING AUDITED THE CARDIOTECH FINANCIAL STATEMENTS. THIS MAY LIMIT YOUR ABILITY TO ASSERT CLAIMS AGAINST ARTHUR ANDERSEN.

        On July 1, 2002, upon the recommendation of its audit committee, the Board of Directors of CardioTech dismissed Arthur Andersen LLP as its independent auditors and engaged Ernst & Young LLP as its independent auditors. Arthur Andersen's report on CardioTech's financial statements for fiscal year ended March 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        Effective August 31, 2002, Arthur Anderson LLP relinquished its license to practice in front of the SEC. Under these circumstances, Rule 437(a) under the Securities Act permits the registration statement to be filed without a written consent from Arthur Andersen LLP. The absence of such consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in CardioTech's consolidated financial statements that appear in its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002 or any omission to state a material fact required to be stated therein.

        Arthur Andersen LLP audited CardioTech's consolidated financial statements, which are incorporated by reference in the registration statement, of which this joint proxy statement is a part, for the fiscal year ended March 31, 2002.

        BDO Seidman, LLP audited CardioTech's consolidated financial statements for the fiscal year ended March 31, 2001.

RISKS RELATED TO GISH'S BUSINESS

        The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of Gish, particularly if Gish's shareholders do not vote to approve the merger agreement at the special meeting.

        The following factors should be considered carefully in evaluating Gish and its business:

GISH HAS REPORTED LOSSES IN THE LAST SIX FISCAL YEARS AND MAY CONTINUE TO REPORT LOSSES IN THE NEAR FUTURE.

        Gish has reported net losses in the last six fiscal years and may continue to report net losses through at least the fiscal year ending June 30, 2003. Gish cannot assure you that its revenue will be maintained at the current level or increase in the future, and Gish may never achieve sustained profitability.

        Gish completed its relocation to a new operating facility in the April 2001. At September 30, 2002, unpaid improvements and relocation costs of $306,000 are included in accrued relocation liabilities. Additionally, Gish has excluded from the costs recorded for the construction improvements at September 30, 2002 approximately $300,000 billed to Gish by the improvement construction contractor. The accuracy and validity of these billings are currently being disputed by Gish and the issue is scheduled for arbitration in January 2003. Upon resolution of this issue, the current landlord will reimburse Gish $156,000 for leasehold improvements, which is included in relocation receivable at September 30, 2002.

        Under its current operating plan, Gish believes its existing cash, together with cash forecasted to be generated by operations, including proceeds from the sale of non-core assets, and from borrowings under the existing revolving line of credit may be sufficient to meet Gish's cash requirements through September 30, 2003. However, if Gish is unable to achieve the financial performance embodied in Gish's current operating plan, including a substantial reduction in its current level of operating losses, a cash shortage would occur earlier and it would require either additional sources of funding or raising additional cash through the sale of assets. There can be no assurances that additional sources of funding will be available when needed or will be available at rates and terms favorable to Gish or that any potential asset sale will occur.

        These conditions raise substantial doubt about Gish's ability to continue as a going concern if the merger is not consummated. Gish's balance sheet at September 30, 2002, incorporated by reference herein, does not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. The report of Gish's independent auditors contains an explanatory paragraph that highlights this uncertainty.

THE MEDICAL DEVICE INDUSTRY IS VERY COMPETITIVE AND GISH MAY NOT BE ABLE TO COMPETE.

        The medical device industry in general, and the market for products for use in cardiovascular surgery in particular, is intensely competitive and characterized by rapid innovation and technological advances. Product differentiation and performance, client service, reliability, cost and ease of use are important competitive considerations in the medical device industry. Gish expects that the current high levels of competition and technological change in the medical device industry in general, and the cardiovascular surgery products industry in particular, will continue to increase. Several companies offer devices which compete with devices manufactured by Gish, including Jostra-Bentley, COBE Cardiovascular, a division of Sorin Biomedica, Terumo, Medtronic, Inc. and Stryker Surgical. Most of Gish's competitors have longer operating histories and significantly greater financial, technical, research, marketing, sales, distribution and other resources than Gish. In addition, Gish's competitors have greater name recognition than Gish and frequently offer discounts as a competitive tactic. There can be no assurance that Gish's current competitors or potential future competitors will not succeed in developing or marketing technologies and products that are more effective or commercially attractive than those that have been and are being developed by Gish or that would render Gish's technologies and products obsolete or noncompetitive, or that such companies will not succeed in obtaining regulatory approval for, introducing or commercializing any such products prior to Gish. Any of the above competitive developments could have a material adverse effect on Gish's business, financial condition and results of operations and that of the combined companies if the merger is consummated.

GISH FACES A RISK OF DECLINING AVERAGE SELLING PRICES FOR ITS PRODUCTS THAT WOULD FURTHER ERODE ITS FINANCIAL POSITION.

        Gish is currently facing and may continue to face increasing pricing pressures from its current and future competitors, especially from competitors in the cardiovascular surgery products market. As a result of such pressures, Gish has been forced to lower the prices of certain of its products in order to maintain its market share. There can be no assurance that Gish will be able to maintain its market share in the cardiovascular surgery products market in the face of continuing pricing pressures. Over time, the average selling prices for Gish's products may continue to decline as the markets for these products continue to become more competitive. Any material reduction in the prices for Gish's products would negatively affect Gish's gross margin and the gross margin of the combined entity after the proposed merger and would require Gish to increase unit sales in order to maintain net sales.

GISH IS DEPENDENT ON INTERNATIONAL SALES OF ITS PRODUCTS.

        International net revenues accounted for approximately 19% of Gish's total net sales in fiscal 2002 and 2001. International sales are subject to a number of inherent risks, including the impact of possible recessionary environments in economies outside the U.S., unexpected changes in regulatory requirements and fluctuations in exchange rates of local currencies in markets where Gish sells its products. While Gish denominates all of its international sales in U.S. dollars, a relative strengthening in the U.S. dollar would increase the effective cost of the Company's products to international customers. The foregoing factors could reduce international sales of Gish's products and could have a material adverse effect on Gish's business, financial condition and results of operations and that of the combined companies if the merger is consummated.

THERE IS A RISK OF A MARKET WITHDRAWAL OR PRODUCT RECALL IN THE MEDICAL DEVICE INDUSTRY.

        Complex medical devices, such as Gish's products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. Similar to many other medical device manufacturers, Gish periodically receives reports from users of its products relating to performance difficulties they have encountered. Gish expects that it will continue to receive customer reports regarding the performance and use of its products. Furthermore, there can be no assurance that component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient will not occur. If any such failures or defects were deemed serious, Gish could be required to withdraw or recall products, which could result in significant costs to Gish. There can be no assurance that market withdrawals or product recalls will not occur in the future. Any future product problems could result in market withdrawals or recalls of products, which could have a material adverse effect on Gish's business, financial condition or results of operations and that of the combined companies if the merger is consummated.

        There can be no assurance that Gish will be able to successfully take corrective actions if required, nor can there be any assurance that any such corrective actions will not force Gish to incur significant costs. In addition, there can be no assurance any future recalls will not cause Gish to face increasing scrutiny from its customers, which could cause Gish to lose market share or incur substantial costs in order to maintain existing market share.

MEDICAL DEVICES ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OVERSIGHT.

        The manufacture and sale of medical devices, including products currently sold by Gish and Gish's other potential products, are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state agencies, such as the California Department of Health Services ("CDHS"). In order for Gish to market its products for clinical use in the United States, Gish must obtain clearance from the FDA of a 510(k) pre-market notification or approval of a more extensive submission known as a pre-market approval ("PMA") application. In addition, certain material changes to medical devices also are subject to FDA review and clearance or approval. The process of obtaining FDA and other required regulatory clearances and approvals is lengthy, expensive and uncertain, frequently requiring from one to several years from the date of FDA submission if pre-market clearance or approval is obtained at all. Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA.

        Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sales internationally may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. Gish has entered into distribution agreements for the foreign distribution of its products. These agreements generally require that the foreign distributor is responsible for obtaining all necessary regulatory approvals in order to allow sales of Gish's products in a particular country. There can be no assurance that Gish's foreign distributors will be able to obtain approval in a particular country for any future products of Gish

        Regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such clearances or approvals, the FDA and certain foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of cleared or approved medical devices for uncleared or unapproved uses. In addition, product clearances or approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. Gish will be required to adhere to applicable FDA good manufacturing practice ("GMP") regulations and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including FDA and CDHS, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing products for unapproved uses, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of clearances or approvals and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of Gish's products.

        There can be no assurance that Gish will be able to obtain FDA 510(k) clearance or PMA approval for its products under development or other necessary regulatory approvals or clearances on a timely basis or at all. Delays in receipt of or failure to receive U.S. or foreign clearances or approvals, the loss of previously obtained clearances or approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on Gish's business, financial condition and results of operations and that of the combined companies if the merger is consummated.

GISH IS EXPOSED TO PRODUCT LIABILITY RISK WITH LIMITED INSURANCE COVERAGE.

        The manufacture and sale of medical products entail significant risk of product liability claims. Gish maintains insurance with respect to such claims, but there can be no assurance that Gish's existing annual insurance coverage limits of $3 million per occurrence and $3 million in the aggregate will be adequate to protect the Company from any liabilities it might incur in connection with the clinical trials or sales of its products. In addition, Gish may require increased product liability coverage if and when products under development are successfully commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, or at all. A successful product liability claim or series of claims brought against Gish in excess of its insurance coverage, could have a material adverse effect on its business, financial condition and results of operations and that of the combined companies if the merger is consummated.

NEW PRODUCT DEVELOPMENT IN THE MEDICAL DEVICE INDUSTRY IS BOTH COSTLY AND LABOR INTENSIVE WITH VERY LOW SUCCESS RATES FOR SUCCESSFUL COMMERCIALIZATION.

        Gish's success is dependent in part on the design and development of new products in the medical device industry. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA on a timely basis, or at all, or that the potential products will achieve market acceptance. Failure by Gish to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on Gish's business, financial condition and results of operations and that of the combined companies if the merger is consummated.

GISH IS DEPENDENT ON A FEW CRITICAL VENDORS.

        Gish has various "sole source" vendors who supply key components for Gish's products. While Gish believes alternate supply sources could be developed, Gish could incur significant costs to obtain alternate components. The alternate components could also require regulatory approval, the denial or delay of which, could adversely affect Gish's ability to provide products to its customers.

GISH IS DEPENDENT UPON KEY PERSONNEL.

        Gish is dependent upon a number of key management and technical personnel. The loss of the services of one or more key employees could have a material adverse effect on Gish. Gish's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. Gish faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and there can be no assurance that Gish will be able to attract and retain such personnel.

POTENTIAL HEALTHCARE REFORM LEGISLATION MAY ADVERSE AFFECT GISH'S BUSINESS.

        Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Potential reforms proposed over the last several years have included mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes in the healthcare delivery system. In addition, some states in which Gish operates are also considering various healthcare reform proposals. Gish anticipates that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on Gish and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on Gish's business, operating results or financial condition and that of the combined companies if the merger is consummated.

GISH MAY BE AFFECTED BY ENVIRONMENTAL LAWS AND REGULATIONS

        In the ordinary course of its manufacturing process, Gish uses solvents which are stored on-site. The waste created by the use of these products is transported off-site on a regular basis by a state-registered waste hauler. Although Gish is not aware of any claim involving violation of environmental or occupational safety and health laws and regulations, there can be no assurance that such a claim may not arise in the future, which may have a material adverse effect on Gish

GISH MAY BE DELISTED FROM NASDAQ

        On February 14, 2002, Gish received notification from NASDAQ that the bid price for Gish's shares of common stock had closed at less than $1.00 per share for over 30 consecutive days of trading and, as a result, did not comply with Marketplace Rule 4310(c)(4). Gish was allowed 180 days to regain compliance. On August 14, 2002, Gish received notification from NASDAQ that it had not regained compliance but pursuant to Rule 4310(c)(8)(D) Gish would be provided an additional 180 days, February 10, 2003, to regain compliance. To regain compliance, the bid price of Gish's shares of common stock must close at $1.00 per share or greater for a minimum of 10 consecutive trading days before February 10, 2003. Gish received a letter from NASDQ, dated November 21, 2002, informing Gish that the closing bid price of Gish's common stock has been at $1.00 per share or greater for at least the last 10 consecutive trading days, Gish has regained compliance that the matter is now closed. Additionally, on July 26, 2002, Gish received notification from NASDAQ that Gish's common stock had not maintained a minimum market value of publicly held shares (MVPHS) of $1,000,000 as required by Marketplace Rule 4310(c) (8)(B). Gish has until October 24, 2002, to regain compliance. To regain compliance, the MVPHS must be $1,000,000 for a minimum of 10 consecutive trading days. Based upon the publicly traded shares at September 6, 2002, a minimum share price of $0.46 is required. On November 6, 2002, Gish received a letter from NASDAQ informing Gish that Gish's MVPHS has been $1,000,000 or greater for at least 10 consecutive days. Accordingly, Gish has regained compliance and the matter is closed. If compliance is not maintained, for example the bid price of Gish's shares of common stock is at less than $1.00 per share for 30 consecutive days, Gish's securities could be delisted. If Gish's securities are delisted, the market price and liquidity of shares of common stock could be adversely affected. To the extent that the merger is consummated, Gish would voluntarily delist from NASDAQ and CardioTech's shares would continue to be listed on the American Stock Exchange.

THE SPECIAL MEETING OF CARDIOTECH STOCKHOLDERS

DATE, TIME AND PLACE

        The special meeting of CardioTech stockholders will be held on Wednesday, March 5, 2003 at 10:00 a.m. local time, at Gish's headquarters at 22942 Arroyo Vista, Rancho Santa Margarita, California 92688.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING OF CARDIOTECH STOCKHOLDERS

        At the special meeting of CardioTech stockholders, and any adjournment or postponement thereof, CardioTech stockholders will be asked to consider and vote upon a proposal to approve the issuance of CardioTech common stock in the merger of Gish Acquisition Corp. with and into Gish. No other matters may be brought before the special meeting of CardioTech stockholders. Under CardioTech's bylaws, business transacted at the special meeting of CardioTech stockholders will be limited to the purpose stated in the notice accompanying this joint proxy statement/prospectus. No other purpose has been stated in the notice accompanying this joint proxy statement/prospectus.

RECORD DATE

        The CardioTech board of directors has fixed January 20, 2003 as the record date for determination of CardioTech stockholders entitled to notice of, and to vote at, the special meeting of CardioTech stockholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting of CardioTech stockholders, 9,188,244 shares of CardioTech common stock were outstanding and entitled to vote, held by approximately 4,012 holders of record.

VOTE REQUIRED

        Holders of CardioTech common stock are entitled to one vote for each share of CardioTech common stock held as of the record date.

        CardioTech stockholder approval of the issuance of CardioTech common stock in the merger is required under the rules of the American Stock Exchange, on which CardioTech's common stock is listed, because the total number of shares of CardioTech common stock to be issued in the merger and on exercise of the Gish options and purchase rights assumed in the merger is expected to exceed 20% of the number of shares of CardioTech common stock outstanding immediately prior to the merger. Approval of the issuance of CardioTech common stock in the merger will require the affirmative vote of a majority of the outstanding shares of CardioTech common stock present at the CardioTech special meeting, either in person or represented by proxy, and entitled to vote on this proposal.

        As of the record date for the special meeting of CardioTech stockholders, the directors and executive officers of CardioTech and their affiliates owned approximately 346,000 shares of CardioTech common stock, which represented approximately 3.8% of the outstanding shares of CardioTech common stock entitled to vote at the special meeting of CardioTech stockholders. The Merger Agreement provides that CardioTech will have breached the Agreement if any of its directors or executive officers vote against the issuance of the shares in connection with the merger.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

        A majority of the shares of CardioTech common stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of CardioTech stockholders. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the special meeting of CardioTech stockholders for the purpose of determining the presence of a quorum.

        Shares present at the meeting but abstaining from the vote on the proposal to approve the issuance of CardioTech common stock in the merger will have the same effect as a vote against this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. The failure of an CardioTech stockholder to return a proxy or to vote in person will have the effect of a non-vote in regards to this proposal.

        Brokers holding shares for beneficial owners cannot vote on the proposal without the beneficial owners' specific instructions. Accordingly, CardioTech stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

BOARD RECOMMENDATION

        The CardioTech board of directors has approved the merger agreement, the merger and the issuance of CardioTech common stock in the merger and has determined that the merger and the issuance of CardioTech common stock in the merger are in the best interests of CardioTech. Therefore, the CardioTech board of directors recommends that CardioTech stockholders vote FOR approval of the issuance of CardioTech common stock in the merger.

        In considering the board's recommendation, CardioTech stockholders should be aware that some CardioTech directors and executive officers may have interests in the merger that are different from, or in addition to, those of other CardioTech stockholders generally. See "The Merger—Interests of CardioTech's Executive Officers and Directors in the Merger."

SOLICITATION OF PROXIES AND EXPENSES

        CardioTech has retained the services of Georgeson Shareholder Communications to assist in the solicitation of proxies from CardioTech stockholders. The fees to be paid to that firm are not expected to be in excess of $20,000, plus reasonable out-of-pocket expenses. CardioTech will bear its own expenses in connection with the solicitation of proxies for the special meeting of CardioTech stockholders. CardioTech and Gish will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. CardioTech will also request banks, brokers and other intermediaries holding shares of CardioTech common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, such beneficial owners and will, upon request, reimburse such banks, brokers and other intermediaries for their reasonable expenses in complying with such requests. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CardioTech. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

VOTING OF PROXIES

        CardioTech requests that its stockholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that CardioTech receives prior to the vote at the special meeting of CardioTech stockholders, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by CardioTech prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to the proposal described above will be voted for adoption of the proposal.

        Brokers holding shares in "street name" may vote such shares only if the stockholder provides specific instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares.

        Stockholders may revoke their proxies at any time prior to their use:

  •
  by delivering to the clerk of CardioTech a signed notice of revocation;

  •
  by delivering to the clerk of CardioTech a later-dated, signed proxy; or

  •
  by attending the special meeting of CardioTech stockholders and voting in person.

        Attendance at the special meeting of CardioTech stockholders does not in itself constitute the revocation of a proxy.

        Even if an CardioTech stockholder plans to attend the special meeting in person, CardioTech requests that the stockholder sign and return the enclosed proxy card as described in the joint proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the stockholder will be represented at the special meeting. If a CardioTech stockholder does attend the special meeting of CardioTech stockholders and wishes to vote in person, he or she may withdraw the proxy and vote in person.

THE SPECIAL MEETING OF GISH SHAREHOLDERS

DATE, TIME AND PLACE

        The special meeting of Gish shareholders will be held on Wednesday, March 5, 2003 at 11:00 a.m. local time, at Gish's headquarters at 22942 Arroyo Vista, Rancho Santa Margarita, California 92688.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING OF GISH SHAREHOLDERS

        At the special meeting of Gish shareholders, and any adjournment or postponement thereof, Gish shareholders will be asked to consider and vote upon a proposal to approve the merger agreement and the merger. Under the merger agreement, Gish Acquisition Corp., a wholly-owned subsidiary of CardioTech, will merge with and into Gish, Gish will become a wholly-owned subsidiary of CardioTech and each outstanding share of Gish common stock will be converted into the right to receive 1.3422 shares of CardioTech common stock, with cash to be paid in lieu of any fractional share of CardioTech common stock. No other matters may be brought before the special meeting of Gish shareholders. Under California law, business transacted at the special meeting of Gish shareholders will be limited to the purpose stated in the notice accompanying this joint proxy statement/prospectus. No other purpose has been stated in the notice accompanying this joint proxy statement/prospectus.

RECORD DATE

        The Gish board of directors has fixed January 20, 2003 as the record date for determination of Gish shareholders entitled to notice of, and to vote at, the special meeting of Gish shareholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting of Gish shareholders, 3,592,145 shares of Gish common stock were outstanding and entitled to vote, held by approximately 217 holders of record.

VOTE REQUIRED

        Holders of Gish common stock are entitled to one vote for each share of Gish common stock held as of the record date. Approval of the merger agreement and the merger will require the affirmative vote of a majority of the outstanding shares of Gish common stock. The merger agreement provides that Gish will have breached the agreement if any of its directors or executive officers vote against the issuance of the shares in connection with the merger

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

        A majority of the shares of Gish common stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of Gish shareholders. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the special meeting of Gish shareholders for the purpose of determining the presence of a quorum.

        Because approval of the merger agreement and the merger requires the affirmative vote of a majority of the issued and outstanding shares of Gish common stock, broker non-votes and shares abstaining from the vote on the proposal to approve the merger agreement and the merger will have the same effect as votes against this proposal. The failure of a Gish shareholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

        Accordingly, Gish shareholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

SOLICITATION OF PROXIES AND EXPENSES

        Gish will bear its own expenses in connection with the solicitation of proxies for the special meeting of Gish shareholders. CardioTech and Gish will share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Gish will also request banks, brokers and other intermediaries holding shares of CardioTech common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, such beneficial owners and will, upon request, reimburse such banks, brokers and other intermediaries for their reasonable expenses in complying with such requests. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Gish. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

BOARD RECOMMENDATION

        Gish's board of directors has approved the merger agreement and the merger and has determined that the merger agreement and the merger are in the best interests of Gish. Therefore, Gish's board of directors recommends that Gish shareholders vote FOR the approval of the merger agreement and the merger contemplated thereby.

        In considering the board's recommendation, Gish shareholders should be aware that some Gish directors and executive officers may have interests in the merger that are different from, or in addition to, those of other Gish shareholders generally. See "The Merger—Interests of Gish's Executive Officers and Directors in the Merger."

        The matter to be considered at the special meeting of Gish shareholders is of great importance to Gish shareholders. Accordingly, Gish shareholders are encouraged to read and consider carefully the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, as described in the instructions accompanying the proxy card.

VOTING OF PROXIES

        Gish requests that its shareholders complete, date and sign the proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. Brokers holding shares in "street name" may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly signed and dated proxies that Gish receives prior to the vote at the special meeting of Gish shareholders, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, for approval of the merger agreement and the merger.

        Gish shareholders may revoke their proxies at any time prior to their use:

  •
  by delivering to the Secretary of Gish a signed notice of revocation;

  •
  by delivering to the Secretary of Gish a later-dated, signed proxy; or

  •
  by attending the special meeting of Gish shareholders and voting in person.

        Attendance at the special meeting of Gish shareholders does not by itself constitute the revocation of a proxy.

        Even if a Gish shareholder plans to attend the special meeting in person, Gish requests that the shareholder sign and return the enclosed proxy card as described in the joint proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the shareholder will be represented at the special meeting. If a Gish shareholder does attend the special meeting of Gish shareholders and wishes to vote in person, he or she may withdraw the proxy and vote in person.

THE MERGER

        This section of the joint proxy statement/prospectus describes matters related to the merger, including CardioTech's and Gish's reasons for the merger, the respective recommendations of the CardioTech and Gish boards of directors, tax consequences of the merger, dissenters' rights available to Gish's shareholders and the interests of CardioTech and Gish directors and executive officers in the merger. This summary is intended to provide a detailed overview of these and other important matters; however this summary may not contain all of the information that is important to CardioTech stockholders and Gish shareholders. In particular, this section does not discuss the material terms of the merger agreement, which are described in the section "The Merger Agreement." For a more complete understanding of the merger, stockholders should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus.

GENERAL DESCRIPTION OF THE MERGER

        At the effective time of the merger, Gish Acquisition Corp., a wholly-owned subsidiary of CardioTech, will be merged with and into Gish, with Gish surviving the merger as a wholly-owned subsidiary of CardioTech. Upon completion of the merger, Gish shareholders will be entitled to receive shares of CardioTech common stock for the shares of Gish common stock they own, and Gish option holders will receive options to purchase shares of CardioTech common stock for the options to purchase Gish common stock that they hold. CardioTech and Gish are working to complete the merger as promptly as possible. The completion of the merger, however, is subject to the satisfaction of a number of conditions. Assuming the timely satisfaction of these conditions, CardioTech and Gish hope to complete the merger in the first calendar quarter of 2003.

        Upon completion of the merger, holders of Gish common stock will be entitled to receive 1.3422 shares of CardioTech common stock for each share of Gish common stock that they own. Holders of options to purchase Gish common stock will receive options to purchase 1.3422 shares of CardioTech common stock for every share of Gish common stock that they could purchase under the Gish option, at an exercise price per share equal to the exercise price of the Gish option divided by 1.3422. CardioTech will not issue fractional shares of common stock in the merger. Instead, each Gish shareholder otherwise entitled to a fractional share of CardioTech common stock will receive cash, without interest, in lieu of a fraction of a share of CardioTech common stock. For a more detailed description, see "The Merger Agreement—Manner and Basis of Converting Shares of Gish Common Stock."

CARDIOTECH'S REASONS FOR THE MERGER

        In its evaluation of the merger and the terms of the merger agreement, CardioTech's board of directors reviewed and evaluated a number of factors, including, but not limited to, the following:

  •
  historical information concerning CardioTech's and Gish's respective business focus, financial performance and condition, operations, technology and management;

  •
  the view of CardioTech's senior management of the financial condition, results of operations and business of CardioTech and Gish before and after giving effect to the merger, and the determination by CardioTech's board of directors of the merger's effect on CardioTech combined financial condition;

  •
  current financial market conditions and historical stock market prices, volatility and trading information with respect to CardioTech common stock and Gish common stock;

  •
  the cash position and balance sheet liquidity of CardioTech following completion of the merger;

  •
  the terms of the merger agreement and the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  •
  the judgment, advice and analysis of CardioTech's senior management with respect to the potential strategic, financial and operational benefits of the merger, based in part on the results of the business, technical, financial, accounting and legal due diligence investigations of Gish conducted by CardioTech's senior management, accountants, legal counsel and financial advisor;

  •
  presentations by the senior management of Gish to the senior management of CardioTech; and

  •
  meetings between CardioTech's senior management team and a number of Gish's management, engineering and sales and marketing personnel.

        In reaching its determination that the merger was in the best interests of CardioTech and its stockholders, CardioTech's board of directors considered, among other things, a number of the potential benefits of the merger, including the following:

  •
  provides CardioTech with a leadership presence and high-visibility in open heart surgery, vascular access and orthopedic surgery;

  •
  advances CardioTech's strategy of expanding the breath of FDA-cleared products it provides to hospitals;

  •
  allows the use of the clean room facilities of Gish for manufacturing the CardioPass coronary artery bypass graft when and if developed and products development by CardioTech's subsidiary;

  •
  CardioTech acquires critical mass, including an experienced sales force, regulatory affairs, manufacturing and engineering;

  •
  the potential access for CardioTech to critical technologies that it would otherwise have to develop on its own or acquire from other sources, Gish's technical expertise in certain technologies of interest to CardioTech, a more comprehensive product line and an expanded customer base;

  •
  the possibility for deeper geographic market and customer penetration if the existing customer relationships of the two companies can be leveraged for the benefit of the combined organization;

  •
  the potential synergies created in combining the research and development and technological offerings and strengths of CardioTech and Gish as well as potential cost reductions created by eliminating redundant expenses and operations within Gish and in the combined organization;

  •
  the possibility of utilizing Gish's manufacturing facilities to reduce CardioTech's expenses arising from its current outsourcing of these functions; and

  •
  the ability of the combined organization to combine the diverse technological resources of the two companies to develop new products with increased functionality and bring them to market faster than either of the companies would likely be able to do on its own.

        CardioTech's board of directors also identified and considered a number of potentially negative factors concerning the merger, including the following:

  •
  the possibility that the merger might not be completed in a timely manner or at all and the accounting and legal fees related to the merger which would be required to be paid even if the merger is not consummated;

  •
  the possibility of difficulties associated with integration of each company's products, networks and technologies;

  •
  the possibility that CardioTech may incur substantial charges late in 2002 and early in 2003, related to the integration of Gish and CardioTech and transaction and merger related fees;

  •
  the possibility that the merger could have a depressive effect on CardioTech's common stock price if revenue and earnings expectations for Gish are not met;

  •
  the possibility that Gish's operations, which traditionally have resulted in a negative net cash flow, could adversely affect CardioTech's financial results and condition;

  •
  the possibility that Gish employees critical to the ongoing success of Gish's business and to the successful integration of Gish with CardioTech could terminate their employment with Gish as a result of the merger;

  •
  the possibility of negative effects on each company's operations and employee morale by the elimination of redundant expenses and capacities after the merger;

  •
  the possibility of cultural conflicts between the two organizations;

  •
  the possibility that CardioTech will have to pay a termination fee to Gish in certain situations if the merger is not consummated by CardioTech;

  •
  the risks related to Gish's business and how they would affect the operations of the combined organization; and

  •
  the other risks described in the section entitled "Risk Factors" of this joint proxy statement/prospectus.

        After considering the factors described above as well as other factors, the CardioTech board of directors concluded that, on balance, the potential benefits of the merger to CardioTech and its stockholders outweighed the potentially negative effects associated with the merger.

        This discussion of the information and factors considered by CardioTech's board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, CardioTech's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, the board of directors did not reach a specific conclusion on any single factor considered, or any aspect of any particular factor, but rather it conducted an overall analysis of these factors. Individual members of the board of directors may have given different weight to different factors.

RECOMMENDATION OF CARDIOTECH'S BOARD OF DIRECTORS

        CardioTech's board of directors has approved the merger agreement, the merger and the issuance of CardioTech common stock in the merger and has determined that the merger and the issuance of CardioTech common stock in the merger are in the best interests of the stockholders of CardioTech. At the meeting where these actions were taken, a quorum was present and all directors voted in favor of the merger and the issuance of CardioTech common stock in the merger and for the resolution declaring that the merger and the issuance of CardioTech common stock in the merger, and in the best interests of, the stockholders of CardioTech. CardioTech's board of directors recommends that CardioTech stockholders vote FOR approval of the issuance of CardioTech common stock in the merger.

RECOMMENDATION OF THE GISH BOARD OF DIRECTORS AND REASONS FOR THE MERGER

        The Gish board of directors believes that the merger agreement and the merger are in the best interests of Gish. The Gish board of directors has approved the merger agreement and recommends that Gish shareholders vote to approve the merger agreement and the merger.

        The Gish board of directors believes that the merger provides the best opportunity to increase shareholder value. In making its recommendation to Gish shareholders with respect to the merger agreement and the merger, the Gish board of directors considered and reviewed with management a number of factors, the most material of which were the following:

  •
  The medical device industry in general, and the market for products for use in cardiovascular surgery in particular, is intensely competitive and characterized by rapid innovation and technological advances.

  •
  Without growth and increased economies of scale, smaller companies may not be able to compete effectively.

  •
  Gish might not have regained compliance with NASDAQ listing standards, which would have resulted in the delisting of Gish common stock from NASDAQ.

  •
  The financial markets are currently unreceptive to small cap medical device companies such as Gish.

  •
  Gish is not large enough to attract quality investment research.

  •
  Gish has reported net losses in the last six fiscal years.

  •
  Gish could experience a continuing reduction in its available operating capital if ongoing operational losses continue.

  •
  Based on closing market prices on the date prior to the Gish board of directors meeting approving the merger agreement, the value of the CardioTech common stock to be received by the Gish shareholders in the merger represented an approximately 270% premium to the value of Gish common stock.

  •
  The combination with CardioTech is expected to allow Gish to have an increased growth potential as a result of the combined company's superior asset base, portfolio of growth opportunities, operating skills, financial stability and strength.

  •
  Following the merger, the combined company is expected to have the ability to be at the forefront of cardiovascular disease research and development.

  •
  CardioTech's expertise in the area of polyurethane offers the possibility of manufacturing and product improvement.

  •
  CardioTech and Gish appear to be compatible companies with similar philosophies and goals.

  •
  Gish expects that the merger will qualify as a tax-free reorganization.

  •
  Based on Gish's familiarity with the companies in its industry, Gish does not believe that it would be able to complete a transaction that would provide the same or greater value to Gish shareholders within a reasonable time frame.

        The foregoing discussion of the information and factors discussed and considered by the Gish board of directors is not meant to be exhaustive, but includes the material factors considered by the board of directors to support its decision to approve the merger agreement and the merger. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the individual factors considered in reaching its determinations. In considering the factors listed above, the Gish board of directors believes that these factors, as a whole, supported its determination.

ACCOUNTING TREATMENT

        The acquisition will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of Gish will be included in the consolidated financial statements of CardioTech. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. CardioTech will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/prospectus, CardioTech has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion summarizes the material United States federal income tax consequences of the merger to Gish shareholders, Gish and CardioTech. The discussion is based on existing provisions of the United States Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to CardioTech, Gish or Gish shareholders as described herein.

        This discussion does not address all United States federal income tax considerations that may be relevant to Gish shareholders in light of their particular circumstances. Factors that could alter the tax consequences of the merger to a Gish shareholder include whether the shareholder:

  •
  is a dealer in securities;

  •
  is subject to the alternative minimum tax provisions of the United States Internal Revenue Code;

  •
  is a non-United States person or entity;

  •
  is a financial institution, tax-exempt organization or insurance company;

  •
  acquired Gish shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  holds Gish shares as part of an integrated investment, including a "straddle," consisting of shares of Gish common stock and one or more other positions; or

  •
  holds Gish shares subject to the constructive sale provisions of Section 1259 of the United States Internal Revenue Code.

        In addition, this section does not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Gish shares are acquired or shares of CardioTech common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Gish shares. This discussion assumes that Gish shareholders hold their shares of Gish common stock as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code, which is referred to in this discussion as the Code.

        Accordingly, Gish shareholders are urged to consult their own tax advisors concerning the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them in the merger.

        CardioTech and Gish have received opinions from Ellenoff Grossman Schole & Cyruli, LLP and Gibson, Dunn & Crutcher LLP, their respective tax counsel, filed as Exhibit 8.1 and 8.2 to the registration statement of which this joint proxy statement/prospectus is a part, that the merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Code. These opinions are subject to certain limitations, qualifications and assumptions, and are based on certain facts and representations, including factual representations contained in certificates executed by officers of CardioTech and Gish. These representations, if incorrect in any material respect, could jeopardize the conclusions reached in this discussion. Neither CardioTech nor Gish is currently aware of any facts or circumstances that would cause such representations and warranties to be untrue or incorrect in any material respect. These opinions assume the absence of changes in the relevant facts and law between the date of this joint proxy statement/prospectus and the completion of the merger, and assumes that the merger is completed as described in the merger agreement and this joint proxy statement/prospectus.

        Subject to the conditions and limitations expressed in this discussion, in the opinion of Ellenoff Grossman Schole & Cyruli, LLP and Gibson, Dunn & Crutcher LLP, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the merger generally will have the following tax consequences to Gish shareholders, Gish and CardioTech:

  •
  Gish shareholders will not recognize any gain or loss upon their receipt of solely CardioTech common stock in the merger;

  •
  the aggregate tax basis of the CardioTech common stock received by a Gish shareholder in the merger, including any fractional shares of CardioTech common stock a Gish shareholder is deemed to receive, will be the same as the aggregate tax basis of the shares of Gish common stock surrendered in exchange therefor;

  •
  the holding period of the CardioTech common stock received by a Gish shareholder in the merger will include the period for which the Gish common stock surrendered by such shareholder in exchange therefor was considered to be held;

  •
  any cash payment received by a Gish shareholder for a fractional share of CardioTech common stock will be treated as if such fractional share had been issued in the merger and then redeemed by CardioTech. Assuming that, immediately after the merger, such shareholder holds a minimal interest in CardioTech, exercises no control over CardioTech and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, experiences an actual reduction in interest in CardioTech, such shareholder will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis allocable to such fractional share. Otherwise the cash payment may be taxable to the Gish shareholder as a dividend. Any capital gain or loss will be long-term capital gain or loss if the Gish shareholder has held the shares of Gish common stock for more than one year at the time the merger is completed; and

  •
  CardioTech and Gish will not recognize gain or loss solely as a result of the merger.

        Gish shareholders validly exercising dissenters' rights will recognize gain or loss equal to the difference, if any, between the cash they receive as a result of exercising these rights and their basis in the shares of Gish common stock surrendered in exchange. Assuming these shares are held as capital assets, and provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code, any gain or loss recognized will be capital gain or loss and, in the case of shares held for more than one year, the gain, if any, will be long-term capital gain.

        Neither CardioTech nor Gish will request a ruling from the Internal Revenue Service in connection with the merger. The tax opinion referred to above does not bind the Internal Revenue Service and does not prevent the Internal Revenue Service from asserting a contrary opinion. If the Internal Revenue Service successfully challenged the status of the merger as a reorganization, Gish shareholders would recognize taxable gain or loss with respect to each share of Gish common stock surrendered in the merger equal to the difference between the fair market value, as of the completion of the merger, of the CardioTech common stock received in the merger and the holders' basis in the shares of Gish common stock exchanged therefor. In such event, a holder's aggregate basis in the CardioTech common stock so received would equal the fair market value of such stock as of the effective time of the merger, and the holder's holding period for such stock would begin the day after the merger.

        Each Gish shareholder who receives CardioTech common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the shareholder's basis in the Gish common stock surrendered and the fair market value of the CardioTech stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

        Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 30% of any cash payments to a Gish shareholder in the merger unless the shareholder provides the appropriate form as described below. Each Gish shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each Gish shareholder, so as to provide the information, including such shareholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to CardioTech and the exchange agent.

        The preceding discussion is intended only as a summary of the United States income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Gish shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

DISSENTERS' RIGHTS

        Gish shareholders may be entitled to certain dissenters' rights if they perfect their rights in accordance with Chapter 13 of the California General Corporation Law. Relevant excerpts of Chapter 13 are included as Annex B to this Joint Proxy Statement/Prospectus. The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex B to this joint proxy statement/prospectus. Any Gish shareholder who desires to exercise dissenters' rights or who desires to preserve the right to do so should carefully review the following discussion and Annex B to this joint proxy statement/prospectus. Any failure to comply with the procedures prescribed in Chapter 13 of the California General Corporation Law will result in the loss of dissenters' rights.

        If the merger is consummated, those Gish shareholders who elect to exercise their dissenters' rights and who in a timely and proper fashion perfect such rights will be entitled to receive the "fair market value" of their Gish shares in cash. "Fair market value" would be determined as of October 25, 2002, the day before the first announcement of the terms of the merger, and therefore would not include any appreciation or depreciation caused by the merger.

        In order to qualify for dissenters' rights, a Gish shareholder must not vote in favor of the merger and must make a written demand of Gish, within thirty days after Gish mails to shareholders the notice of approval of the merger. Abstentions and broker non-votes will not be considered votes in favor of the merger and the affected shares may still perfect dissenters' rights.

        If the merger is approved, within ten days after the Gish special shareholders meeting, Gish will mail to any shareholder who did not vote for the merger a notice that the required shareholder approval of the merger was obtained. This notice of approval will state the price determined by Gish to represent the "fair market value" of any dissenting shares and a brief description of the procedures to be followed by dissenting shareholders who wish to pursue further their statutory rights. Within thirty days after the date on which the notice of approval is mailed to the Gish shareholders, each dissenting shareholder must deliver to the exchange agent, American Stock Transfer & Trust Company, (a) his or her share certificate for receipt and endorsement by American Stock Transfer & Trust Company (if the dissenting shares are certificated), or (b) written notice of the number of shares which he or she demands that Gish purchase (if the dissenting shares are uncertificated). With respect to certificated shares, American Stock Transfer & Trust Company will stamp or endorse the certificate with a statement that the shares are dissenting shares and return it to the dissenting shareholder. The statements in the notice of approval will constitute an offer by Gish to purchase from its dissenting shareholders any dissenting shares at the price stated, but only if the merger is consummated. The determination by Gish of fair market value, however, is not binding on its shareholders.

        A Gish shareholder who does not accept Gish's determination of fair market value must send a written demand to:

Gish Biomedical, Inc.
22942 Arroyo Vista
Rancho Santa Margarita, California 92688
Attention: Corporate Secretary.

        The written demand must state the number and class of shares held of record by such shareholder which the shareholder demands that Gish purchase for cash, and it must contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Gish at that price.

        If Gish and a dissenting shareholder do not agree on the other's proposed purchase price, the shareholder has the right for six months following the mailing of the notice of approval to file a lawsuit to have the fair market value determined by a court. The fair market value of dissenting shares, as determined by the court in those circumstances, could be higher or lower than the amount offered by Gish in the notice of approval or the merger consideration provided for in the merger agreement, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on Gish. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. No shareholder who has dissenters' rights under Chapter 13 of the California General Corporation Law will have any right to attack the validity of the merger, except in an action to test whether the number of shares required to authorize the merger has been legally voted in favor of the merger.

        The dissenting Gish shares may lose their dissenter status if any of the following events occurs:

  •
  the merger is abandoned (in which case Gish must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 of the California General Corporation Law all necessary expenses incurred in such proceedings and reasonable attorneys' fees);

  •
  the dissenting shares are transferred before being submitted to Gish for endorsement;

  •
  in the absence of agreement between the dissenting shareholder and Gish as to the price of his or her shares, the Gish shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval; or

  •
  the dissenting shareholder withdraws his or her demand for the purchase of the shares with the consent of Gish.

        In view of the complexity of these provisions of California law, any Gish shareholder who is considering exercising dissenters' rights should consult a lawyer.

FEDERAL SECURITIES LAWS CONSEQUENCES

        All shares of CardioTech common stock received by Gish shareholders in the merger will be freely transferable unless you are deemed to be an affiliate of Gish under the Securities Act of 1933 and are not listed in this joint proxy statement/prospectus as a "selling securityholder." Unless set forth in this joint proxy statement/prospectus as a "selling securityholder," a Gish affiliate at the time the merger is submitted to the Gish shareholders for vote may only sell shares of CardioTech common stock received in connection with the merger pursuant to Rule 145 of the Securities Act of 1933 or pursuant to a registration statement or exemption from the requirements of the Securities Act of 1933. Persons who may be affiliates of Gish under the Securities Act of 1933 generally include individuals or entities that control, are controlled by, or are under common control with, Gish, and generally would not include shareholders who are not officers, directors or principal shareholders of Gish.

INTERESTS OF CARDIOTECH DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        When considering the recommendation of the CardioTech board of directors, the CardioTech stockholders should be aware that certain CardioTech directors and officers have interests in the merger that are different from, or are in addition to, those of CardioTech stockholders generally.

        In connection with the merger, Asset Value Fund Limited Partnership, a significant Gish shareholder, entered into a voting agreement in favor of CardioTech pursuant to which it agreed, on behalf of itself and its affiliates, among other things, (1) to vote its shares of CardioTech common stock in favor of each and every management nominee in any election of directors of CardioTech and not vote or take any action, directly or indirectly, as a stockholder of CardioTech, which would have the effect of removing any member of the CardioTech board of directors from office, and (2) in the aggregate, it shall nominate no more than one person to serve on the CardioTech board of directors.

        The restrictions in the Asset Value Fund voting agreement apply for a three year period commencing upon the effective date of the merger. As of the date of the merger agreement, Asset Value Fund owned 590,400 shares of Gish common stock representing approximately 15% of the issued and outstanding shares of Gish capital stock.

        In 2002, CardioTech granted each director an option to purchase 27,370 shares of CardioTech common stock. In addition, the compensation committee has historically provided that in the event of a transaction consummated by CardioTech in which CardioTech issues shares of common stock in a financing or in an acquisition, Dr. Szycher will have the right to receive options to purchase shares of common stock in an amount equal to approximately 17% of the shares issued in the transaction at an exercise price equal to the price paid for the shares or value in the acquisition. Accordingly, Dr. Szycher, therefore, will be granted an option to receive additional shares in the event that the merger is consummated.

INTERESTS OF GISH DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        When considering the recommendation of the Gish board of directors, Gish shareholders should be aware that certain Gish directors and officers have interests in the merger that are different from, or are in addition to, those of the Gish shareholders generally.

        For example, Kelly D. Scott, the President of Gish, will be employed by CardioTech after the completion of the merger.

        Also, for services rendered in connection with the negotiation and execution of the merger agreement, Gish agreed to pay to T.R. Winston & Company, Inc. a fee of $100,000. John W. Galuchie, Jr. is both the Chairman of the Board of Directors of Gish and the President of T.R. Winston & Company. T.R. Winston & Company is affiliated with Asset Value Fund Limited Partnership, which beneficially owns approximately 590,400 shares of Gish common stock. Mr. Galuchie is also the Treasurer and Secretary of Asset Value Management, Inc., the sole general partner of Asset Value Fund Limited Partnership.

        As of December 31, 2002, the directors and executive officers of Gish held outstanding stock options to purchase an aggregate of 345,000 shares of Gish common stock. Under Gish's Amended 1997 Stock Incentive Plan and Non-qualified Stock Option Agreement with Mr. Scott, all outstanding, unvested options or other awards, including all options and awards granted to the directors and executive officers of Gish, will accelerate and become fully exercisable upon the occurrence of a change of control of Gish. For purposes of the Amended 1997 Stock Incentive Plan and Non-qualified Stock Option Agreement, the merger will constitute a change of control of Gish. See "The Merger Agreement—Gish Options" for a description of the treatment of outstanding Gish stock options upon completion of the merger.

        Upon completion of the merger and the issuance of CardioTech common stock, based on the number of shares of common stock of CardioTech and Gish outstanding on December 31, 2002, the directors and executive officers of Gish are expected to beneficially own approximately 11% of the outstanding shares of CardioTech common stock after the merger, calculated on the basis set forth under the heading "Gish Principal Shareholders."

LISTING ON THE AMERICAN STOCK EXCHANGE OF CARDIOTECH COMMON STOCK TO BE ISSUED IN THE MERGER

        It is a condition to the completion of the merger that the shares of CardioTech common stock to be issued in the merger be approved for listing on the American Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF GISH COMMON STOCK AFTER THE MERGER

        If the merger is completed, Gish common stock will be delisted from the NASDAQ SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

        This section of the joint proxy statement/prospectus is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

GENERAL

        At the effective time of the merger, Gish Acquisition Corp., a wholly-owned subsidiary of CardioTech, will merge with and into Gish. Upon completion of the merger, Gish will continue as the surviving corporation and will be a wholly-owned subsidiary of CardioTech.

EFFECTIVE TIME OF THE MERGER

        The completion of the merger will take place no later than the third business day after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement. In connection with such closing, Gish Acquisition Corp. and Gish will file articles of merger with the Secretaries of State of Delaware and California respectively. The merger will become effective upon the filing of such certificates of merger. It is anticipated that the effective time of the merger will occur as soon as practicable following the meetings of the CardioTech stockholders and the Gish shareholders, subject to all other conditions specified in the merger agreement being satisfied. CardioTech and Gish are working to complete the merger as promptly as possible and hope to complete the merger in the first calendar quarter of 2003.

MANNER AND BASIS OF CONVERTING SHARES OF GISH COMMON STOCK

        The merger agreement provides that, as of the effective time of the merger, each share of Gish common stock issued and outstanding immediately prior to the completion of the merger, other than any dissenting shares, will be converted automatically into the right to receive 1.3422 shares of CardioTech common stock, plus cash to be paid in lieu of any fractional share. Any shares of Gish common stock owned by Gish, CardioTech or Gish Acquisition Corp. at the effective time will be retired and cancelled. The exchange ratio will be adjusted for any stock split, reverse stock split, stock dividend, consolidation of shares, reorganization, reclassification, recapitalization or other similar change with respect to CardioTech common stock or Gish common stock, occurring after the date of the merger agreement and before the completion of the merger. No such event is anticipated.

        Based on the exchange ratio of 1.3422 shares of CardioTech common stock to be issued for each outstanding share of Gish common stock and the number of shares of Gish common stock outstanding on the date of the merger agreement, a total of approximately 4,821,377 shares of CardioTech common stock will be issued in the merger. In addition, as of the record date, there are approximately 549,500 Gish stock options granted which will accelerate and be exercisable upon the occurrence of the merger to purchase approximately 737,539 shares of CardioTech common stock.

NO FRACTIONAL SHARES

        No fractional shares of CardioTech common stock will be issued in the merger. Instead, each Gish shareholder otherwise entitled to a fractional share will receive a cash amount, rounded to the nearest whole cent, equal to the product of (i) such fraction, multiplied by (ii) $1.5124, less any amount required to be withheld under foreign, federal, state or local tax laws.

EXCHANGE OF GISH STOCK CERTIFICATES

        Following the effective time of the merger, American Stock Transfer & Trust Company, CardioTech's transfer agent, will act as exchange agent in the merger, and will mail to each record holder of Gish common stock a letter of transmittal and instructions for use specifying other details of the exchange. The record holders will use the letter of transmittal to exchange Gish stock certificates for the shares of CardioTech common stock and cash in lieu of fractional shares of CardioTech common stock to which the record holders of Gish common stock are entitled to receive in connection with the merger.

Gish shareholders should not forward Gish stock certificates to the exchange agent until they have received letters of transmittal from the exchange agent following the completion of the merger. Gish shareholders should not return their Gish stock certificates with the enclosed proxy.

        After the effective time of the merger, transfers of Gish common stock will not be registered on the stock transfer records of Gish, and each certificate that previously evidenced Gish common stock will be deemed to evidence the right to receive the shares of CardioTech common stock and cash in lieu of fractional shares of CardioTech common stock to which the record holders of Gish common stock are entitled to receive in connection with the merger. All dividends and distributions declared after the effective time of the merger will accrue but not be paid with respect to any CardioTech common stock to be issued in exchange for Gish common stock, until the certificates representing such Gish common stock are properly surrendered for exchange. No interest will be payable on the cash to be paid to Gish shareholders in lieu of the issuance of fractional shares of CardioTech common stock.

        If any certificate representing shares of Gish common stock is lost, stolen or destroyed, the Gish shareholder must provide an appropriate affidavit of that fact to CardioTech. CardioTech may also require the Gish shareholder to deliver a bond as indemnity against any claim that may be made against or Gish with respect to any certificates alleged to have been lost, stolen or destroyed. Only upon receipt of the affidavit, and bond, if requested, will CardioTech's exchange agent issue the shares of CardioTech common stock, any cash payable for fractional shares, and any dividends or distributions that have become payable between the effective time of the merger and the time of surrender.

GISH OPTIONS

        At the effective time of the merger, CardioTech will assume each outstanding option to purchase Gish common stock, whether or not exercisable at the effective time of the merger. Each Gish option will continue to be subject to the same terms and conditions set forth in the applicable Gish stock option plan under which that option was granted and all said options shall accelerate and vest upon the consummation of the merger. Notwithstanding the foregoing, each Gish option will be subject to the following two adjustments as a result of the merger:

  •
  each assumed Gish option will be exercisable for that number of whole shares of CardioTech common stock equal to the product of (1) the number of shares of Gish common stock that were issuable upon exercise of that option immediately prior to the completion of the merger, multiplied by (2) 1.3422 (the same exchange ratio applicable to Gish shares in the merger), rounded up to the nearest whole number of shares of CardioTech common stock; and

  •
  the per share exercise price for the shares of CardioTech common stock issuable upon exercise of each assumed Gish option will be equal to the quotient determined by dividing (1) the exercise price per share of Gish common stock at which price that option was exercisable immediately prior to the completion of the merger by (2) 1.3422 (the same exchange ratio applicable to Gish shares in the merger), rounded up to the nearest whole cent.

REPRESENTATIONS AND WARRANTIES OF GISH

        The representations and warranties made by Gish to CardioTech include representations and warranties related to:

  •
  the corporate organization, good standing and qualification to do business of Gish and power and authorization of Gish to enter into the merger agreement;

  •
  whether there exists any Gish subsidiaries;

  •
  the charter documents of Gish;

  •
  Gish's capitalization;

  •
  Gish's filings with the Securities and Exchange Commission;

  •
  Gish's consolidated financial statements;

  •
  the absence of specified material changes or events related to Gish since September 30, 2002;

  •
  Gish's title to its assets;

  •
  the nature of specified relationships with customers and suppliers of Gish;

  •
  real property ownership, equipment and leased real property of Gish;

  •
  specified material contracts of Gish and no breaches thereunder;

  •
  the absence of undisclosed liabilities of Gish;

  •
  compliance by Gish with applicable legal requirements, including, without limitation, in connection with the Food and Drug Administration;

  •
  government authorizations and permits required to conduct Gish's business and Gish's compliance with those authorizations and permits, including, without limitation, in connection with the Food and Drug Administration;

  •
  the tax obligations, tax returns and audits of Gish and other tax matters;

  •
  Gish's employee benefit plans and other labor and employment matters;

  •
  environmental matters pertaining to Gish;

  •
  specified insurance coverage pertaining to Gish;

  •
  legal proceedings and orders relating to Gish;

  •
  Gish's authority to enter into the merger agreement and consents, from governmental authorities or third parties, required for Gish to enter into the merger agreement and perform its obligations thereunder;

  •
  the approval of the merger and the merger agreement by Gish's board of directors;

  •
  the enforceability of the merger agreement against Gish;

  •
  the inapplicability of state anti-takeover or "fair price" laws and other laws to the merger;

  •
  the vote of Gish shareholders required to approve the merger agreement and the transactions contemplated thereby;

  •
  the absence of payments required to be made by Gish to brokers, finders and investment bankers in connection with the merger other than payments to be made to T. R. Winston & Company;

  •
  Gish has conducted its own investigation of CardioTech and its assets and operations; and

  •
  the accuracy of the information supplied by Gish for inclusion in this joint proxy statement/prospectus and the related registration statement filed by CardioTech.

REPRESENTATIONS AND WARRANTIES OF CARDIOTECH

        The representations and warranties made by CardioTech to Gish include representations and warranties related to:

  •
  the corporate organization and good standing of CardioTech and its subsidiaries;

  •
  CardioTech's capitalization;

  •
  CardioTech's filings with the Securities and Exchange Commission;

  •
  CardioTech's consolidated financial statements;

  •
  the absence of specified material changes or events related to CardioTech since June 30, 2002;

  •
  the absence of undisclosed liabilities of CardioTech;

  •
  compliance by CardioTech and its subsidiaries with applicable legal requirements;

  •
  government authorizations and permits required to conduct CardioTech's business (and the businesses of its subsidiaries) and CardioTech's s and its subsidiaries' compliance with those authorizations and permits;

  •
  the tax obligations, tax returns and audits of CardioTech and its subsidiaries and other tax matters;

  •
  environmental matters pertaining to CardioTech;

  •
  legal proceedings and orders relating to CardioTech;

  •
  CardioTech's authority to enter into the merger agreement and consents, from governmental authorities or third parties, required for CardioTech to enter into the merger agreement and perform its obligations thereunder;

  •
  the approval of the merger and the merger agreement by CardioTech's board of directors;

  •
  the enforceability of the merger agreement against CardioTech;

  •
  the vote of CardioTech stockholders required to approve the merger agreement and the transactions contemplated thereby;

  •
  the absence of specified conflicts between the merger or the merger agreement and the charter documents of CardioTech, Gish Acquisition Corp. or any of their respective subsidiaries or any legal requirement, governmental authorization or contract applicable to them;

  •
  CardioTech has conducted its own investigation of Gish and its assets and operations; and

  •
  the accuracy of the information supplied by CardioTech for inclusion in this joint proxy statement/ prospectus and the related registration statement filed by CardioTech.

GISH'S CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER

        Gish has agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, Gish will, among other things:

  •
  provide CardioTech with, or with access to, documents relating to its business;

  •
  carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

  •
  use all reasonable efforts to ensure that Gish preserve intact their business organization, employee base and relationships with third parties; and

  •
  keep specified insurance policies in place.

        Gish has also agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, Gish will not, without the written consent of CardioTech:

  •
  declare or pay any dividends on or make any other distributions in respect of any capital stock or split or reclassify any of its capital stock;

  •
  sell, issue or grant securities, other than in connection with the exercise of Gish options issued and outstanding on the date of the merger agreement or other rights outstanding and disclosed in the merger agreement on the date thereof;

  •
  amend or waive any rights, or increase the benefits under any provision of any options, warrants or other security or any related contract;

  •
  cause or permit any amendment to its charter documents or by-laws;

  •
  accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Gish stock option plans;

  •
  make any severance or termination payments except in accordance with written agreements outstanding on the date of the merger agreement;

  •
  enter into any material contract or commitment;

  •
  make any capital expenditure in excess of $50,000 in any one case or $100,000 in the aggregate except as disclosed in the merger agreement;

  •
  terminate or waive any material right of material or substantial value;

  •
  sell, lease or license any of its intellectual property or any right or other asset that is material to Gish;

  •
  incur or guarantee any indebtedness other than borrowings reasonably necessary for the operation of Gish's business in a manner, and in amounts, consistent with past practices;

  •
  adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA, or hire any new director level or executive officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business consistent with past practices;

  •
  Other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of any taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

  •
  commence any material lawsuit other than (x) routine collection matters, (y) cases where in good faith and in consultation with CardioTech, Gish determines that the failure to commence such lawsuit would result in the material impairment of a valuable aspect of its business, or (z) in connection with a breach of the merger agreement;

  •
  acquire or agree to acquire, in any manner, any other business or division thereof or assets which are material to Gish's business;

  •
  pay any amount in excess of $25,000 in any one case or $50,000 in the aggregate arising for any reason other than in accordance with the terms of a claim, liability or obligation of Gish reflected on the financial statements of Gish;

  •
  materially reduce the amount of any insurance coverage provided by existing insurance policies;

  •
  revalue any of its assets, including, writing down inventory or notes or accounts receivable, other than in the ordinary course of business;

  •
  adopt a plan or complete or partial liquidation or dissolution;

  •
  otherwise act outside the ordinary course of its business; or

  •
  agree or commit to take any of the actions described above.

CARDIOTECH'S CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER

        CardioTech has agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, CardioTech will carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and will not, among other things:

  •
  cause or permit any amendment to its charter documents or by-laws;

  •
  fail to maintain the trading of its common stock on the American Stock Exchange;

  •
  issue, propose to issue, purchase or propose to purchase any shares of its capital stock or other securities convertible into its capital stock, or options or other rights to acquire any shares of its capital stock, other than (x) pursuant to its stock option plan or (y) existing rights to acquire such shares;

  •
  adopt a plan of complete or partial liquidation; or

  •
  agree or commit to take any of the actions described above.

CERTAIN PRE-CLOSING COVENANTS

        Under the terms of the merger agreement, CardioTech and Gish have each agreed that until the earlier of the valid termination of the merger agreement or the effective time of the merger, each of them will, among other things and subject to certain exceptions specified in the merger agreement:

  •
  provide the other party with prompt notice of the discovery of any breach of any representation or warranty contained in the merger agreement or any material breach of any covenant or obligation under the merger agreement, or any event condition, fact or that could reasonably be expected to have a material adverse effect;

  •
  consult with each other about any public statement either will make concerning the merger; and

  •
  coordinate and cooperate with one another and use all commercially reasonable efforts to (1) take or cause to be taken all actions necessary to consummate the merger and (2) comply with all legal requirements and make all filings required by any governmental entity in connection with the merger and the transactions contemplated by the merger agreement.

OTHER AGREEMENTS

        CardioTech and Gish also have agreed that:

  •
  CardioTech and Gish will prepare and file with the Securities and Exchange Commission this joint proxy statement/prospectus and CardioTech will prepare and file the related registration statement. CardioTech will use all commercially reasonable efforts to ensure that this joint proxy statement/prospectus and the related registration statement comply with the rules and regulations of the Securities and Exchange Commission and to use all commercially reasonable efforts to have the registration statement declared effective as promptly as practicable; and

  •
  As soon as practicable and in no event more than twenty (20) days after the closing date, CardioTech shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of CardioTech common stock subject to the assumed Gish stock options or on another appropriate form of registration statement for any such shares of CardioTech common stock which are not registrable on Form S-8 and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

RESTRICTIONS ON SOLICITATION OF ALTERNATIVE ACQUISITION PROPOSALS BY GISH

        Under the terms of the merger agreement, Gish has agreed that neither it nor any of its officers, directors, employees or other agents will:

  •
  take any action to solicit, initiate or intentionally encourage any takeover proposal (meaning any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving Gish or the acquisition of more than 25% of Gish's capital stock, a material portion of the total assets of Gish or any material asset of Gish);

  •
  subject to Gish discharging certain fiduciary duties to its shareholders as it relates to certain "superior proposals", as defined and outlined below, take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose nonpublic information relating to Gish to, or afford access to the properties, books or records of Gish to, any person or entity that has advised Gish in writing that it intends to make or that it has made a takeover proposal (other than as may be necessary for Gish's Board to comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer); or

  •
  agree to or intentionally endorse takeover proposal unless Gish terminates the merger agreement and pays to CardioTech all of the termination and break up fees to which CardioTech is entitled under the merger agreement as discussed below.

        However, Gish is not prohibited from furnishing nonpublic information regarding Gish or its subsidiaries to, or entering into discussions with, any third party in response to a "superior proposal", that is submitted to Gish by a third party and has not been withdrawn if:

  •
  neither Gish nor any of its officers, directors, employees or other agents has breached any of the restrictions regarding solicitations of alternate proposals set forth above;

  •
  Gish's board of directors concludes in good faith, after consulting with its financial advisors, that such takeover proposal would reasonably be expected to result in a transaction that is more favorable to Gish's shareholders than the transaction contemplated by the merger agreement (such other takeover proposal being a "Superior Proposal"); and

  •
  Gish's board of directors concludes in good faith (after consultation with outside legal counsel) that failure to take action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the board of directors of Gish to Gish's shareholders under applicable law.

        In any such event, then Gish must:

  •
  notify CardioTech in writing of such determination; and

  •
  provide CardioTech with a summary of the Superior Proposal so long as such disclosure does not breach any non-disclosure agreement of Gish outstanding as of the date of the merger agreement.

        Neither Gish or its representatives may take any action with respect to such Superior Proposal unless and until:

  •
  the board of directors of Gish has determined, after consultation with Gish's investment bankers, that the third party is actually capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Gish; and

  •
  such third party executes and delivers to Gish a non-disclosure agreement at least as restrictive as the one set forth in the merger agreement.

        Under the terms of the merger agreement, if Gish receives a takeover proposal or notice that a person or entity is considering making a takeover proposal, or any request for nonpublic information or for access to the properties, books or records of Gish, then within 24 hours, Gish must provide CardioTech with written notice thereof.

GISH'S SHAREHOLDER MEETING AND THE OBLIGATION OF GISH'S BOARD OF DIRECTORS TO RECOMMEND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

        The merger agreement provides that:

  •
  Gish must take all action necessary under any legal requirements and its charter documents to call, give notice of and hold a special meeting of its shareholders to vote on the proposal to approve the merger agreement discussed in this joint proxy statement/prospectus, with the meeting to be held as promptly as practicable, and in any event within 45 days of the SEC clearing this joint proxy statement/prospectus and declaring the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  this joint proxy statement/prospectus shall include a statement to the effect that Gish's board of directors recommends that Gish shareholders vote in favor of the approval of the merger agreement at the special meeting of Gish shareholders; and

  •
  except as described below, Gish's board of directors may not withdraw or modify, or propose or adopt any resolution to withdraw or modify, in a manner adverse to CardioTech, the recommendation of Gish's board of directors that Gish shareholders vote in favor of the approval of the merger agreement.

        Prior to the approval of the merger agreement by Gish shareholders, the recommendation from Gish's board that Gish shareholders vote in favor of the approval of the merger agreement may only be withdrawn or modified in a manner that is adverse to CardioTech if:

  •
  an unsolicited, written expression of interest that can reasonably be expected to lead to a takeover proposal is made to Gish and is not withdrawn;

  •
  none of Gish or its officers, directors, employees or other agents have violated the terms of the merger agreement related to takeover proposals described above;

  •
  Gish's board of directors determines in good faith, after consulting with its financial advisors, that the offer is a superior proposal; and

  •
  Gish's board of directors determines in good faith, after consulting with outside legal counsel, that failure to take action with respect to such superior proposal would be inconsistent with the fiduciary duties of the board of directors of Gish to Gish's shareholders under applicable law in light of the superior proposal.

CARDIOTECH'S STOCKHOLDER MEETING AND OBLIGATION OF CARDIOTECH'S BOARD OF DIRECTORS TO RECOMMEND APPROVAL OF THE MERGER

        The merger agreement also provides that:

  •
  CardioTech must take all action necessary under any legal requirements and its charter documents to call, give notice of and hold a special meeting of its stockholders to vote on the proposal to approve the issuance of CardioTech common stock in the merger discussed in this joint proxy statement/prospectus, with the meeting to be held as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and in any event within 45 days of the SEC clearing this joint proxy statement/prospectus and declaring the effectiveness of the Registration statement of which this joint proxy statement/prospectus is a part;

  •
  CardioTech must ensure that all proxies solicited in connection with the special meeting of the CardioTech stockholders are solicited in compliance with all applicable legal requirements;

  •
  this joint proxy statement/prospectus must include a statement to the effect that the CardioTech board of directors recommends that CardioTech stockholders vote in favor of the issuance of the shares in connection with the merger;

  •
  CardioTech's board of directors may not withdraw or modify, or propose or adopt any resolution to withdraw or modify in a manner adverse to Gish, the recommendation of CardioTech's board of directors that CardioTech stockholders vote in favor of the issuance of CardioTech common stock in the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

        The merger agreement provides that the obligations of CardioTech and Gish to effect the merger and otherwise complete the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the completion of the merger, of the following conditions:

  •
  the Securities and Exchange Commission will have declared the registration statement on Form S-4 that includes this joint proxy statement/prospectus effective, and the registration statement will not be subject to any issued or pending stop order suspending the effectiveness of the registration statement or any pending or threatened stop order proceedings;

  •
  the merger agreement and the merger contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders of both Gish and CardioTech;

  •
  Gish, CardioTech and Gish Acquisition Corp. shall have timely obtained from all applicable governmental entities all approvals, waivers and consents, if any, necessary for the consummation of the transactions contemplated by the merger agreement; and

  •
  no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger will have been issued by any court of competent jurisdiction and remain in effect, no proceeding shall have been brought by any administrative agency, commission or other governmental authority which seeks any of the foregoing will be pending, and no legal requirement will have been enacted or deemed applicable to the merger that makes consummation of the merger illegal.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GISH

        The merger agreement provides that the obligation of Gish to effect the merger and otherwise complete the transactions contemplated by the merger agreement is subject to the satisfaction, at or prior to the completion of the merger, of the following additional conditions, in addition to the conditions set forth above under "Conditions to the Obligations of Each Party":

  •
  the representations and warranties of CardioTech set forth in the merger agreement shall be true and correct in all material respects on and as of the closing date, except for those representations and warranties which speak specifically of an earlier date, shall be true and correct as of that date, provided, that for purposes of this condition, if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects;

  •
  the shares of CardioTech stock issuable to Gish's shareholders in connection with the merger and the exercise of the assumed Gish options shall have been authorized for listing on the American Stock Exchange or NASDAQ subject to official notice of issuance;

  •
  CardioTech will have performed or complied in all material respects with all covenants, obligations and conditions required by the merger agreement to be performed or complied with by CardioTech on or prior to the closing date;

  •
  there shall not have occurred any "material adverse effect" with respect to CardioTech;

  •
  Gish shall have been provided with a certificate executed on behalf of CardioTech by an authorized officer to the effect set forth in the above four items; and

  •
  CardioTech shall have obtained all the consents required by any material contracts or agreements required to be disclosed pursuant to Item 10 of Regulation S-K under the SEC rules and regulations that require a novation or consent to the merger prior to the effective date of the merger so that such contracts may remain in full force and effect after the Closing.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CARDIOTECH

        The merger agreement provides that the obligation of CardioTech to effect the merger and otherwise complete the transactions contemplated by the merger agreement is subject to the satisfaction, at or prior to the time of completion of the merger, of the following conditions, in addition to the conditions set forth above under "Conditions to the Obligations of Each Party":

  •
  the representations and warranties of Gish set forth in the merger agreement shall be true and correct in all material respects on and as of the closing date, except for those representations and warranties which speak specifically of an earlier date, shall be true and correct as of that date, provided, that for purposes of this condition, if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects;

  •
  CardioTech shall have been provided with a certificate executed on behalf of Gish by an authorized officer to the effect set forth in the above item;

  •
  Gish will have performed or complied in all material respects with all covenants, obligations and conditions required by the merger agreement to be performed or complied with by Gish on or prior to the closing date;

  •
  holders of no more than 5% of the outstanding shares of Gish capital stock shall have either elected to exercise their rights to dissent from the merger and shall have not effectively lost or withdrawn such dissenters' rights or shall otherwise be entitled to exercise their rights to dissent from the merger and shall have not effectively lost or withdrawn their right to exercise such dissenters' rights;

  •
  Gish shall have obtained all the consents required by any material contracts or agreements that require a novation or consent to the merger or change of control, as the case may be, prior to the closing so that such contracts may remain in full force and effect after the closing, which, if no novation occurs or if no consent to the merger or change of control is obtained, would have a material adverse effect on CardioTech's ability to operate the business in substantially the same manner as the business was operated by Gish prior to the closing;

  •
  no material adverse effect on Gish will have occurred; and

  •
  CardioTech shall have had the opportunity to meet with Gish's key suppliers and customers identified on a schedule to the merger agreement and reasonably satisfy itself with respect to Gish's ongoing relationships with such parties. This condition shall be deemed to have been automatically satisfied on the 30th day after the date of the agreement, unless CardioTech notifies Gish in writing of any reasonable objection.

TERMINATION OF THE MERGER AGREEMENT

        The merger agreement provides that CardioTech and Gish may agree by mutual written consent to terminate the merger agreement at any time before the completion of the merger. In addition, either CardioTech or Gish may terminate the merger agreement at any time before the completion of the merger if:

  •
  the merger has not been completed by April 11, 2003, provided that the right to terminate the merger agreement shall not be available to any party whose action or failure to act has been the cause of the failure of the merger to occur on or before April 11, 2003 and such action or failure to act constitutes a breach of the merger agreement (a "no fault termination");

  •
  any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable; or

  •
  if any required approval of the stockholders of either Gish or CardioTech shall not have been obtained by reason of the failure to obtain the required votes at either Gish's Shareholders' Meeting or CardioTech's Stockholders' Meeting or at any adjournment thereof.

        The merger agreement further provides that CardioTech may terminate the merger agreement at any time before the completion of the merger if any of the following events occur:

  •
  Gish shall materially breach any representation, warranty, obligation or agreement under the merger agreement (other than a breach of the restrictions regarding alternate takeover proposals which is addressed below or a breach which has not had, and would not reasonably be expected to result in, a material adverse effect with respect to Gish) and such breach shall not have been cured within twenty (20) business days of receipt by Gish of written notice of such breach (describing the details of such breach) provided that the right to terminate the merger agreement by CardioTech shall not be available to CardioTech where CardioTech is at that time in breach of the merger agreement;

  •
  the board of directors of Gish shall have withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to CardioTech or recommended, endorsed, accepted or agreed to a takeover proposal or shall have resolved to do any of the foregoing;

  •
  the board of directors of Gish shall have publicly announced a rejection of a takeover proposal, but failed to give CardioTech a written reaffirmation of its recommendation of the merger agreement, the merger and the other transactions contemplated hereby within five (5) business days of CardioTech's request thereof following the rejection of such takeover proposal (the "reaffirmation");

  •
  a "Trigger Event" (meaning any event after the date of the merger agreement in which any person or entity commences a tender or exchange offer, the successful consummation of which would result in the offeror and its affiliates beneficially owning securities representing thirty-five percent (35%) or more of the voting power of Gish, is commenced (other than by CardioTech or an affiliate of CardioTech) and the board of Directors of Gish (x) recommends that the shareholders of Gish tender their shares in such tender or exchange offer; or (y) within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to CardioTech a reaffirmation within five (5) business days of CardioTech's request therefore;

  •
  for any reason (other than as the result of the failure of CardioTech to perform its obligations under the merger agreement), Gish fails to call and hold its Shareholders Meeting by March 5, 2003; or

  •
  if Gish or its officers, directors, employees or representatives have willfully breached or violated the restrictions regarding alternate takeover proposals described above.

        The merger agreement further provides that Gish may terminate the merger agreement at any time before the completion of the merger if any of the following events occur:

  •
  CardioTech shall materially breach any representation, warranty, obligation or agreement under the merger agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect with respect to CardioTech) and such breach shall not have been cured within twenty (20) business days of receipt by Gish of written notice of such breach (describing the details of such breach) provided that the right to terminate the merger agreement by Gish shall not be available to Gish where Gish is at that time in breach of the merger agreement;

  •
  the board of directors of CardioTech shall have withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Gish or shall have resolved to do the foregoing; and

  •
  the board of directors of Gish shall recommend, endorse, accept or agree to a superior proposal or shall have resolved to recommend, endorse, accept or agree to a superior proposal.

EXPENSES, TERMINATION FEES AND BREAK-UP FEES

TRANSACTION COSTS AND EXPENSES

        The merger agreement provides that, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

TERMINATION FEES TO BE PAID TO TERMINATING PARTY IN THE EVENT THE MERGER AGREEMENT IS TERMINATED

        Under the terms of the merger agreement, in the event that the merger agreement is terminated by either party in accordance with the terms described above, other than in the event of a no fault termination or the termination by Gish due to the board of directors of Gish having recommended, endorsed, accepted or agreed to a superior proposal or having resolved to recommend, endorse, accept or agree to a superior proposal (a "superior proposal termination"), then within ten business days of such termination the non-terminating party shall pay to the terminating party the sum of $100,000. In the event of a superior proposal termination, described in the preceding sentence, then Gish shall pay to CardioTech, within ten business days of such termination, the sum of $100,000.

BREAK-UP FEES

        In addition to the $100,000 fee described above, in the event that Gish or CardioTech (a "selling company") accepts, in writing, an offer for the sale, merger or exchange of any of its shares or the sale of all or substantially all of its assets from any entity, party or group, prior to the later of (i) March 15, 2003 or (ii) provided that notice of Gish's shareholders meeting and CardioTech's stockholders meeting, as applicable, have been given and not withdrawn prior to March 15, 2003, then the date of the vote of their respective stockholders relating to the merger; that in such event (regardless of whether such proposal is approved by the board of directors of the selling company, the stockholders of the selling company, or such transaction is consummated), then the selling company shall immediately upon such acceptance pay to the non-selling company, in cash, an amount equal to five percent (5%) of the total consideration (whether such consideration is to be paid in cash, securities or other property) of the offer accepted by the selling company (the "break-up fee"). The break-up fee is due and payable even if the merger agreement is terminated by either party hereto prior to the acceptance of such third party offer; provided that no break-up fee will be paid to any party who takes any action, contrary to the terms of the merger agreement, to willfully avoid consummating the transactions contemplated by the merger agreement. In the event the non-selling company is in material breach of the merger agreement at the time an offer is accepted by the selling company, any payment of the break-up fee by the selling company shall not constitute a waiver or release of the non-selling company's liability for damages arising from such breach and the selling company reserves all rights to seek recovery thereof. The break-up fee will accrue interest at twelve percent (12%) per annum from the date it is due until paid in full and the selling company hereby acknowledges that such action will constitute irreparable harm to the other party and further agrees that the non-selling company will be entitled to obtain an affirmative injunction, in any court of competent jurisdiction, which would enjoin the consummation of any such sale of the selling company's shares or assets until the break-up fee, with interest, is paid in full. Upon payment of the break-up fee (together with any accrued interest specified above and any attorney's fees specified in the merger agreement) and the termination fee, if applicable in accordance with the terms above, the selling company shall have no further liability or obligation with respect to the merger agreement; provided that if the selling company commences an action against the non-selling company then the non-selling company shall be entitled to assert any and all counterclaims hereunder and the selling company shall be liable for all damages in connection with such counterclaims including attorney's fees under the merger agreement.

AMENDMENT

        The boards of directors of Gish and CardioTech may cause the merger agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties thereto; provided that an amendment made subsequent to adoption of the merger agreement by the stockholders of Gish and CardioTech shall not (i) alter or change the amount or kind of consideration to be received on conversion of Gish's capital stock, (ii) alter or change any term of the Articles of Incorporation of Gish to be effected by the merger, or (iii) alter or change any of the terms and conditions of the merger agreement, if such alteration or change would materially adversely affect the holders of Gish capital stock.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

OVERVIEW

        The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed merger of CardioTech and Gish using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

        The fiscal years of CardioTech and Gish end on March 31 and June 30, respectively. The CardioTech and the Gish unaudited balance sheets as of September 30, 2002 have been combined as if the merger had occurred on September 30, 2002. For purposes of the pro forma information, the CardioTech and the Gish statements of operations for the year ended March 31, 2002 and June 30, 2002, respectively have been combined giving effect to the merger as if it had occurred on April 1, 2001 (the fiscal year ended March 31, 2002). The CardioTech and the Gish statements of operations for the six months ended September 30, 2002 have been combined giving affect to the merger as if it had occurred on April 1, 2002.

        The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred on April 1, 2001 for the year ended March 31, 2002 and on April 1, 2002 for the six months ended September 30, 2002 for statements of operation purposes and as of September 30, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Gish, before any integration or restructuring adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed consolidated financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.

        These unaudited pro forma combined condensed consolidated financial statements are based upon the respective historical consolidated financial statements of CardioTech and Gish and should be read in conjunction with the historical consolidated financial statements of CardioTech and Gish and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus and other financial data of CardioTech and Gish incorporated by reference herein.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED BALANCE SHEET

As of September 30, 2002

	(1) CardioTech International, Inc. 30-Sep-02	(2) Gish Biomedical, Inc. 30-Sep-02		Pro Forma Adjustments & Eliminations		Pro Forma Balance sheet Combined
ASSETS
Current assets:
Cash	$3,450,000	$224,000				$3,674,000
Accounts receivable, net	411,000	2,389,000				2,800,000
Relocation receivable	—	156,000				156,000
Inventories	189,000	3,926,000				4,115,000
Other current assets	188,000	166,000				354,000

Total current assets	4,238,000	6,861,000				11,099,000
Property and equipment, net	303,000	2,697,000				3,000,000
Amortizable intangible assets, net	294,000	94,000	(3)	$440,000	(a)	828,000
Goodwill	1,085,000	—		880,000	(a)	1,965,000
Other non-current assets	40,000	373,000	(3)	(43,000	)(e)	370,000

Total assets	$5,960,000	$10,025,000				$17,262,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving line of credit	—	$533,000				$533,000
Accounts payable	$161,000	1,213,000				1,374,000
Accrued compensation and related items	623,000	325,000				948,000
Accrued relocation liabilities	—	306,000				306,000
Deferred revenue	257,000	—				257,000
Other accrued liabilities	—	59,000		600,000	(b)	659,000

Total current liabilities	1,041,000	2,436,000				4,077,000
Deferred rent		104,000				104,000

Total liabilities	$1,041,000	$2,540,000				$4,181,000

Stockholders' equity
Common stock	92,000	—		48,000	(c)	140,000
Additional paid-in capital	16,111,000	10,532,000		(2,418,000	)(c)(d)	24,225,000
Accumulated deficit	(10,721,000)	(3,047,000)		3,047,000	(d)	(10,721,000)
Treasury stock	(133,000)	—				(133,000)
Subscription receivable	(430,000)	—				(430,000)

Total stockholders' equity	4,919,000	7,485,000				13,081,000

Total liabilities and stockholders' equity	$5,960,000	$10,025,000				$17,262,000

(1)
Unaudited Consolidated Balance Sheet of CardioTech International, Inc. as reported in the September 30, 2002 Form 10-QSB.

(2)
Unaudited Consolidated Balance Sheet of Gish Biomedical, Inc. as reported in the September 30, 2002 Form 10-QSB.

(3)
Reclassification of patents from other non current assets to amortizable intangible assets.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma combined condensed consolidated financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.

        The purchase price of Gish is $8,762,000 and has been allocated as follows:

Estimated fair value of current, tangible and identifiable intangible assets	$9,982,000
Liabilities assumed	2,540,000

Net assets	7,442,000
Implied intangibles/goodwill	1,320,000
Total purchase consideration	$8,762,000

Comprised of:
Common stock consideration	8,162,000
Direct transaction costs	600,000
Total purchase consideration	$8,762,000

        Under the terms of the agreement and in accordance with FAS No. 141, for accounting purposes, CardioTech has been deemed to be the acquirer. The stock consideration has been calculated as follows: (i) stock outstanding: taking the outstanding ordinary shares of Gish as of September 30, 2002, 3,592,145 ordinary shares, and multiplying by the average price of CardioTech shares (adjusted using the exchange ratio, 1.3422), for the 25 days before and after the announcement of the transaction and (ii) stock options: calculation of the fair value of Gish options, which will be fully vested as result of the transaction, outstanding using the Black-Scholes option valuation method. This calculation results in a purchase consideration greater than net book value of Gish as of September 30, 2002. This difference has been reflected as an increase in the carrying value of the acquired intangible assets and goodwill of CardioTech.

        The pro forma combined condensed consolidated financial statements reflect the following pro forma adjustments:

  (a)
  As part of the acquisition of Gish, CardioTech recorded various intangible assets based on an estimate of their fair value. These estimates are based on preliminary purchase price allocations and are subject to final allocations pursuant to appraisals. The following lists purchase price allocated to intangible assets:

Intangible assets	$440,000	Estimated Useful Life	7 years
Goodwill	$880,000
  (b)
  Accrual for the estimated costs to be incurred by CardioTech directly related to its acquisition of Gish.

  (c)
  CardioTech issued 4,821,377 shares in exchange for 3,592,145 outstanding shares of Gish common stock based on an exchange ratio of 1.3422. In addition, CardioTech exchanged Gish stock options for CardioTech stock options based on the same exchange ratio. Based on the average price at the measurement date, the value of the common stock and options issued was:

	Par Value	Additional Paid-in Capital
Common stock	$48,000	$7,244,000
Stock Options	$0	$870,000
	$48,000	$8,114,000
  (d)
  Elimination of Gish's pre-acquisition stockholders' equity, as follows:

Common stock—par value	$0
Additional paid in capital	10,532,000
Accumulated deficit	(3,047,000)
Total stockholders' equity	$7,485,000
  (e)
  Elimination of Gish's deferred financing costs.

UNAUDITED PRO FORMA COMBINED CONDENSED COMBINED
CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended September 30, 2002

	CardioTech International, Inc. 30-Sep-02	Gish Biomedical, Inc. 30-Sep-02		Pro Forma Adjustments & Eliminations		Pro Forma Balance sheet Combined
Net sales	$1,523,000	$8,659,000				$10,182,000
Cost of sales	964,000	6,576,000				7,540,000

Gross profit	559,000	2,083,000		—		2,642,000
Operating expenses
Selling and marketing	120,000	1,156,000				1,276,000
Research and development	125,000	437,000				562,000
General and administrative	860,000	906,000		$21,000	(f)(g)	1,787,000

Total operating expenses	1,105,000	2,499,000				3,625,000
Operating loss	(546,000)	(416,000)				(983,000)
Interest income (expense), net	21,000	(49,000)				(28,000)

Net loss	$(525,000)	$(465,000)		—		$(1,011,000)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.10	)(1)			$(0.07)
Shares used in computing net loss per common share:
Basic and diluted	9,130,658	4,821,377	(2)			13,952,035

(1)
Gish Biomedical, Inc. net loss per common share basic and diluted calculated on a pro forma basis based on proforma common stock discussed in (2).

(2)
Gish Biomedical, Inc. pro forma common stock based upon the conversion of Gish common stock into CardioTech International, Inc. common stock at the Exchange Rate = 1.3422.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma combined condensed consolidated financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.

        The pro forma combined condensed consolidated financial statements reflect the following pro forma adjustments:

  (f)
  Elimination of Gish amortization expense of $10,000 related to deferred financing costs.

  (g)
  As part of the acquisition of Gish, CardioTech recorded various intangible assets based on an estimate of their fair value. These estimates are based on preliminary purchase price allocations and are subject to final allocations pursuant to appraisals. The following lists purchase price allocated to intangible assets:

Intangible assets	$440,000	Estimated Useful Life	7 years
Goodwill	$880,000

        This entry represents the amortization of the estimated intangible assets based on an estimated useful life of 7 years, approximately $31,000 for the six months ended September 30, 2002.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF INCOME

For the Year Ended March 31, 2002

	CardioTech International, Inc. Year Ended 31-Mar-02	Gish Biomedical, Inc. Year Ended 30-Jun-02		Pro Forma Adjustments & Eliminations		Pro Forma Balance sheet Combined
Net sales	$3,220,000	$16,410,000				$19,630,000
Cost of sales	1,954,000	12,807,000				14,761,000

Gross profit	1,266,000	3,603,000		—		4,869,000
Operating expenses
Selling and marketing	189,000	3,587,000				3,776,000
Research and development	273,000	1,024,000				1,297,000
General and administrative	2,881,000	1,627,000		$43,000	(h)(i)	4,551,000

Total operating expenses	3,343,000	6,238,000				9,624,000
Operating loss	(2,077,000)	(2,635,000)		—		(4,755,000)
Interest income (expense), net	106,000	(95,000)				11,000

Net loss	$(1,971,000)	$(2,730,000)		$—		$(4,744,000)

Net loss per common share:
Basic and diluted	$(0.23)	$(0.57	)(1)			$(0.35)
Shares used in computing net loss per common share
Basic and diluted	8,620,956	4,821,377	(2)			13,442,333

(1)
Gish Biomedical, Inc. net loss per common share basic and diluted calculated on a pro forma basis based on proforma common stock discussed in (2).

(2)
Gish Biomedical, Inc. pro forma common stock based upon the conversion of Gish common stock into CardioTech International, Inc. common stock at the Exchange Rate = 1.3422.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma combined condensed consolidated financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.

        The pro forma combined condensed consolidated financial statements reflect the following pro forma adjustments:

  (h)
  Elimination of Gish amortization expense of $20,000 related to deferred financing costs.

  (i)
  As part of the acquisition of Gish, CardioTech recorded various intangible assets based on an estimate of their fair value. These estimates are based on preliminary purchase price allocations and are subject to final allocations pursuant to appraisals. The following lists purchase price allocated to intangible assets:

Intangible assets	$440,000	Estimated Useful Life	7 years
Goodwill	$880,000

        This entry represents the amortization of the estimated intangible assets based on an estimated useful life of 7 years, approximately $63,000 for the year ended March 31, 2002.

MANAGEMENT OF CARDIOTECH AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

        Upon completion of the merger, CardioTech's board of directors will be comprised of the five current directors of CardioTech. The directors and executive officers of CardioTech following the merger, their ages and intended positions at CardioTech following the merger, as well as certain biographical information of these individuals, are set forth below. The ages of the individuals are provided as of September 30, 2002.

Name	Age	Position(s)
Dr. Michael Szycher	64	Chairman of the Board, President, Chief Executive Officer and Treasurer
David Volpe	47	Acting Chief Financial Officer
Kelly D. Scott	49	President of Gish
Leslie M. Taeger	52	Chief Financial Officer of Gish
Thomas Lovett	47	Corporate Controller
Michael Adams	44	Director
Anthony J. Armini	64	Director
Michael Barretti	57	Director

        Dr. Michael Szycher has been Chairman of the Board, President, Chief Executive Officer and Treasurer of CardioTech since June 1996. From October 1989 until joining CardioTech in June 1996, Dr. Szycher served as Chairman of PolyMedica Industries, Inc. ("PMI") and Chief Executive Officer of PMI from November 1990 to June 1996, and as a director of PMI from its inception until June 1996. Dr. Szycher is a recognized international authority on polyurethanes and blood compatible polymers. Author of over eighty original research articles. Pivotal force in the creation of the Medical Plastics Division of the SPE. He is the Editor of five books, "Biocompatible Polymers, Metals and Composites;" "Synthetic Biomedical Polymers;" "Blood Compatible Materials and Devices: Perspectives Towards the 21st Century;" High Performance Biomaterials: A Comprehensive Guide to Medical/Pharmaceutical Applications;" and "Szycher's Dictionary of Biomaterials and Medical Devices.", and the acclaimed "Szycher's Dictionary of Medical Devices". He is also Editor-In-Chief of the quarterly Journal of Biomaterials Applications.

        Mr. Kelly D. Scott has been the President and Chief Executive Officer of Gish since May of 2000. Prior to joining Gish, Mr. Scott was employed for more than twenty years by Sorin Biomedica and its predecessor, Shiley, Inc. a subsidiary of Pfizer, Inc. He was most recently Managing Director of Sorin Biomedica Asia, a position held since 1998. From 1996 to 1997 he was Managing Director of Sorin Biomedica U.K. Ltd. and from 1994 to 1996 Director of National Accounts for Sorin Biomedical, Inc.

        Mr. Leslie M. Taeger became Vice President, Chief Financial Officer of Gish in September 2000. Prior to joining Gish, Mr. Taeger was employed for more than five years as Chief Financial Officer of Cartwright Electronics, Inc., a division of Meggitt, PLC.

        Mr. Michael Adams has been a director of CardioTech since May 1999. He is also the Vice President of PLC Systems, Inc. Prior to joining PLC Systems in September 2000, Mr. Adams was Vice President of Assurance Medical, Inc., ("Assurance Medical"). Prior to joining Assurance Medical in June 1999, Mr. Adams was the Chief Operating Officer and Vice President of Regulatory Affairs and Quality Assurance of CardioTech from June 1998 to May 1999. From November 1994 through June 1998, Mr. Adams served as the Vice President of Cytyc Corporation.

        Dr. Anthony J. Armini has been a director of CardioTech since August of 2000. Dr. Armini been the President, Chief Executive Officer, and Chairman of the Board of Directors of Implant Science Corporation since 1984. From 1972 to 1984, prior to founding Implant Sciences, Dr. Armini was

Executive Vice President at Spire Corporation. From 1967 to 1972, Dr. Armini was a Senior Scientist at McDonnell Douglas Corporation. Dr. Armini received his Ph.D. in nuclear physics from the University of California, Los Angeles in 1967. Dr. Armini is the author of eleven patents, fifteen patents pending and fourteen publications in the field of implant technology. Dr. Armini has over thirty years of experience working with cyclotrons and linear accelerators, the production and characterization of radioisotopes, and fifteen years experience with ion implantation in the medical and semiconductor fields.

        Mr. Michael Barretti has been a director of CardioTech since January 1998. He is also the President of Cool Laser Optics, Inc., a company which commercializes optical technology specific to the medical laser industry, since July 1996. From September 1994 to July 1996, Mr. Barretti was Vice President of Marketing for Cynosure, Inc., a manufacturer of medical and scientific lasers. From June 1987 to September 1994, Mr. Barretti was a principal and served as Chief Executive Officer of NorthFleet Management Group, a marketing management firm serving the international medical device industry. From January 1991 to May 1994, Mr. Barretti also acted as President of Derma-Lase, Inc., the U.S. subsidiary of a Glasgow, Scotland supplier of solid state laser technologies to the medical field. Mr. Barretti has been a director of CardioTech since January 1998.

        Mr. David Volpe has been CardioTech's Acting Chief Financial Officer since June 1999. Mr. Volpe has also been the Chief Financial Officer of EMT Corporation since March 2000. Since May 1996, Mr. Volpe has been the Managing Director of VC Advisors, Inc., providing financial management, business development and financing expertise to a variety of companies in the Internet, medical, telecommunications, software and high technology fields. These companies include Cool Laser Optics, LeaseMarket.com, MDPlanet.com, Savoy Automation, Grouptel.net, eHealth Technology Fund LP, and VITTS Networks. From 1991 through 2000, Mr. Volpe was a senior financial executive with several private venture-backed and publicly held, technology based companies, including Chief Financial Officer of Cynosure Inc. and FaxNet Corporation. Prior to that, Mr. Volpe was a Manager at Price Waterhouse focusing his efforts on emerging growth, technology-based companies. Mr. Volpe holds a BS degree from California State University and is a member of the AICPA.

        Mr. Tom Lovett has been the Corporate Controller of CardioTech since August 2000. From 1992 until joining CardioTech, Mr. Lovett served in the capacities of Controller and Cost Accounting Manager at Cynosure, Inc. Additionally, Mr. Lovett served in a number of capacities, including Cost Accounting Manager, for Candela Laser Company from 1983 to 1992. Mr. Lovett holds a BS degree in Accounting from Northeastern University.

        On September 3, 2002, Mr. Robert Detwiler resigned as a member of the board for personal reasons and indicated no disagreements or disputes with management or the board of directors. CardioTech is currently in the process of interviewing candidates to fill the vacated board seat.

BOARD COMMITTEES

        Audit Committee.    The board has designated from among its members an Audit Committee, which consists of Dr. Anthony Armini, Mr. Michael Barretti and Mr. Michael Adams. Dr. Armini, Mr. Barretti and Mr. Adams are independent directors. The Audit Committee, has the responsibility to ascertain that CardioTech's financial statements reflect fairly the financial condition and operating results of CardioTech and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends the independent auditors to the board, reviews the scope of the audit functions of the independent auditors and reviews the audit reports. The Audit Committee held a meeting each quarter during fiscal 2002. The responsibilities of the Audit Committee are outlined in a written charter, which was included as Annex A of the Proxy Statement for the 2001 stockholder meeting.

        Compensation and Stock Option Committee.    The Compensation and Stock Option Committee, which met two (2) times during fiscal 2002, has two members, Mr. Barretti (Chairman) and Mr. Adams. The Compensation and Stock Option Committee reviews, approves and makes recommendations on CardioTech's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board are carried out and that such policies, practices and procedures contribute to the success of CardioTech. The Compensation and Stock Option Committee administers the 1996 Plan.

        Nominating Committee.    The Nominating Committee, which was established in March 1998 and did not meet in fiscal 2002, has three members, Dr. Szycher, Mr. Barretti and Mr. Adams. The Nominating Committee nominates individuals to serve on the Board. The Nominating Committee will consider nominees recommended by stockholders. See "Stockholder Proposals" for the procedures to be followed by stockholders in submitting such recommendations.

EXECUTIVE COMPENSATION

        The following table presents a summary of the compensation paid by CardioTech during the fiscal years ended March 31, 2000, 2001 and 2002 to those persons who will serve as executive officers of CardioTech upon completion of the merger and whose salary and bonus exceeded $100,000 for services rendered in all capacities to CardioTech during such years. This compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than 10% of his or her total annual salary and bonus in the fiscal year.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
Michael Szycher, Chairman, CEO and Treasurer	2002 2001 2000	$ $ $	261,777 225,481 205,067	0 0 0	1,218 1,523 11,581	625,000 225,000 156,060	0 0 0

(1)
CardioTech did not issue any bonus.

(2)
Includes premiums paid by CardioTech for long term disability insurance and term life insurance.

        The following table presents a summary of the compensation paid by Gish during the fiscal years ended June 30, 2000, 2001 and 2002 to those persons who will serve as executive officers of CardioTech upon completion of the merger and whose salary and bonus exceeded $100,000 for services rendered in all capacities to Gish during such years. This compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than 10% of his or her total annual salary and bonus in the fiscal year.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus ($)(1)(4)		Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Kelly D. Scott, President and CEO	2002 2001 2000	$ $ $	180,000 180,000 22,500	$	— — 20,000	6,332 4,512 752	100,000 190,000 —	— — —
Leslie M. Taeger, Chief Financial Officer	2002 2001 2000	$ $	150,000 118,750		— 10,900	3,812 3,120	— 25,000	250 250

(1)
Bonuses paid to the above-listed executive officers are pursuant to annual incentive compensation programs established each year for selected employees of Gish, including Gish's executive officers. Under this program, performance goals, relating to such matters as sales growth, gross profit margin and net income as a percentage of sales, and individual efforts are established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which Gish and the individual achieved or exceeded the performance goals.

(2)
Other Annual Compensation consists of the personal use portion of Gish-provided automobiles and premiums paid on executive insurance.

(3)
All Other Compensation consists of Gish's matching contributions to the Gish Salary Savings Plan under Section 401(k) of $250 in each fiscal year.

(4)
Mr. Scott joined Gish in May 2000 as President and Chief Executive Officer. Mr. Scott entered into a written employment agreement with Gish whereby he is entitled to an annual base salary of $180,000, a signing bonus of $20,000 upon the commencement of his employment, and a bonus to be determined by the Gish Board of Directors based on the achievement of specified corporate profitability targets. The employment agreement was amended in August 2001 to provide an initial two-year term commencing August 9, 2001 ("Commencement Date"). The term is to be automatically extended one day for each day elapsed after the Commencement Date. In the event that his employment is involuntarily terminated, he will be entitled to severance payments equivalent to two times the annual salary then in effect on the date of such termination. Mr. Scott was granted options to purchase 190,000 shares of Gish's common stock at an exercise price of $3.00 per share. Options will vest and become exercisable at the rate of 60,000 shares on May 18, 2000, 40,000 shares on May 18, 2001, 40,000 shares on May 18, 2002, and 50,000 shares on May 18, 2003. Mr. Scott was granted an additional fully vested option to purchase 100,000 shares at an exercise price of $0.96 per share effective August 8, 2001. As of the date of this Joint Proxy, we are negotiating the terms of Mr. Scott's new employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table presents information for the fiscal year ended March 31, 2002 for CardioTech with respect to each grant of CardioTech stock options to the CardioTech executive officers named in the Executive Compensation table above.

Name	Number of Securities Underlying Options Granted (#) (1)	% of total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Michael Szycher	500,000	21.04%	$1.10	4/29/2011
	125,000	5.26%	$1.80	12/31/2011

        The following table presents information for the fiscal year ended June 30, 2002 with respect to each grant of Gish stock options to the Gish executive officers named in the Executive Compensation table above.

Name	Number of Securities Underlying Options Granted (#) (1)	% of total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Kelly D. Scott	100,000	80%	$0.96	8/7/2011

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND LAST FISCAL YEAR-END OPTION VALUES

        The following table sets forth information with respect to the number of CardioTech securities underlying unexercised options held by the CardioTech executive officers as of March 31, 2002 and the value of unexercised in-the-money options as of March 31, 2002.

			Number of Securities Underlying Unexercised Options at March 31, 2002		Value of Unexercised In-the-Money Options at March 31, 2002
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Michael Szycher	—	—	1,516,058	97,355	$200,047	$7,406

        The following table sets forth information with respect to the number of Gish securities underlying unexercised options held by the Gish executive officers as of June 30, 2002 and the value of unexercised in-the-money options as of June 30, 2002.

			Number of Securities Underlying Unexercised Options at June 30, 2002		Value of Unexercised In-the-Money Options at June 30, 2002
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Kelly D. Scott	—	—	240,000	50,000	—	—
Leslie M. Taeger	—	—	15,000	10,000	—	—

(1)
Excess of market price over exercise price, on the date of exercise.

(2)
Value of unexercised in-the-money options is based on NASDAQ's closing price on June 28, 2002 ($0.37 per share).

DIRECTOR COMPENSATION

        CardioTech's policy is to pay $750 per diem compensation to members of the board for attendance at board meetings or committee meetings. All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the board. In 2002, CardioTech granted each director an option to purchase 27,370 shares of CardioTech common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Other than Mr. Adams, no person serving on the Compensation and Stock Option Committee at any time during fiscal year 2002 was a present or former officer or employee of CardioTech or any of its subsidiaries. During fiscal year 2002, other than Dr. Szycher, no executive officer of CardioTech served as a member of the board of directors or compensation and stock option committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on CardioTech's board of directors or Compensation and Stock Option Committee.

RELATED PARTY TRANSACTIONS

        The above-named directors and executive officers have indicated that neither they nor any of their respective affiliates has any relationship with CardioTech that is required to be disclosed pursuant to Item 404 of Regulation S-B promulgated under the Securities Exchange Act of 1934, except for the transactions referred to below.

        In December 1998, two executive officers, Michael Szycher and Michael Adams, of CardioTech purchased, in the aggregate, 80,000 units during a private placement offering of CardioTech's common stock at a price of $1.25 per unit. A note issued by each officer to CardioTech funded the purchase of the units, valued at $100,000. The terms of the note provide for each executive to repay CardioTech with interest at 4.25% per annum, within five years. The promissory notes, which are full recourse against the maker personally with respect to any amount due under the promissory notes, are secured by the common stock and warrants underlying the units. The principal balance due is included as subscriptions receivable from related parties in Stockholders' Equity of the consolidated balance sheet. As of September 30, 2002, the principal balance outstanding was $100,000.

        SFAS No. 57, "Related Party Disclosures," specifies the nature of information that should be disclosed in financial statements regarding related party transactions. Implant Sciences Corporation ("Implant"), a public company, is a related party with CardioTech by virtue of its significant business relationships.

        In March 2000, Implant entered into a $250,000 joint research agreement with CardioTech for the purpose of having CardioTech develop a proprietary porous polymer biocompatible coating technology as a platform for Implant's proprietary radioactive brachytherapy technology. During fiscal 2001, CardioTech was paid $50,000 by Implant pursuant to the aforementioned agreement. The joint research and development agreement provides for CardioTech to develop the polyurethane coating instrumental in the development of a polyurethane coated drug-eluting stent and for CardioTech to grant Implant a perpetual worldwide exclusive license to use, sublicense and otherwise deal in any technology developed by CardioTech in connection with the development of the stents. In consideration of the research, development and technology transfer, Implant will pay CardioTech $150,000 in cash pursuant to a milestone schedule. In addition, Implant will purchase 100,000 shares of CardioTech's common stock at a price of $1.00 per share upon the achievement of certain milestones related to the research and development. As of September 30, 2002, Implant purchased 60,000 shares of CardioTech's common stock at $1.00 per share.

        CardioTech International, Inc. is the owner of the technology used in connection with the stent. However such technology will be transferred to Implant pursuant to a technology license. The developed technology represents a "platform" in the sense that the polyurethane developed by CardioTech and utilized to cover the stent will be the medium in which specific anti-restenosis drugs will be implanted and therefore becomes the key technological component of this drug-eluting stent. The research and development agreement provides for 6 phases including the design of equipment necessary to produce prototypes of the stent, development of a series of prototypes, production of a limited number of prototypes and the delivery of prototypes to Implant. The significant milestone is the delivery of a working prototype. Implant is obligated to pay the entire $250,000 if all milestone conditions are met. Through September 30, 2002, Implant has made cash payments of $175,000 to CardioTech.

        Certain of CardioTech's directors hold positions as directors of Implant Sciences, Inc. Dr. Szycher, CardioTech's chief executive officer and chairman of the board of directors, is also a director of Implant Sciences, Inc. ("Implant"). Dr. Armini, the chief executive officer and chairman of the board of directors of Implant, is also a one of CardioTech's directors. Mr. Volpe, CardioTech's acting chief financial officer, is also the acting chief financial officer of Implant.

SELLING SECURITYHOLDERS

        The following table and notes set forth, the name of each Gish selling securityholder, the nature of any position, office, or other material relationship which the selling securityholder has had, within the past three years, with Gish or CardioTech or with any of our predecessors or affiliates, the amount of shares of CardioTech common stock that are expected to be beneficially owned by such securityholder after the completion of the merger, the amount to be offered for the securityholder's account and the amount to be owned by such securityholder after completion of the offering.

Selling Securityholder	Number of Shares of CardioTech Common Stock Expected to be Beneficially Owned Prior to the Offering		Number of Shares of CardioTech Common Stock Being Offered Hereby
Asset Value Fund Limited Partnership(1)	792,435		792,435
Craig Corporation (through its controlling interest in Citadel Holding Corporation)(2)	783,711		783,711
Kelly D. Scott(3)	527,887	(4)	138,649
John S. Hagestad(5)	186,821	(6)	180,110
Ray R. Coulter(7)	12,319	(8)	5,608

Total	2,303,173		1,900,513

(1)
Gish director, John W. Galuchie, Jr., is the Treasurer and Secretary of Asset Value Management, Inc., the sole general partner of Asset Value Fund Limited Partnership. Mr. Galuchie has been a director of Gish since 1999.

(2)
Former Gish director, James J. Cotter, is an affiliate of Craig Corporation. Mr. Cotter was a Gish director from 1999 to 2002.

(3)
Mr. Scott has served as the President/CEO of Gish since May 2000.

(4)
Includes 389,238 shares subject to options.

(5)
Mr. Hagestad has served as a member of the board of directors of Gish since 1979.

(6)
Includes 6,711 shares subject to options.

(7)
Mr. Coulter has served as a member of the board of directors of Gish since 1979.

(8)
Includes 6,711 shares subject to options.

All of the shares of CardioTech common stock identified in the table are expected to be acquired by the selling securityholders in connection with the merger. Because the selling securityholders may, under this joint proxy statement/prospectus, sell all or some portion of the CardioTech common stock, no estimate can be given as to the amount of CardioTech common stock that will be held by the selling securityholders after the sales have been completed. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Gish common stock after the date on which they provided information regarding their Gish share holdings. As a result, the number of shares of CardioTech common stock that they will acquire in connection with the merger may be less than indicated in the foregoing table.

CARDIOTECH'S BUSINESS

GENERAL

        CardioTech is using its proprietary manufacturing technology to develop and manufacture small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes that has been demonstrated to be biocompatible and non-toxic. Vascular grafts are used to replace, bypass or provide a new lining or arterial wall for occluded, damaged, dilated or severely diseased arteries. CardioTech developed a vascular access graft tradenamed VascuLink Vascular Access Graft and was developing a peripheral graft tradenamed MyoLink Peripheral Graft. CardioTech sold the VascuLink and MyoLink products to Nervation Ltd in connection with the disposition of CardioTech's UK subsidiary, CardioTech International, Ltd ("CTL"). CardioTech is currently developing a layered microporous coronary artery bypass graft tradenamed CardioPass.

        On May 4, 2001, CardioTech completed the acquisition of all the shares of CMED Catheter and Disposables Technology, Inc., a Minnesota corporation ("CDT"), from Colorado Medtech, Inc., a Colorado corporation ("Medtech") pursuant to an Acquisition Agreement dated as of April 30, 2001, by and among CardioTech, CDT and Medtech.

        CDT is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. Some devices designed, developed and manufactured for customers by CDT include sensing, balloon, and drug delivery catheters; disposable endoscopes; and in-vitro diagnostic and surgical disposables.

        Additionally, through its Biomaterials division, CardioTech develops, manufactures and markets polyurethane-based biomaterials for use in both acute and chronically implanted devices such as stents, artificial hearts, and vascular ports. These premium biomaterials are sold under the tradenames: ChronoFlex, ChronoThane, HydroThane, ChronoFilm, HydroMed and Hydroslip. CardioTech owns a number of patents relating to its vascular graft manufacturing technology. In addition, PolyMedica Corporation ("PMI") has granted to CardioTech an exclusive, perpetual, worldwide, royalty-free license for the use of one polyurethane patent and related technology in the field consisting of the development, manufacture and sale of implantable medical devices and biodurable polymer material to third parties for the use in medical applications (the "Implantable Device and Materials Field"). PMI also owns, jointly with Thermedics, Inc., the ChronoFlex polyurethane patents relating to the ChronoFlex technology ("Joint Technology"). PMI has granted to CardioTech a non-exclusive, perpetual, worldwide, royalty-free sublicense of these patents for use in the Implantable Devices and Materials Field.

        CardioTech was founded in 1993 as a subsidiary of PMI. In June 1996, PMI distributed all of the shares of CardioTech's common stock, par value $0.01 per share, that PMI owned to PMI stockholders of record as of June 3, 1996. CardioTech is headquartered in Woburn, Massachusetts and operates contract research and development services and outsourced manufacturing from its CDT facility in Plymouth, Minnesota.

        ChronoFilm is a registered trademark of PMI. ChronoFlex is a registered trademark of the CardioTech. ChronoThane, ChronoPrene, HydroThane, PolyBlend and PolyWeld are tradenames of CardioTech. DuraGraft and CardioPass are trademarks of CardioTech.

MEDICAL INDUSTRY BACKGROUND

        Blood is pumped from the heart throughout the body via arteries. Blood is returned to the heart at relatively low pressure via veins, which have thinner walls than arteries and have check valves which force blood to move in one direction. Because a specific area of the body is often supplied by a single main artery, rupture, severe narrowing or occlusion of the artery supplying blood to that area is likely to cause an undesirable or catastrophic medical outcome.

        Vascular grafts are used to replace or bypass occluded, damaged, dilated or severely diseased arteries and are sometimes used to provide access to the bloodstream for patients undergoing hemodialysis treatments. Existing small bore graft technologies suffer from a variety of disadvantages in the treatment of certain medical conditions, depending upon the need for biodurability, compliance (elasticity) and other characteristics necessary for long-term interface with the human body.

PRODUCT IN PRE-CLINICAL DEVELOPMENT

CARDIOPASS CORONARY ARTERY BYPASS GRAFT

        Coronary artery bypass graft ("CABG") surgery is performed to treat the impairment of blood flow to portions of the heart. CABG surgery involves the addition of one or more new vessels to the heart to re-route blood around blocked coronary arteries.

        Autogenous grafts (using the patient's own saphenous vein or mammary artery) have been successfully used in CABG procedures for a number of years and have shown a relatively high patency rate (80% to 90% for saphenous veins and over 90% for mammary arteries one year after surgery) with no risk of tissue rejection. However, the surgical harvesting of vessels for autogenous grafts involves significant trauma and expense. In addition, not all patients requiring CABG surgery have sufficient native vessels as a result of previous bypass surgeries, or their vessels may be of inferior quality due to trauma or disease. Cryo-preserved saphenous veins are available, but these veins often deteriorate due to attack by the body's immune system.

        CardioTech is developing its grafts using specialized ChronoFlex polyurethane materials that it believes will provide significantly improved performance in the treatment of arterial disorders. The grafts have three layers, similar to natural arteries and are designed to replicate the physical characteristics of human blood vessels.

        CardioTech is developing the CardioPass Coronary Artery Bypass Graft to be a synthetic graft of 3mm in diameter specifically designed for use in CABG surgery. If successfully developed, CardioTech believes that the CardioPass Graft may be used initially to provide an alternative to patients with insufficient or inadequate native vessels for use in bypass surgery as a result of repeat procedures, trauma, disease or other factors. CardioTech believes, however, that the CardioPass Graft may ultimately be used as a substitute for native saphenous veins, thus avoiding the trauma and expense associated with the surgical harvesting of the vein.

        CardioTech believes that approximately 700,000 CABG procedures were performed worldwide, of which nearly 500,000 were performed in the United States during 1999. CardioTech believes that approximately 20% of these CABG procedures were performed on patients who had previously undergone bypass surgery, and that the number of repeat procedures will continue to increase as a percentage of procedures performed. Currently, approximately 70% of CABG procedures are performed utilizing the saphenous vein. The CardioPass Coronary Artery Bypass Graft is in pre-clinical development.

        CardioTech estimates that approximately 100,000 patients are diagnosed by their physicians as having native vessels that are inadequate for use in bypass surgery. If the CardioPass Graft is successfully developed, CardioTech believes that the graft may initially be used for these patients. CardioTech also believes that if long-term clinical results are acceptable to clinicians (generally, greater than 50% patency five years after implant), the graft may ultimately be used as a direct substitute for autogenous saphenous veins.

BIOMATERIALS

        CardioTech also develops, manufactures and sells a range of polymer-based materials customized for use in the manufacture of certain medical devices to other medical device manufacturers. CardioTech sells these custom polymers under the tradenames ChronoFilm, ChronoFlex, ChronoThane, ChronoPrene, HydroThane, PolyBlend and PolyWeld. CardioTech also provides development services relating to biomaterials to medical device customers.

        CardioTech also manufactures and sells its proprietary HydroThane biomaterials to medical device manufacturers that are evaluating HydroThane for use in their products. HydroThane is a thermoplastic, water-absorbing, polyurethane elastomer, that possesses properties that CardioTech believes make it well suited for the complex requirements of a variety of catheters. In addition to its physical properties, CardioTech believes HydroThane exhibits an inherent degree of bacterial resistance, clot resistance and biocompatibility. When hydrated, HydroThane has elastic properties similar to living tissue.

        In July 1999, CardioTech acquired the assets of Tyndale-Plains-Hunter, Ltd. ("TPH"), a manufacturer of specialty hydrophilic polyurethanes. TPH's common stock was acquired in consideration of $350,000 cash, 446,153 shares of CardioTech common stock valued at $725,000, and assumption of approximately $178,000 of liabilities. TPH polymers are primarily sold to customers as part of an exclusive arrangement. Customers are supplied tailored, patented hydrophilic polyurethanes in exchange for multi-year, royalty-bearing exclusive supply contracts. TPH owns 29 patents in the field of hydrophilic polyurethanes. In October 2000, CardioTech completed the transfer of TPH's operations from Lawrenceville, NJ to CardioTech's headquarters in Woburn, MA.

        During the fiscal year ended March 31, 2001, CardioTech was the recipient of one Small Business Innovation Research grant awarded by National Institutes of Health ("NIH") to support CardioTech's research and development programs.

        Revenues were approximately $3,220,000 and $1,543,000 for the years ended March 31, 2002 and 2001, respectively. For the year ended March 31, 2002 26% of revenues were generated from royalties from one customer and grants from the NIH. For the year ended March 31, 2001, 29% of revenues were generated from royalties from one customer and grants from the NIH.

MANUFACTURING

        CardioTech currently manufactures limited quantities of ChronoFlex and HydroThane for sale to medical device manufacturers. To date, CardioTech's manufacturing activities with respect to the specialized ChronoFlex materials used in vascular grafts have consisted primarily of manufacturing small quantities of such products for use in clinical trials. CardioTech has an agreement with CTL pursuant to which CardioTech is required to purchase from and CTL has agreed to sell to CardioTech the vascular grafts it needs subject to CardioTech's ability to obtain another supplier and to obtain the transfer of the technology. CardioTech could have its newly acquired subsidiary, CMED Catheter and Disposables Technology, Inc. ("CDT"), undertake large scale commercial production of vascular grafts, when and if, it elects to do so. This would entail, among other things, the purchase of specialized extrusion equipment capable of producing the grafts. To achieve profitability, CardioTech's products must be manufactured in larger commercial quantities in compliance with regulatory requirements and at acceptable costs. Production in larger commercial quantities will require CardioTech to expand its manufacturing capabilities significantly and to hire and train additional personnel.

        The development and manufacture of CardioTech's products are subject to good laboratory practice ("GLP") and good manufacturing practice ("GMP") requirements prescribed by the FDA and other standards prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that CardioTech will be able to obtain or manufacture products in a timely fashion at acceptable quality and prices, that it or any suppliers can comply with GLP or GMP, as applicable, or that it or such suppliers will be able to manufacture an adequate supply of product. CDT's facility is ISO 9001 and EN 46001 certified and includes a "Class 10,000" clean room.

COMPETITION

        Competition in the medical device industry in general is intense and based primarily on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing products.

        Competition among products will be based, among other things, on product efficacy, safety, reliability, availability, price and patent position. An important factor will be the timing of the market introduction of CardioTech's or competitors' products. Accordingly, the relative speed with which CardioTech can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is expected to be an important competitive factor. CardioTech's competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

RESEARCH AND DEVELOPMENT

        CardioTech's research and development efforts are focused on developing its synthetic vascular graft technologies. CardioTech's development decisions are based on (1) development costs, (2) product need, (3) third-party interest and funding availability, and (4) regulatory considerations. CardioTech believes it will need substantial additional financing to conduct human clinical trials, and produce coronary artery bypass grafts and other planned products. No assurance can be given, however, that such financing, or other financing, will be available on terms attractive to CardioTech, if at all. Research and development expenditures, including costs of research grants, for the years ended March 31, 2002 and 2001 were $501,000 and $557,000, respectively. CardioTech granted CTL the option to become the exclusive distributor of the CardioPass Coronary Artery Bypass Graft ("CABG") in Europe. If CTL exercises this option, it agreed to fund up to $3,000,000 to perform European clinical trials to obtain CE marking.

        In April 2002, CardioTech concluded a technology transfer and license agreement with Credent Vascular Technologies, Ltd., of Wrexham, U.K. ("Credent"). Total consideration to be paid by Credent to CardioTech for the purchase of the transferred rights to ChronoFlex RC is a minimum of $500,000 and may be as high as $1,000,000, payable in installments linked to certain performance requirements.

        Under terms of the agreement, CardioTech irrevocably granted an exclusive, worldwide license of its intellectual property rights relating to ChronoFlex RC, enabling Credent to exclusively synthesize ChronoFlex RC biodurable polycarbonate-urethane. Credent will use ChronoFlex RC in the manufacture of its vascular access and peripheral vascular grafts and potentially in future development products. Credent has licensed back to CardioTech the right to use ChronoFlex RC for the manufacture and marketing of coronary artery bypass grafts.

UNCERTAINTIES RELATED TO HUMAN CLINICAL TRIALS OF CARDIOTECH'S CORONARY ARTERY BYPASS GRAFT

        CardioTech is preparing to enter overseas human trials for the CardioPass coronary artery bypass graft (CABG). Over the past twenty five years, medical device manufacturers have tried, and failed, to produce a clinically acceptable coronary artery bypass graft. CardioTech recently concluded bench and pre-clinical animal trials. CardioTech will be one of only two companies in the world participating in human trials with the CABG technology.

        Human clinical trials are lengthy, expensive, and CardioTech may not obtain the regulatory approvals required to market and sell the CABG. The time required for regulatory clearances overseas and in the U.S. typically takes a number of years, depending on the complexity and novelty of the device. Any delay in obtaining or failure to obtain required clearance by the proper authorities, would materially affect CardioTech's ability to generate revenues from the CABG product.

GOVERNMENT REGULATION

        CardioTech's research and development activities are also subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States. In the United States, the development, manufacturing and marketing of synthetic vascular grafts are subject to regulation for safety and efficacy by the FDA in accordance with the Food, Drug and Cosmetic Act. Synthetic vascular grafts are subject to rigorous FDA regulation, including pre-clinical and clinical testing. The process of completing clinical trials and obtaining FDA approvals for a medical device is likely to take a number of years, requires the expenditure of substantial resources and is often subject to unanticipated delays. There can be no assurance that any product will receive such approval on a timely basis, if at all.

        There can be no assurance that the FDA will approve any of CardioTech's products currently under research for marketing, or if they are approved, that they will be approved on a timely basis. Furthermore, CardioTech or the FDA may suspend clinical trials at any time upon a determination that the subjects or patients are being exposed to an unacceptable adverse health risk ascribable to CardioTech's products. If clinical studies are suspended, CardioTech may be unable to continue the development of the investigational products affected.

EMPLOYEES

        Prior to the acquisition of CDT on April 30, 2001, CardioTech had 9 full time employees consisting of one in research and development, four in manufacturing and production, and four in management, administrative and marketing positions. As of October 31, 2002, CardioTech has 30 full-time employees. Of these full-time employees, 13 are in research and development, 10 are in manufacturing and production, and 7 are in management, administrative, and marketing positions. None of CardioTech's employees is covered by a collective bargaining agreement, and management considers its relations with its employees to be good.

LEGAL PROCEEDINGS

        CardioTech is not a party to any legal proceedings.

PROPERTIES

        CardioTech leases a total of approximately 16,000 square feet in Woburn, Massachusetts on a five year lease expiring August 30, 2003. As a result of the acquisition of CDT, and effective as of May 1, 2001, CardioTech also leased an additional 11,000 square feet in Plymouth, Minnesota on a three year lease with an option to extend for an additional three years. CardioTech believes that its current facilities are adequate for the next several years.

CARDIOTECH SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated financial information should be read in conjunction with CardioTech's Consolidated Financial Statements and related notes incorporated by reference and CardioTech Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the year ended March 31, 2002 and the balance sheet data as of March 31, 2002 are derived from CardioTech's consolidated financial statements incorporated by reference. The statements of operations data for the years ended March 31, 1998, 1999, 2000 and 2001 and the balance sheet data as of March 31, 1998, 1999, 2000 and 2001 are derived from CardioTech's consolidated financial statements that are not included in this joint proxy statement/prospectus. Information regarding the six month periods ended September 30, 2001 and 2002 and as of September 30, 2001 and 2002 has been derived from CardioTech's unaudited financial statements incorporated by reference and, in the opinion of the management of CardioTech, reflects all adjustments necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of results to be expected in any future period.

CardioTech Selected Historical Consolidated Financial Information

	As of and for the
						Six Months Ended September 30,		Pro Forma Six Months Ended September 30, 2002
	Year Ended March 31,
	1998	1999	2000	2001	2002	2001	2002
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$873	$1,083	$1,497	$1,543	$3,220	$1,586	$1,523	$10,182
Total expenses	2,757	3,597	5,156	3,060	5,297	2,936	2,069	11,165
Loss from operations	(1,884)	(2,514)	(3,659)	(1,517)	(2,077)	(1,350)	(546)	(983)
Other income (expense), net	75	(111)	(155)	7,222	106	69	21	(28)
Net income (loss)	$(1,809)	$(2,625)	$(3,814)	$5,705	$(1,971)	$(1,343)	$(525)	$(1,011)
Net income (loss) per common share:
Basic	$(0.42)	$(0.55)	$(0.58)	$0.68	$(0.23)	$(0.16)	$(0.06)	$(0.07)
Diluted	(0.42)	(0.55)	(0.58)	0.61	(0.23)	(0.16)	(0.06)	(0.07)
Shares used in computing net income (loss) per common share:
Basic	4,272,916	4,814,823	6,541,545	8,424,374	8,620,956	8,507,451	9,130,658	13,952,035
Diluted	4,272,916	4,814,823	6,541,545	9,393,742	8,620,956	8,507,451	9,130,658	13,952,035
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$2,227	$2,392	$1,793	$5,110	$4,093	$3,144	$3,450	$3,674
Working capital	2,044	1,900	589	4,580	3,608	3,074	3,197	7,022
Total assets	3,040	3,527	4,164	7,251	6,554	6,889	5,960	17,262
Long-term debt	1,660	2,208	2,259	378	—	391	—	—
Redeemable convertible preferred stock	—	500	—	—	—	—	—	—
Stockholders' equity (deficit)	783	(117)	68	6,054	5,434	5,433	4,919	13,081

CardioTech Supplementary Historical Consolidated Financial Information

	Quarter Ended
	30-Jun 2000	30-Sep 2000	31-Dec 2000(1)	31-Mar 2001	30-Jun 2001(2)	30-Sep 2001(3)	31-Dec 2001	31-Mar 2002	30-Jun 2002	30-Sep 2002
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$420	$448	$309	$366	$817	$768	$800	$835	$802	$721
Total expenses	864	857	703	636	1,012	1,924	1,211	1,150	985	1,085
Loss from operations	(444)	(409)	(394)	(270)	(195)	(1,156)	(411)	(315)	(183)	(364)
Other income (expense), net	(14)	(19)	6,919	336	(17)	25	71	27	12	9
Net income (loss)	$(458)	$(428)	$6,525	$66	$(212)	$(1,131)	$(340)	$(288)	$(171)	$(355)
Net income (loss) per common share:
Basic	$(0.06)	$(0.05)	$0.77	$0.01	$(0.02)	$(0.13)	$(0.04)	$(0.03)	$(0.02)	$(0.04)
Diluted	(0.06)	(0.05)	0.74	0.01	(0.02)	(0.13)	(0.04)	(0.03)	(0.02)	(0.04)
Shares used in computing net income (loss) per common share:
Basic	8,277,618	8,438,637	8,519,723	8,507,284	8,507,451	8,507,451	8,571,060	8,770,481	9,161,755	9,128,960
Diluted	8,277,618	8,438,637	8,865,213	8,507,284	8,507,451	8,507,451	8,571,060	8,770,481	9,161,755	9,128,960
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$1,553	$1,279	$5,158	$5,110	$3,624	$3,144	$3,378	$4,093	$3,903	$3,450
Working capital	384	430	4,780	4,580	3,382	3,074	3,014	3,608	3,549	3,197
Total assets	3,812	3,625	7,643	7,251	7,397	6,889	6,957	6,554	6,459	5,960
Long-term debt	2,299	2,339	371	378	384	391	398	—	—	—
Redeemable convertible preferred stock	—	—	—	—	—	—	—	—	—	—
Stockholders' equity (deficit)	(271)	(345)	6,243	6,054	5,895	5,433	5,236	5,434	5,326	4,919

(1)
On November 17, 2000, the Company entered into a Share Purchase Agreement in respect of CardioTech International Ltd. (the "Agreement") with Nervation Limited ("Nervation"). This Agreement provided for the purchase of all the issued and outstanding ordinary shares (the "Shares") of CardioTech International, Ltd. ("CTL") by Nervation from CardioTech for total cash consideration of $7,000,000. The Company obtained stockholder approval for the sale of the Shares on October 26, 2000.

  The Company agreed to i) transfer all the Shares of CTL to Nervation; ii) extend the right to Nervation the use of the name "CardioTech" and/or any similar imitations thereof for a period of not less than five (5) years; iii) transfer legal title to all assets used by CTL in connection with manufacturing, marketing, development and exploration of the access and peripheral grafts (the "Business"); iv) grant an exclusive worldwide license to manufacture the specific formulation of Chronoflex RC for the Business in certain events including business interruption, sale, merger or acquisition of the Company and/or the inability of the Company to furnish the Chronoflex RC to Nervation in sufficient quantity and/or consistently and on a reasonable and timely commercial basis; v) grant Nervation the option to become the exclusive distributor of the Company's CardioPass Coronary Artery Bypass Graft ("CABG") in Europe. If Nervation exercises this option, it agreed to fund up to $3,000,000 to perform European clinical trials to obtain CE Marking; vi) enter into a covenant by the Company not to compete with Nervation in the manufacturing, marketing, development and exploitation of the access and peripheral grafts currently used in the Business, including the Vasculink Vascular Access Graft and the Myolink Arterial Bypass Graft; vii) assign all Trademarks and Intellectual Property used in connection with the Business and assets being transferred to Nervation; and viii) purchase CABG grafts from Nervation. Nervation agreed to supply the Company with such grafts. This is subject to the Company's ability to obtain another supplier and to obtain the transfer of the technology.

  In exchange for the above referenced terms and conditions the Company received and/or maintained as consideration for consummating said transaction i) a cash payment of $7,000,000; ii) the exclusive, worldwide right to the CABG and a covenant from Nervation not to compete directly or indirectly with the CABG product utilizing ChronoFlex technology;

  iii) the release of certain obligations and guarantees with respect to certain debts and obligations of CTL; and iv) an advance payment of $200,000 for ChronoFlex RC to be sold to Nervation.

  In connection with the transaction, the Company repaid approximately $2,034,000 of 7% senior convertible notes held by Dresdner Kleinwort Benson Private Equity Partners LP, including all accrued interest and redemption premiums. Per the Agreement, the Company was also required to place in escrow, for a period of eighteen months from the date of the Agreement, $700,000 of the gross proceeds to fulfill certain indemnification provisions. On April 9, 2002, the provisions of escrow had been met and approximately $730,000, representing the escrow principal plus accrued interest, was transferred to the Company. The Company incurred transaction related costs of approximately $230,000.

  The unaudited financial data related to the CTL operations for the period from April 1, 2000 through November 17, 2000 is as follows:

2001
Revenues	$64,000
Net loss	$(396,000)
Net loss per share:
Basic	$(0.05)
Diluted	$(0.05)
(2)
On May 4, 2001, the Company completed the acquisition of all the shares of CMED Catheter and Disposables Technology, Inc., a Minnesota corporation ("CDT"), from Colorado Medtech, Inc., a Colorado corporation ("Medtech"), pursuant to an Acquisition Agreement dated as of April 30, 2001, by and among Cardiotech, CDT and Medtech.

  CDT is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. CDT's facility is ISO 9001 and EN 46001 certified and includes a "Class 10,000" clean room.

  The consideration paid by Cardiotech to Medtech was $1,300,000 in a cash payment, $130,000 of which was placed into escrow pursuant to the terms of the agreement. The cash consideration used in the purchase came from Cardiotech's working capital. In connection with the transaction, Cardiotech acquired net assets of CDT having a book value of approximately $375,000. Additionally, the Company incurred transaction costs of approximately $130,000. The acquisition was accounted for in accordance with the purchase method of accounting. The excess of purchase price over the fair value of the net assets acquired was approximately $1,144,000 and was recorded as goodwill and other intangible assets, which is being amortized on a straight-line basis over five years.

  Operations of CDT are included in CardioTech's operations from the date of the acquisition. The unaudited pro forma results of operations of the Company and acquired business for the years ended March 31, 2002 and 2001 assuming the acquisition had occurred on April 1, 2000 are as follows:

	2002	2001
Revenues	$3,420,000	$3,935,000

Net loss	$(1,973,000)	$5,659,000

Income (loss) per share—basic	$(0.22)	$0.67

Income (loss) per share—diluted	$(0.22)	$0.60

(3)
The loss from operations and net loss of $1,156,000 and $1,131,000 respectively, for the three months ended September 30, 2001 includes a $672,000 charge for non-cash stock based compensation related to the fair value of options granted to a consultant. The Company also incurred additional operating expenses related to the operations of CDT that was acquired in May 2001.

CARDIOTECH CORPORATION MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS—SIX MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

        Revenue for the six months ended September 30, 2002 was $1,523,000 as compared to $1,586,000 for the comparable prior year period, a decrease of $63,000 or 4%. This decrease is attributable primarily to a decrease in royalty revenue and research grants and contracts, offset by increases in product sales. Biomaterial product sales were $258,000 for the six months ended September 30, 2002 as compared to $255,000 for the comparable prior year period, an increase of $3,000 or 1%. Cardiotech believes that slight fluctuations in sales in our biomaterials business from quarter-to-quarter are normal occurrences, however, CardioTech also believes that as CardioTech continues to focus its efforts on growing revenues from our CDT subsidiary, CardioTech will experience minimal, if any, growth from its biomaterials business. Product sales from CDT, its wholly owned outsourced research and development and manufacturing subsidiary, were $971,000 for the six months ended September 30, 2002 as compared to $914,000 for the comparable prior year period, an increase of $57,000 or 6%. The increase in revenue from product sales at our CDT subsidiary is primarily a result of increased outsourced manufacturing projects. Royalty revenue for the six months ended September 30, 2002 was $206,000 as compared to $258,000 for the comparable prior year period, a decrease of $52,000 or 20%. The decrease in royalty revenue is primarily a result of the discontinuation of royalty payments from one customer. Research grants and contracts were $88,000 for the six months ended September 30, 2002 as compared to $159,000 for the comparable prior year period, a decrease of $71,000 or 45%. The decrease is primarily attributable to the completion of one grant.

        Cost of product sales for the six months ended September 30, 2002 was $903,000, as compared to $886,000 for the comparable prior year period, an increase of $17,000 or 2%. The increase in cost of product sales is primarily attributable to increased cost of biomaterial sales, which typically are lower margin projects. However, this was offset by significantly improved margins realized from our CDT subsidiary. Overall gross margins on product sales was approximately 37% for the six months ended September 30, 2002 as compared to gross margins of 38% for the comparable prior year period. However, our CDT subsidiary realized gross margins of 44% for the six months ended September 30, 2002 as compared to 33% for the comparable prior year period. The improvement in gross margins at CardioTech's CDT subsidiary is primarily a result of the elimination of costly outsourced consultants and increased outsourced manufacturing activities. Cost of research grants and contracts for the six months ended September 30, 2002 was $61,000 as compared to $120,000 for the comparable prior year period, a decrease of $59,000 or 49%. This decrease is primarily a result of decreased research grant activities.

        Research and development expense for the six months ended September 30, 2002 was $125,000, as compared to $132,000 for the comparable prior year period, a decrease of $7,000, or 5%. The research and development spending is consistent with prior year research and development expenditures.

        Selling, general and administrative expense for the six months ended September 30, 2002 was $980,000, as compared to $1,798,000 for the comparable prior year period, a decrease of $818,000 or 45%. This decrease is primarily attributable to the inclusion of approximately $729,000 of non-cash stock based compensation charges related to the fair value of options granted to consultants in the six months ended September 30, 2001. Cardiotech did not incur any such charges in the six months ended September 30, 2002. Cardiotech continues to maintain strict cost controls over its selling, general and administrative expenses.

        CardioTech had no interest expense for the six months ended September 30, 2002 as compared to $13,000 for the comparable prior year period, a decrease of $13,000. The decrease in interest expense is attributable to the elimination of all debt as a result of Dresdner Kleinwort Benson's conversion of its remaining $398,000 long-term debt into 433,094 shares of the Company's common stock in February 2002. Interest income for the six months ended September 30, 2002 was $21,000 as compared to $79,000 for the comparable prior year period, a decrease of $58,000 or 73%. The decrease in interest income is attributable to both lower interest rates and lower excess cash held in money market funds.

        For the six months ended September 30, 2002, CardioTech recorded a net loss of $525,000 as compared to $1,343,000 for the comparable prior year period, a decrease in net loss of $818,000 or 61%. The Company's net loss, excluding the stock based compensation charge of $729,000 for the six months ended September 30, 2001 was $614,000. Accordingly, the decrease in the net loss, after exclusion of the stock based compensation charge for the six months ended September 30, 2001, was $89,000 or 15%. The decrease in net loss is primarily attributable to the improvement in gross margins realized from CardioTech's CDT subsidiary. Basic and diluted net loss per share for the six months ended September 30, 2002 was $0.06 per share as compared to basic and diluted net loss per share of $0.16 per share for the comparable prior year period, a decrease in net loss per share of $0.10 or 63%.

RESULTS OF OPERATIONS—YEARS ENDED MARCH 31, 2002 AND MARCH 31, 2001

        Revenue for the year ended March 31, 2002 was $3,220,000 as compared to $1,543,000 for the comparable prior year period, an increase of $1,677,000 or 109%. The increase in CardioTech's revenues is attributable to the acquisition of CMED Catheter and Disposables Technology, Inc. ("CDT"), which provided approximately $1,962,000 in revenues for the eleven month period ended March 31, 2002. The increase in CardioTech's revenues were offset by decreases of approximately i) $121,000 in biomaterials sales resulting from reduced demand from certain customers and management's focus on sales operations at CDT; ii) $67,000 in royalty income resulting from the loss of one customer; and iii) $64,000 in vascular access graft sales resulting from the disposition of CardioTech's UK subsidiary in fiscal 2001.

        Cost of product sales for the year ended March 31, 2002 was $1,726,000 as compared to $767,000 for the comparable prior year period, an increase of $959,000, or 125%. Gross margin on product sales, including royalty revenues, was approximately 41% for the year ended March 31, 2002 as compared to 38% for the year ended March 31, 2001. The improvement in gross margins results from higher margin activities realized through the acquisition of CDT; continued improvements in operational efficiencies, including the relocation of the Tyndale Plains-Hunter operations from Lawrenceville, NJ to Woburn, MA; and the disposition of CardioTech's UK subsidiary which was incurring losses in connection with the manufacture and sales of the vascular access graft. Cost of research grants and contracts for the year ended March 31, 2002 was $228,000 as compared to $147,000 for the comparable prior year period, an increase of $81,000 or 55%. The increase in cost of research grants and contracts was due to the increased efforts spent on certain new research grants and contracts in fiscal 2002.

        Research and development expense for the year ended March 31, 2002 was $273,000 as compared to $410,000 for the comparable prior year period, a decrease of $137,000, or 33%. This decrease was the result of the discontinuation of research and development expenditures by CTL prior to CardioTech's disposition of this UK subsidiary in November 2000.

        Selling, general and administrative expense for the year ended March 31, 2002 was $3,070,000 as compared to $1,736,000 for the comparable prior year period, an increase of $1,334,000 or 77%. The increase is primarily a result of a $786,000 charge for stock based compensation for options issued by CardioTech to consultants during fiscal 2002 and the affect of the acquisition of CDT which had selling, general and administrative costs of $804,000 since the date of acquisition.

        Other income (expense), net for the year ended March 31, 2002 was income of $106,000 as compared to income of $7,222,000 for the comparable prior year period, a decrease of $7,116,000. The decrease is primarily a result of a $7,337,000 gain resulting from the sale of CardioTech's UK subsidiary during fiscal 2001. Offsetting the decrease resulting from the gain on the sale of the UK subsidiary was a decrease in interest expense resulting from the reduction in the convertible senior notes as part of the sale of the UK subsidiary.

        CardioTech's net loss for the year ended March 31, 2002 was $1,971,000 as compared to net income of $5,705,000 for the comparable prior year period. CardioTech's net income in fiscal 2001 includes a $7,337,000 gain resulting from the disposition of the UK subsidiary. Additionally, included in net loss for the year ended March 31, 2002 is a charge of approximately $786,000 related to stock based compensation as compared to a charge of approximately $54,000 included in net income for the year ended March 31, 2001. CardioTech's loss before interest, taxes, depreciation, amortization, stock based compensation, and gain on disposition of subsidiary ("Adjusted EBITDA") for the year ended March 31, 2002 was a negative Adjusted EBITDA of $707,000 as compared to a negative Adjusted EBITDA of $1,125,000 for the comparable prior year period, a decrease in negative Adjusted EBITDA of $418,000 or 37%. The decrease in Adjusted EBITDA results primarily from the positive affect of the CDT acquisition and the reduced costs experienced in fiscal 2002 as a result of the disposition of CardioTech's UK subsidiary in the previous fiscal year. CardioTech calculated Adjusted EBITDA by adding depreciation, amortization and stock based compensation of $1,370,000 and $392,000 to the loss from operations of $2,077,000 and $1,517,000 for the year ended March 31, 2002 and 2001, respectively. Adjusted EBITDA is not comparable to earnings determined in accordance with generally accepted accounting principles. Accordingly, Adjusted EBITDA as determined by CardioTech may not be comparable to similarly titled measures reported by other companies. CardioTech believes that this computation is useful in analyzing operating performance, but should be used only in conjunction with results reported in accordance with generally accepted accounting principles. The basic net loss per share for the year ended March 31, 2002 was $0.23 per share as compared to basic net income per share of $0.68 per share for the comparable prior year period, an increase in basic net loss per share of $0.91. The diluted net loss per share for the year ended March 31, 2002 was $0.23 per share as compared to diluted net income per share of $0.61 per share for the comparable prior year period, an increase in diluted net loss per share of $0.84.

        CardioTech will require substantial funds for further research and development, future pre-clinical and clinical trials, regulatory approvals, establishment of commercial-scale manufacturing capabilities, and the marketing of its products. CardioTech's capital requirements depend on numerous factors, including but not limited to, the progress of its research and development programs; the progress of pre-clinical and clinical testing; the time and costs involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any intellectual property rights; competing technological and market developments; changes in CardioTech's development of commercialization activities and arrangements; and the purchase of additional facilities and capital equipment.

        As of March 31, 2002, CardioTech was conducting its operations with approximately $4,093,000 in cash and cash equivalents. CardioTech estimates such amount combined with its cash flow from operations will be sufficient to fund its working capital and research and development activities for at least the next twelve months. Future expenditures for product development, especially relating to outside testing and clinical trials, are discretionary and, accordingly, can be adjusted based on the availability of cash.

LIQUIDITY AND CAPITAL RESOURCES

        CardioTech used $642,000 in operations during the six months ended September 30, 2002 as compared to the use of $441,000 for the comparable prior year period. For the six months ended September 30, 2002, CardioTech's use of funds for operating activities resulted primarily from a net loss of $525,000, an increase of $72,000 in accounts receivable, an increase of $54,000 in inventory, an increase of $26,000 in prepaid expenses, a decrease of $99,000 in accounts payable, and a decrease of $13,000 in accrued expenses. The uses of funds were offset by a decrease of $32,000 in deferred revenues and depreciation and amortization of $114,000. Investing activities used cash of $11,000 for the six months ended September 30, 2002 as compared to a use of cash of $1,519,000 for the comparable prior year period. The use of cash for investing activities for the six months ended September 30, 2002 is primarily attributable to the purchase of equipment. For the six months ended September 30, 2001, the use of cash was primarily attributable to the purchase of Catheter Disposables Technology, Inc. ("CDT"), which used cash of $1,430,000, including acquisition costs of $130,000. Financing activities provided cash of $10,000 for the six months ended September 30, 2002 as compared to the use of $6,000 of cash for the comparable prior year period. Cash of $95,000 was provided by the exercise of stock options and offset by CardioTech's repurchase of $85,000 its common stock in the open market.

        On May 4, 2001, CardioTech completed the acquisition of all the shares of CMED Catheter and Disposables Technology, Inc., a Minnesota corporation ("CDT"), from Colorado Medtech, Inc., a Colorado corporation ("Medtech") pursuant to an Acquisition Agreement dated as of April 30, 2001, by and among CardioTech, CDT and Medtech.

        CDT is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. CDT's facility is ISO 9001 and EN 46001 certified and includes a "Class 10,000" clean room.

        The consideration paid by CardioTech to Medtech was $1,300,000 in a cash payment, $130,000 of which was placed into escrow pursuant to the terms of the agreement. The cash consideration used in the purchase came from CardioTech's working capital. In connection with the transaction, CardioTech acquired net assets of CDT having a book value of approximately $375,000. Additionally, CardioTech incurred transaction costs of approximately $130,000. The acquisition has been accounted for in accordance with the purchase method of accounting. Accordingly, CardioTech has allocated the excess purchase price over net assets acquired at their fair market value to identifiable intangible assets and goodwill. Operations of CDT are included in CardioTech's operations from May 1, 2001, the effective date of the acquisition for accounting purposes.

        In April 2002, CardioTech concluded a technology transfer and license agreement with Credent Vascular Technologies, Ltd., of Wrexham, U.K. (``Credent"). Total consideration to be paid by Credent to CardioTech for the purchase of the transferred rights to ChronoFlex RC is a minimum of $500,000 and may be as high as $1,000,000, payable in installments linked to certain performance requirements.

        On October 28, 2002, CardioTech International, Inc. and Gish Biomedical Inc., a California corporation, announced the execution of a definitive agreement permitting CardioTech to acquire Gish. Assuming the consummation of the transaction, each issued and outstanding share of Gish common stock will be exchanged for 1.3422 shares of CardioTech's common stock. Based on the number of shares of Gish common stock issued and outstanding, as of the date of the agreement, CardioTech will be required to issue approximately 4,820,000 new shares of CardioTech common stock in the transaction. The acquisition is subject to obtaining the approval of CardioTech's stockholders and the shareholders of Gish. There are other customary closing conditions, which must be satisfied before the transaction could be finalized. Assuming all of the conditions are satisfied, the transaction is expected to close in the first quarter of calendar year 2003. The transaction will be structured as a tax-free reorganization. Gish is located in Rancho Santa Margarita, California, and specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery. Gish is registered as a medical device manufacturer with the FDA, the European Union and state agencies, such as the California Department of Health Services.

        CardioTech's future growth will depend upon its ability to raise capital to support research and development activities and to market and sell its vascular graft technology, specifically the coronary artery bypass graft, when, and if developed. Through September 30, 2002, CardioTech continued to generate revenues from the sale of biomaterials and royalties earned on biomaterials; NIH research grants; and the performance of outsourced research and development contracts and manufacture of specialized disposable medical devices to medical device companies.

        CardioTech will require substantial funds for further research and development, future pre-clinical and clinical trials, regulatory approvals, establishment of commercial-scale manufacturing capabilities, and the marketing of its products. CardioTech's capital requirements depend on numerous factors, including but not limited to, the progress of its research and development programs; the progress of pre-clinical and clinical testing; the time and costs involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any intellectual property rights; competing technological and market developments; changes in CardioTech's development of commercialization activities and arrangements; and the purchase of additional facilities and capital equipment.

        As of September 30, 2002, CardioTech was conducting its operations with approximately $3,450,000 in cash and cash equivalents. CardioTech estimates such amount combined with its cash flow from operations will be sufficient to fund its working capital and research and development activities for the next twelve months. Future expenditures for product development, especially relating to outside testing and clinical trials, are discretionary and, accordingly, can be adjusted based on the availability of cash.

RECENT ACCOUNTING PRONOUNCEMENTS

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. This statement is effective for CardioTech for its first quarter of its 2003 fiscal year. CardioTech performed the first of the required impairment tests during the first quarter of fiscal 2003 and has determined that no impairment exists for any of its goodwill.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains SFAS No. 121's fundamental provisions for (a) recognition/measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed of but retains APB No. 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Based on its most recent analysis, CardioTech believes that no indication of impairment exists as of June 30, 2002.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the accounting for costs associated with restructuring and other disposal activities. This statement supersedes Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This statement will be effective for disposal activities initiated after December 31, 2002, and CardioTech will adopt this statement for any costs relating to restructuring or disposal activities initiated after the effective date.

CRITICAL ACCOUNTING POLICIES

        CardioTech's significant accounting policies are summarized in its notes to condensed consolidated financial statements for the three months ending June 30, 2002 and in Note A to CardioTech's consolidated financial statements for the year ended March 31, 2002, incorporated by reference herein. However, certain of its accounting policies require the application of significant judgment by its management, and such judgments are reflected in the amounts reported in CardioTech's consolidated financial statements. In applying these policies, CardioTech's management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on CardioTech's historical experience, terms of existing contracts, its observance of trends in industry, information provided by its strategic partners and information available from other outside sources, as appropriate. Actual results may differ significantly from the estimates contained in CardioTech's condensed consolidated financial statements. CardioTech's critical accounting policies are as follows:

  •
  Revenue Recognition—Product, Research and Royalty Revenue

        CardioTech recognizes revenue from product sales upon shipment, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collection is deemed probable. If uncertainties regarding customer acceptance exist, CardioTech recognizes revenue when those uncertainties are resolved. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

        In addition, CardioTech recognizes revenue from research grants and contracted development fees from corporate partners. CardioTech recognizes revenue from research grants over the term of the grant on a percentage of completion basis determined by estimates of costs incurred as compared to total budgeted costs. CardioTech recognizes revenues from contracted development fees upon completion of service or the attainment of technical benchmarks, as appropriate.

  •
  Inventory Valuation

        CardioTech values its inventory at the lower of its actual cost or the current estimated market value. CardioTech regularly review inventory quantities on hand and inventory commitments with suppliers and record a provision for excess and obsolete inventory based primarily on its historical usage for prior twelve to twenty-four month period. Although CardioTech makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated change in demand or technological developments could have a significant impact on the value of its inventory and its reported operating results.

  •
  Intangibles

        CardioTech's long-lived assets include intangible assets and goodwill. At June 30, 2002, CardioTech had $1,401,000 of intangible assets and goodwill, net, which accounted for approximately 22% of its total assets. In assessing the recoverability of its intangible assets and goodwill, CardioTech must make assumptions in determining the fairvalue of the asset by estimating future cash flows and considering other factors, including significant changes in the manner or use of the assets, or negative industry reports or economic conditions. If those estimates or their related assumptions change in the future, CardioTech may be required to record impairment charges for those assets. CardioTech adopted the provisions of Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets," as of April 1, 2002, and will be required to test its intangible assets for impairment during the first six months of fiscal 2003, and then on a periodic basis thereafter. CardioTech is currently evaluating the impact of this statement. Regardless of he results of this initial test, future events could cause CardioTech to conclude that impairment indicators exist and that goodwill or other intangible assets are impaired. Any resulting impairment could have a material adverse impact on CardioTech's financial condition and results of operations.

CARDIOTECH PRINCIPAL STOCKHOLDERS

        The following table presents, as of December 31, 2002, certain information known to CardioTech regarding the beneficial ownership of CardioTech common stock by:

  •
  each person who is known by CardioTech to be the beneficial owner of more than five percent of CardioTech's outstanding shares of common stock;
  •
  each of the directors of CardioTech; and
  •
  the directors and executive officers as a group.

        Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of December 31, 2002. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

        The percentage of beneficial ownership for the following table is based on 9,118,344 shares of CardioTech common stock outstanding as of December 31, 2002. Unless otherwise indicated, the address for each listed stockholder is: c/o CardioTech Corporation, 78E-Olympia, Woburn, MA 01801. To CardioTech's knowledge, except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name**	Shares Beneficially Owned	Percent of Class(1)	Voting Power Shares	Voting Power Percentage
Michael Szycher, Ph.D., MBA(1) 78-E Olympia Avenue, Woburn, MA 01801	1,857,944	20.4%	301,823	3.3%
Michael L. Barretti(2)	336,533	3.2%	15,000	*
Michael Adams(3)	291,839	3.2%	30,000	*
Anthony Armini, Ph.D.(4)	79,270	*	—	*
All executive officers and directors as a group (4 persons)(5)	2,565,586	28.1%	346,823	3.8%

*
Represents beneficial ownership of less than one (1%) percent of CardioTech's outstanding shares of common stock.
**
Addresses are given for beneficial owners of more than five (5%) percent of CardioTech's outstanding shares of common stock.
(1)
Includes 1,556,121 shares of common stock, which may be purchased within 60 days of December 31, 2002 upon the exercise of stock options and/or warrants.
(2)
Includes 321,533 shares of common stock, which may be purchased within 60 days of December 31, 2002 upon the exercise of stock options and/or warrants.
(3)
Includes 261,839 shares of common stock, which may be purchased within 60 days of December 31, 2002 upon the exercise of stock options and/or warrants.
(4)
Includes 79,270 shares of common stock, which may be purchased within 60 days of December 31, 2002 upon the exercise of stock options and/or warrants.
(5)
See footnotes (1) through (4).

GISH'S BUSINESS

GENERAL

        Gish Biomedical, Inc., a California corporation, was founded in 1976 to design, produce and market innovative specialty surgical devices. Gish develops and markets its innovative and unique devices for various applications within the medical community. Gish operates in one industry segment, the manufacture of medical devices, which are marketed through direct sales representatives and distributors domestically and through international distributors. All of Gish's products are single use disposable products or have a disposable component. Gish's primary markets include products for use in cardiac surgery, myocardial management, infusion therapy, and post operative blood salvage.

PRODUCTS

        Following is a brief description of Gish's present principal products.

  Custom Cardiovascular Tubing Systems

        During open-heart surgery, the patient's blood is diverted from the heart through sterile plastic tubing and various other devices to an oxygenator device, which oxygenates the blood before it is returned to the patient. Each hospital performing open-heart surgery specifies the components to be included in its custom tubing sets, based on the particular needs of its surgical team. The complexity of the sets varies from simple tubing systems to all-inclusive operating packs. The packs usually include blood filters, gas filters, reservoirs used to collect blood lost during surgery and other components. Gish produces custom tubing sets using clear Mediflex™ tubing. Such components are assembled in the Gish clean room, sterilized and then shipped either to the hospital or to one of Gish's specialty distributors which service such hospitals. Gish also assembles custom tubing sets for several competitive medical device manufacturers under private label agreements.

        Arterial Filters—The arterial filter is the last device the blood passes through in the cardiovascular bypass circuit as it is being returned to the patient. The purpose of the filter is to remove gaseous micro emboli and debris, which are generated by the oxygenation system, from the patient's blood.

        Gish introduced its first arterial filters in 1985. Gish's first design contained a safety bypass loop incorporated into the filter housing. Gish received FDA approval to market an improved design which became available for sale during the second quarter of fiscal 1994.

        Cardiotomy Reservoirs—Cardiac suction is a technique employed in open-heart surgery to recover shed blood in the chest cavity and return it to the patient. The use of this technique reduces the requirements for whole blood replacement from donor sources, thereby reducing the risk of blood compatibility problems and blood-borne viral diseases such as AIDS and hepatitis. Gish's cardiotomy reservoir systems consist of a polycarbonate reservoir, defoaming and filtration cartridge, and mounting bracket. This enables the perfusion team to recover high volumes of shed blood, then defoam and filter it prior to returning it to the patient's circulatory system.

        In addition to the cardiotomy reservoirs' use in the operating room, Gish has developed several systems which allow the cardiotomy reservoir to be used as a pleural drainage or autotransfusion system during recovery.

        Vision Oxygenator—An oxygenator enables gas exchange of oxygen and carbon dioxide and also regulates the temperature of the patient's blood.

        As a life sustaining device used during open-heart surgery, the oxygenator is a key component of the bypass circuit. Vision is assembled in Gish's clean room using state of the art equipment and biocompatible materials, and then each unit is leak tested before shipment.

        Vision's gas transfer performance is excellent, dependable and capable of maintaining the oxygen demands of patients of all sizes for periods of up to six hours.

        Vision's unique air separation channel utilizes an arterial outlet pressure gradient and the natural buoyancy of air to minimize the passage of gaseous emboli towards the patient. Unwanted emboli are safely purged for safe venting back to the reservoir. Through studies at an independent testing facility, Vision's air handling abilities were proven superior to competitive devices.

        Vision also eliminates common difficulties associated with other oxygenators. The blood ports are oriented on one side, gas and water on the other to reduce contamination. Different sized gas inlet and outlet ports resolve any gas line confusion. Angled water ports allow Vision's heat exchanger to drain, minimizing the creation of water puddles on the floor. During long pump runs, a fluid dam and evacuation port divert condensation away from the gas scavenge port. Finally, a protective rib below the blood inlet port prevents any contact between the port and the floor.

        Gish's Vision oxygenator was sold in selected accounts both domestically and internationally for the first half of fiscal 1998. Gish made its full market release of this product for sale in January 1998. Gish believes that the Vision oxygenator's superior air handling capabilities provides Gish with a competitive advantage in the oxygenator market place.

        Venous Reservoirs—A venous reservoir is a device used to pool, filter and defoam blood prior to its introduction to the oxygenator. Gish offers a variety of venous reservoirs, including some which incorporate the capacity for autologous transfusion post surgically. Gish also has several products which incorporate the functions of cardiotomy, venous reservoir, post surgical blood collection and blood reinfusion devices. This functional bundling is usually cost effective for the hospital.

        CAPVRF44—Gish's CAPVRF44 hardshell venous reservoir combines a 360o rotational, top-entry 1/2" inlet for unrestricted venous drainage and a high performance cardiotomy compartment with six sucker inlet ports to handle all of the blood coming from the surgical field. Gish has incorporated the advantages of the depth filter in its cardiotomies into the CAPVRF44 for reduced hold-up volumes, making more blood available to the patient. With an operating capacity of 4400 ml, the CAPVRF44 also has the capacity to handle high blood volume procedures such as valve replacements and second surgeries.

        The CAPVRF44 is a perioperative device, capable of operating in both the Operating Room and Recovery Room. Following surgery, through a simple conversion process, the CAPVRF44 collects blood shed from the chest cavity and removes unwanted debris before the filtered blood is reinfused back into the patient. Blood recovery and autotransfusion through the CAPVRF44's closed system limits hospital staff exposure to potential blood infections. Recovered blood may be reinfused continuously, intermittently, or not at all, in support of all patients' religious beliefs, including Jehovah's Witnesses. The CAPVRF44's dual role means fewer homologous blood products are needed, further reducing surgical costs and improving patient safety.

        With an estimated 80% of the market using hardshell reservoirs, the combination of the Vision oxygenator and the hardshell CAPVRF44 reservoir provides Gish with the products to effectively meet the needs of the 400,000 open-heart procedures performed in the U.S. and the 600,000 procedures performed worldwide annually.

        Cardioplegia Delivery Systems—Cardioplegia encompasses several techniques employed in open-heart surgery to preserve, protect and manage the heart tissue. The technique typically involves the use of a chilled solution which is infused into the heart through the coronary arteries to cool the heart and reduce heart activity and metabolism. However, there are many different techniques utilized, depending on the physician and patient needs. The use of these techniques significantly reduces damage to heart tissue during surgery, enhances restoration of heart function and helps return the patient to a normal heartbeat when the surgical procedure is complete.

        Gish has developed a complete line of cardioplegia delivery systems, including a new cardioplegia device, which Gish, on April 10, 2002, was granted clearance by the FDA to sell in the United States of America. Additionally, the new cardioplegia device is CE marked, allowing sale in Europe. Multiple systems are required for this technique due to varying physician preferences. Gish's original offerings for this procedure were a series of reservoirs with a recirculation valve (CPS) and a series of cooling coils (CCS series). Gish has since developed a line of cardioplegia systems and heat exchangers designed to utilize a blood and potassium mixture and allow the surgeon to quickly change the temperature delivered to the patient.

        Oxygen Saturation Monitor—In February 1992, Gish introduced a digital blood saturation monitor for open-heart surgery, the StatSat™. The StatSat is an electronic device which measures the oxygen content of the patient's blood during surgery. These readings are taken continuously and the StatSat™ plots the course of the blood oxygen saturation during the surgery. Although the StatSat is reusable, it uses a disposable sensor for each surgery.

        Critical Care Central Venous Access Catheters and Ports—Gish's Hemed™ central venous access catheter systems have applications in hyper-alimentation, chemotherapy, and long-term vascular access. These long-term indwelling catheters are surgically implanted to provide direct access to the central venous system for high protein intravenous solutions needed by patients having nonfunctional digestive systems and for rapid dilution and dispersion of highly concentrated drug administration in chemotherapy for cancer.

        The product line includes sterile single, dual and triple lumen catheters and accessories sold in kits. The triple lumen catheter which permit three substances to be administered through the same catheter was introduced during fiscal 1997. In 1993, Gish introduced an enhancement to its Hemed catheter line, the CathCap™. The CathCap reduces the risk of infection at the injection site by continually bathing the injection cap in an antimicrobial solution between injections. Gish has enhanced the Hemed line with the VasPort® Implantable Ports and the VasTack® Needle Support System. The VasPort consists of a silicone catheter with an implantable injection port, allowing vascular access through small needle sticks with the skin acting as a natural barrier to infection. This access method eliminates the need for a cumbersome external catheter. Gish introduced a detachable port/catheter system in fiscal 1994. Gish also introduced a dual VasPort in July 1996 to meet the needs of patients requiring multiple infusions. The VasTack consists of a specially designed needle and positioning system for use with the VasPort. The needle extends the life of the implanted injection port and the positioning system gives the nursing staff a sure, safe method for accessing the VasPort.

        The Hemed VasPort and VasTack are alternative vascular access products used for extended long-term infusion management and are designed to complement the Hemed catheter lines. The VasPort is a device implanted entirely under the skin and consists of a small reservoir with a diaphragm and catheter. The VasPort is accessed by the VasTack, a small patented non-coring needle system, which penetrates the skin and the diaphragm of the VasPort reservoir. Drugs are readily infused through the VasTack, into the reservoir and then into the catheter. When the infusion is complete the VasTack is removed and the skin acts as a natural barrier against infection. Single and double reservoir VasPorts are available in both titanium and lightweight engineered plastics.

        Orthofuser—The patented Orthofuser™ is designed for post-operative use in orthopedic surgeries such as hip and knee replacements and provides for the safe recovery and transfusion of the patient's own blood. This product is well suited for orthopedic procedures, as it is portable and incorporates its own internal vacuum source. Salvaging and reusing as little as 500 cc's of blood post surgically may be enough to avoid the use of donor blood in these types of surgeries.

GOVERNMENT REGULATIONS

        Gish's products are subject to the Federal Food, Drug and Cosmetic Act (the "Act") and regulations issued thereunder. The Act is administered by the Federal Food and Drug Administration ("FDA"), which has authority to regulate the marketing, manufacturing, labeling, packaging and distribution of products subject to the Act. In addition, there are requirements under other federal laws and under state, local and foreign statutes which apply to the manufacturing and marketing of Gish products. Gish operates a quality system certified to ISO9001, a standard for quality recognized worldwide. In addition, Gish has been found in compliance with the European Economic Community ("EEC") Medical Device Directive, which equivocates to portions of the United States FDA Current Good Manufacturing Practices ("CGMP") Quality System Regulations. This allows Gish to export and distribute its products with free movement within the European Community.

        Following the enactment of the Medical Device Amendments of 1976 to the Act ("Amendments"), the FDA classified medical devices in commercial distribution at the time of enactment into one of three classes—Class I, II, or III. This classification is based on the controls necessary to reasonably ensure the safety and effectiveness of medical devices. Class I devices are those whose safety and effectiveness can reasonably be ensured through general controls, such as labeling, the pre-market notification ("510(k)") process, and adherence to FDA-mandated good manufacturing practices ("GMP") and Quality System Regulations. Class II devices are those whose safety and effectiveness can reasonably be ensured through the use of general controls together with special controls, such as performance standards, post-market surveillance, patient registries, and FDA guidelines. Generally, Class III devices are devices that must receive pre-market approval by the FDA to ensure their safety and effectiveness. They are typically life-sustaining, life-supporting, or implantable devices, and also include most devices that were not on the market before May 28, 1976 and for which the FDA has not made a finding of substantial equivalence based upon a 510(k).

        If a manufacturer or distributor of medical devices can establish to the FDA's satisfaction that a new device is substantially equivalent to a legally marketed Class I or Class II medical device or to a Class III device for which the FDA has not yet required pre-market approval, the manufacturer or distributor may market the device. In the 510(k), a manufacturer or distributor makes a claim of substantial equivalence, which the FDA may require to be supported by various types of information showing that the device is as safe and effective for its intended use as the legally marketed predicate device. Following submission of the 510(k), the manufacturer or distributor may not place the new device into commercial distribution until an order is issued by the FDA finding the new device to be substantially equivalent.

        Gish is registered as a medical device manufacturer with the FDA and state agencies, such as the California Department of Health Services ("CDHS") and files a listing of its products semi-annually. Gish is inspected periodically by both the FDA and the CDHS for compliance with the FDA's GMP and other requirements including the medical device reporting regulation and various requirements for labeling and promotion. The FDA Quality System Regulations ("QSR"), which became effective June 1, 1997, no longer limit control to manufacturing and post market controls, but specify requirements during design (Design Control), manufacturing, and servicing as well. Much of the new QSR is based on the ISO9001 Quality Standard, and is, as such in harmony with the thrust towards world harmonization of medical device requirements. The FDA's GMP regulation requires, among other things, that (i) the manufacturing process be regulated and controlled by the use of written procedures, and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. The medical device reporting regulation requires that the device manufacturer provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur. Changes in existing requirements or interpretations (on which regulations heavily depend) or adoption of new requirements or policies could adversely affect the ability of Gish to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on Gish's business.

        Gish believes all of its present products are in compliance in all material respects with all applicable performance standards as well as good manufacturing practices, record keeping and reporting requirements in the production and distribution of such products. Most of Gish's products have been determined by the FDA to be devices substantially similar to devices marketed by others prior to May 28, 1976, the effective date of the Amendments, and marketing of them has been authorized pending the classification by the FDA of such products. Gish does not anticipate any significant difficulty or material cost increases in complying with applicable performance standards if any such products were to be classified in Class II by the FDA. If the FDA were to classify use of Gish's cardiovascular or catheter products as Class III products, pre-marketing clinical testing and evaluation would be required in order to obtain FDA approval for the sale of such products.

        Regulations under the Act permit export of products which comply with the laws of the country to which they are exported. Gish relies upon its foreign distributors for the necessary certifications and compliances in their countries, except in the EEC where the Medical Device Directive prescriptively defines requirements.

RESEARCH AND DEVELOPMENT

        Gish is actively engaged in many research and development programs. The objectives of these programs are to develop new products in the areas of the medical device industry in which it is already engaged, to enhance its competitive position and to develop new products for other medical device markets. Gish's research and development projects are principally focused on enhancements, line extensions and manufacturing cost improvements for both its cardiovascular and Hemed product lines.

        Gish is currently engaged in the development of a biocompatible coating for Gish's cardiovascular products. If Gish is unable to develop a biocompatible coating and obtain clearance by the FDA of its use in the United States of America, Gish's business could be materially adversely affected.

        Gish's research and development expenditures for the years ended June 30, 2002 and 2001 were $1,024,000 and $1,107,000, respectively.

MARKETING AND DISTRIBUTION

        Gish introduced the Vision Oxygenator to those domestic geographic regions which are represented by direct salespersons and distributors who did not market a competitive oxygenator in the third quarter of fiscal 1998.

        Internationally, Gish is represented by specialty medical distributors in over fifty countries around the world. International sales of Gish's new Vision Oxygenator commenced in September 1997.

        Gish has not experienced, and does not expect to experience sales of Gish's products to be subject to seasonality in any material respect.

COMPONENTS AND PARTS

        Gish purchases components for its various products from vendors who sell such components generally to the medical device industry. Most components for Gish's proprietary products are manufactured from tooling owned by Gish. Other components are manufactured by outside suppliers in accordance with Gish's specifications.

        Certain components of Gish's custom tubing sets are purchased from competitors. Gish has not experienced difficulty in obtaining such components in the past and believes adequate sources of supply for such items are available on reasonable terms.

        Membrana GmbH is a principle supplier of Gish and provides polyester wrap thread for use in the Vision Oxygenator.

PATENTS AND LICENSE AGREEMENTS

        Gish has been issued or has patents pending on several of its products. There can be no assurance that any patents issued would afford Gish adequate protection against competitors which sell similar inventions or devices. There also can be no assurance that Gish's patents will not be infringed upon or designed around by others. However, Gish intends to vigorously enforce all patents it has been issued.

        Gish is obligated to pay royalties on several of its products.

WORKING CAPITAL AND FINANCING OF OPERATIONS

        Gish finances operations primarily through cash flow generated by sales of Gish's products. Gish seeks to increase its sales by developing new products, increasing market share for existing products and acquiring new products.

        In December 2000, Gish entered into a $2,000,000 three-year revolving line of credit agreement. In February 2002, the revolving line of credit agreement was amended to extend the agreement for an additional year and increase the line to $4,000,000. Advances, based on eligible receivables, are secured by the operating assets of Gish and bear interest at prime (4.75% at June 30, 2002) plus 2%. The agreement also includes various restrictive loan covenants, including a requirement for Gish to maintain a minimum net worth of $7,000,000, and to obtain an operating profit on a rolling three-month basis, effective March 2003.

        At September 30, 2002, Gish had borrowed $533,000 under the revolving line of credit and would have been entitled to borrow an additional $1,649,000.

CUSTOMER INFORMATION

        Gish performs ongoing credit evaluations and maintains allowances for potential credit losses. As of June 30, 2002, Gish believes it has no significant concentrations of credit risk.

        One sales representative organization comprised 14.5% of Gish's net sales in fiscal 2002 and 11% in fiscal 2001. Gish believes that the loss of this sales representative organization would not have a material effect on its business.

BACKLOG

        Almost all of Gish's products are repetitive purchase, single use, disposable products, which are shipped shortly after receipt of a customer's purchase order. Therefore, Gish believes that Gish and its distributors generally maintain an adequate finished goods inventory to fulfill the customer's needs on demand. Accordingly, Gish believes that the backlog of orders at any given point in time is not indicative of Gish's future level of sales.

CONTRACTS

        Gish has no contracts with customers where cancellation or renegotiation would have a material impact on Gish's sales or profit margins.

COMPETITION

        The market for medical devices of the type sold by Gish is extremely competitive. Gish believes that product differentiation and performance, client service, reliability, cost and ease of use are important competitive considerations in the markets in which it competes. Most of Gish's competitors are larger and possess greater financial and other resources than Gish. Gish has approximately five competitors within each of the hospital markets in which it competes. No one competitor is a dominant force in this market. Gish believes it has achieved its position in the marketplace for its present principal products by means of superior design, quality, and service, and Gish intends to continue to utilize these means of competing.

ENVIRONMENTAL COMPLIANCE

        Gish's direct expenditures for environmental compliance were not material in the two most recent fiscal years. However, certain costs of manufacturing have increased due to environmental regulations placed upon suppliers of components and services.

EMPLOYEES

        As of November 30, 2002, Gish had 116 full-time employees, of whom 8 were engaged in sales and sales management, 96 were engaged in manufacturing and the remainder in marketing, research and development, administrative and executive positions. Gish believes that its relationship with its employees is excellent. None of Gish's employees are represented by a labor union.

INTERNATIONAL OPERATIONS

        Sales to foreign customers, primarily in Europe and Asia, were approximately $3,138,000 and $3,491,000 in the years ended June 30, 2002 and 2001, respectively (equal to 19% of net sales, in each of such years). Operating profits as a percentage of sales on foreign sales approximate operating profits on domestic sales. All international transactions are conducted in U.S. dollars, thus reducing the risk from currency fluctuations.

        Gish does not have any facilities, property or other assets, excepting sales representative supplies, located in any geographic area other than California, where its offices, manufacturing and warehousing premises are located.

LEGAL PROCEEDINGS

        Gish completed its relocation to a new operating facility in the April 2001. At September 30, 2002 unpaid inprovement and relocation costs of $306,000 are included in accrued relocation liabilities. Additionally, Gish has excluded from the costs recorded for the construction improvements at September 30, 2002 approximately $300,000 billed to Gish by the improvement construction contractor, Image Builders Consortium, Inc. Gish has disputed the accuracy and validity of these bills and, on October 9, 2001, Image Builders Consortium filed a breach of contract lawsuit against Gish and its landlord in Orange County Superior Court, Orange County, California seeking money damages. This matter has been submitted for binding arbitration. Upon resolution of this matter, Gish's landlord is expected to reimburse Gish $156,000 for leasehold improvements, which is included as a relocation receivable at September 30, 2002.

DESCRIPTION OF PROPERTIES

        Gish's office and manufacturing facilities are located in Rancho Santa Margarita, California in a building containing approximately 52,000 square feet of space under a lease which expires in February 2011. Within this facility, Gish has constructed a clean room for the assembly of its products which meet all requirements under applicable federal and state GMP regulations.

        Gish's finished goods storage facility is located in Irvine, California in a building containing approximately 23,000 square feet of space under a lease which expires in January 2006.

        In Gish's opinion, the above properties are adequately covered by insurance.

GISH SELECTED HISTORICAL FINANCIAL INFORMATION

        The following selected financial information should be read in conjunction with Gish's Financial Statements and related notes incorporated by reference and Gish's Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this joint proxy statement/prospectus. The statements of operations data for the year ended June 30, 2002 and the balance sheet data as of June 30, 2002 are derived from Gish's financial statements incorporated by reference. The statements of operations data for the years ended June 30, 1998, 1999, 2000 and 2001 and the balance sheet data as of June 30, 1998, 1999, 2000 and 2001 are derived from Gish's financial statements that are not included in this joint proxy statement/prospectus. Information regarding the three month periods ended September 30, 2001 and 2002 and as of September 30, 2001 and 2002 has been derived from Gish's unaudited financial statements incorporated by reference and, in the opinion of the management of Gish, reflects all adjustments necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of results to be expected in any future period.

	As of and for the
	Year Ended June 30,					Three Months Ended September 30,
	1998	1999	2000	2001	2002	2001	2002
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$20,283	$18,709	$17,741	$18,017	$16,410	$3,848	$4,176
Total expenses	22,527	20,597	20,771	21,021	19,045	4,720	4,326
Loss from operations	(2,244)	(1,888)	(3,030)	(3,004)	(2,635)	(872)	(150)
Other income (expense), net	254	197	183	112	(95)	(15)	(20)
Net loss	$(2,022)	$(1,691)	$(2,847)	$(2,892)	$(2,730)	$(887)	$(170)
Net loss per common share:
Basic	$(0.59)	$(0.49)	$(0.81)	$(0.81)	$(0.76)	$(0.25)	$(0.05)
Diluted	(0.59)	(0.49)	(0.81)	(0.81)	(0.76)	(0.25)	(0.05)
Shares used in computing net loss per common share:
Basic	3,438,700	3,451,410	3,515,661	3,592,145	3,592,145	3,592,145	3,592,145
Diluted	3,438,700	3,451,410	3,515,661	3,592,145	3,592,145	3,592,145	3,592,145
BALANCE SHEET DATA:
Cash and cash equivalents	$3,497	$2,792	$1,477	$110	$158	—	$224
Short-term investments	582	1,490	868	—	—	—	—
Working capital	14,431	12,985	11,056	6,842	4,418	$5,975	4,425
Total assets	19,445	17,987	15,894	12,939	10,737	12,001	10,025
Stockholders' equity	17,343	15,686	13,260	10,385	7,655	9,498	7,485

GISH BIOMEDICAL, INC. SUPPLEMENTARY FINANCIAL INFORMATION

	Quarter Ended
	30-Jun 2000	30-Sep 2000	31-Dec 2000	31-Mar 2001	30-Jun 2001	30-Sep 2001	31-Dec 2001	31-Mar 2002	30-Jun 2002	30-Sep 2002
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$4,371	$4,285	$4,492	$4,519	$4,721	$3,848	$4,038	$4,041	$4,483	$4,176
Total expenses	4,891	4,836	4,927	5,526	5,732	4,720	4,771	4,805	4,749	4,326
Loss from operations	(520)	(551)	(435)	(1,007)	(1,011)	(872)	(733)	(764)	(266)	(150)
Other income (expense), net	57	51	4	380	(323)	(15)	(22)	(29)	(29)	(20)
Net loss	$(463)	$(500)	$(431)	$(627)	$(1,334)	$(887)	$(755)	$(793)	$(295)	$(170)
Net loss per common share:
Basic	$(0.13)	$(0.14)	$(0.12)	$(0.17)	$(0.37)	$(0.25)	$(0.21)	$(0.22)	$(0.08)	$(0.05)
Diluted	(0.13)	(0.14)	(0.12)	(0.17)	(0.37)	(0.25)	(0.21)	(0.22)	(0.08)	(0.05)
Shares used in computing net loss per common share:
Basic	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145
Diluted	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145	3,592,145
BALANCE SHEET DATA:
Cash and cash equivalents	$1,477	$461	$193	—	$110	—	$510	$275	$158	$224
Working capital	11,056	10,681	9,640	$8,042	6,842	$5,975	5,227	4,543	4,418	4,425
Total assets	15,894	14,742	15,758	15,854	12,939	12,001	12,334	12,127	10,737	10,025
Long-term debt	—	—	—	—	—	—	—	—	—	—
Redeemable convertible preferred stock	—	—	—	—	—	—	—	—	—	—
Stockholders' equity	13,260	12,766	12,346	11,719	10,385	9,498	8,743	7,950	7,655	7,485

GISH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

        The following is Gish management's discussion and analysis of certain significant factors which have affected the earnings and financial position of Gish during the periods included in the accompanying financial statements. This discussion compares the three month period ending September 30, 2002 with the three month period ending September 30, 2001 and the fiscal year ending June 30, 2002 with the fiscal year ending June 30, 2001. This discussion should be read in conjunction with Gish's financial statements and associated notes.

Three Months Ended September 30, 2002 vs. Three Months Ended September 30, 2001

        Gish incurred a net loss of $170,000, or $0.05 basic and diluted net loss per share, for the three months ended September 30, 2002 compared to a net loss of $887,000, or $0.25 basic and diluted net loss per share, for the comparable period in the prior fiscal year.

        Gish had sales of $4,176,000 for the quarter ended September 30, 2002 compared to sales of $3,848,000 for the comparable quarter in the prior fiscal year.

        The $328,000 net sales increase for the quarter ended September 30, 2002 compared to the quarter ended September 30, 2001 included an increase of sales volume across all product lines, except for cardioplegia delivery system sales, which were comparable between periods and HEMED sales, which decreased 15% ($29,000). A majority of Gish's sales are derived from products used in the open-heart bypass circuit,which is employed when a patient's heart is stopped during cardiac surgery. In response to the events that occurred on September 11, 2001, most healthcare facilities immediately ceased non-emergency surgeries in an effort to conserve the nations blood supply and reserve their care capacity for potential future emergency needs. Gish experienced a significant reduction in orders in September 2001, which in turn had the effect of September revenue being approximately $500,000 lower than the prior months revenue and budgeted revenue.

        Gish believes that sales have also been negatively affected by the growing trend to perform cardiac surgery without stopping the heart ("Beating Heart"), the growing demand for products to have a biocompatible coating ("Coated Products") and by doubt of its ability to continue as a going concern. Beating Heart cardiac surgery may be involved in 10% to 20% of the cardiac surgeries currently performed in the United States of America. Gish has a biocompatible coating under development, but does not currently offer Coated Products. Gish believes its lack of Coated Products may have contributed to its inability to retain certain customers and prevented the opportunity to acquire certain new customers. While the current effect on Gish's sales of the demand for Coated Products cannot be determined, if Gish is unable to develop Coated Products and the demand for Coated Products continues to increase, the lack of Coated Products could have a significant negative impact on future Gish sales.

        After taking into account the loss of revenue in September 2001 discussed previously, sales by product group for the three month period ended September 30, 2002, except for HEMED, were comparable to the average quarterly sales for the year ended June 30, 2002.

        Effective April 2002, Gish restructured its sales organization to return to greater representation by distributors and manufacturer's representatives instead of by a direct sales force. This change resulted in the elimination of eight direct sales positions. During the same period, Gish also restructured its non-production work force, resulting in the elimination of 17 positions.

        Gross profit increased to $1,101,000 for the three months ended September 30, 2002 compared to $772,000 for the three months ended September 30, 2001. The primary cause of the gross profit increase was the increase in sales compared to the prior year quarter, and decreased production costs related to the previously mentioned April 2002 personnel charges.

        Selling and marketing expenses for the three months ended September 30, 2002 were $564,000 compared to $989,000 for the three months ended September 30, 2001. The decrease is primarily due to decreased costs related to the previously mentioned April 2002 personnel charges.

        Research and development expenses for the three months ended September 30, 2002 were $219,000 compared to $253,000 for the three months ended September 30, 2001. The decrease is primarily due to decreased costs related to the previously mentioned April 2002 personnel charges.

        For the three months ended September 30, 2002, general and administrative expenses were $468,000 compared to $402,000 for the three months ended September 30, 2001. The $66,000 increase from the prior year period is primarily due to increased legal expenses related to the previously mentioned dispute with the improvement construction contractor over billings for construction of improvements at Gish's Rancho Santa Margarita, California operating facility.

Year Ended June 30, 2002 vs. Year Ended June 30, 2001

        Gish incurred a net loss of $2,730,000, or $0.76 basic and diluted net loss per share, for the fiscal year ended June 30, 2002, compared to a net loss of $2,892,000, or $0.81 basic and diluted net loss per share, for the fiscal year ended June 30, 2001.

        In June 2002 Gish reached a settlement with a vendor related to substandard parts furnished by the vendor which required Gish to incur additional inspection, testing and rework costs. The vendor agreed to make a cash payment to Gish of $100,000, which was received during August 2002, and forgive an outstanding accounts payable balance of $32,000. The effect of the settlement has been included as a reduction of cost of goods sold for the year ended June 30, 2002.

        In March 2001, Gish identified slow moving and obsolete inventory of $300,000 that consisted of custom tubing packs and other items that Gish wrote off in conjunction with the relocation to its new facilities. This charge is included in cost of sales during the current period. Also in fiscal 2001, Gish recorded a net gain on relocation of $125,000. This gain is comprised of cash incentives of $1,850,000 to vacate the Irvine facility before the expiration of the lease and the recognition of a gain of $236,000 related to the unamortized portion of deferred rent expense, offset by the costs associated with the relocation. These costs included the write-off of assets of $662,000 consisting principally of leasehold improvements, costs associated with the physical move of $297,000, unabsorbed overhead incurred during the period of reduced production of $400,000, costs related to temporary production facilities of $390,000 and other costs associated with the relocation of $214,000. Gish completed its use of the temporary facilities in April 2001.

        After adjustment for the 2001 non-recurring items, the net losses for 2002 and 2001 are comparable. However, to reduce the current level of operating losses being incurred by Gish and the cash requirement to fund those losses, effective April 2002 Gish restructured its sales organization to return to greater representation by distributors and manufacturer's representatives instead of by a direct sales force. This change resulted in the elimination of eight direct sales positions. During the same period, Gish also restructured its non-production work force, resulting in the elimination of 17 positions. For the quarter ended June 30, 2002 Gish had sales of $4,483,000 and reduced its quarterly net loss, excluding the effect of the vendor settlement, to $427,000. The reader is cautioned that the results for the quarter ended June 30, 2002 may not be indicative of future results.

        Net sales decreased to $16,410,000 for the year ended June 30, 2002 from $18,017,000 for the year ended June 30, 2001. The $1,607,000 net decrease included a $766,000 decrease in sales of Custom Cardiovascular Tubing Systems and, a $598,000 decrease in sales of Cardioplegia Delivery Systems. The decrease in Custom Cardiovascular Tubing Systems resulted primarily from the acquisition of customers by Gish competitors. The decline in Cardioplegia Delivery Systems resulted primarily for the declining market appeal of Gish's Straight Shot cardioplegia device. Gish has developed a new cardioplegia device, which, on April 10, 2002, was granted clearance by the FDA for sale in the United States of America. Additionally, the new cardioplegia device is CE marked, allowing sale in Europe.

        A majority of Gish's sales are derived from products used in the open-heart bypass circuit which is employed when a patient's heart is stopped during cardiac surgery. In response to the events which occurred on September 11, 2001, most healthcare facilities immediately ceased non-emergency surgeries in an effort to conserve the nations blood supply and reserve their care capacity for potential future emergency needs. Gish experienced a significant reduction in orders in September 2001, which in turn had the effect of September revenue being approximately $500,000 lower than the prior months revenue and budgeted revenue. In 2002 Gish was negatively affected by the economic downturn which followed the events which occurred on September 11, 2001.

        Gish believes that sales have also been negatively affected by the growing trend to perform cardiac surgery without stopping the heart ("Beating Heart"), the growing demand for products to have a biocompatible coating ("Coated Products") and by doubt of its ability to continue as a going concern. Beating Heart cardiac surgery may be involved in 10% to 20% of the cardiac surgeries currently performed in the United States of America. Gish has a biocompatible coating under development, but does not currently offer Coated Products. Gish believes its lack of Coated Products may have contributed to its inability to retain certain customers and prevented the opportunity to acquire certain new customers. While the current effect on Gish's sales of the demand for Coated Products cannot be determined, if Gish is unable to develop Coated Products and the demand for Coated Products continues to increase, the lack of Coated Products could have a significant negative impact on future Gish sales.

        Gross profit decreased to $3,603,000 for the fiscal year ended June 30, 2002 compared to $4,300,000 (after adjustment for previously discussed non-recurring items) for the fiscal year ended June 30, 2001. The primary factors in the gross profit decrease was the decline in sales and shift in product mix to oxygenators from other products with higher margins.

        Selling and marketing expenses for the fiscal year ended June 30, 2002 were $3,587,000 compared to $4,132,000 for the fiscal year ended June 30, 2001. The decline in selling and marketing expenses results primarily from decreased commissions on sales resulting from the decline in revenue, and the effect of the restructure of its sales organization in April 2002.

        Research and development expenses for the fiscal year ended June 30, 2002 were $1,024,000 compared to $1,107,000 for the comparable period in the prior year. The decrease in expense from 2001 to 2002 resulted from the April 2002 staff reduction.

        For the fiscal year ended June 30, 2002, general and administrative expenses were $1,627,000 compared to $1,765,000 for the fiscal year ended June 30, 2001.

LIQUIDITY AND CAPITAL RESOURCES

        At September 30, 2002, Gish had cash of $224,000.

        For the three months ended September 30, 2002 net cash provided by operating activities was $991,000 compared to net cash used in operating activities of $7,000 for the three months ended September 30, 2001. The increase in cash provided by operating activities, results primarily from Gish's ability to reduce its operating losses and increased use of trade credit. Liquidity and cash flow of Gish were materially affected by its ability to reduce its inventory and accounts receivable levels. The reductions were the result of management efforts and a movement to a more "just in time" purchasing and production plan. Gish believes it will continue to reduce inventory levels, but achieve a substantially smaller quarterly inventory level reduction than achieved in the three months ended September 30, 2002.

        Net cash used by investing activities for the three months ended September 30, 2002 was $3,000 compared to net cash used by investing activities of $164,000 for the three months ended September 30, 2001.

        For the three months ended September 30, 2002 net cash used in financing activities was $922,000 compared to net cash provided by financing activities of $22,000 for the three months ended September 30, 2001. The increase in net cash used in financing activities is due to repayments on the revolving line of credit.

        In December 2000, Gish entered into a $2,000,000 three-year revolving line of credit agreement. In February 2002, the revolving line of credit agreement was amended to extend the agreement for an additional year and increase the line to $4,000,000. Advances, based on eligible receivables, are secured by the operating assets of Gish and bear interest at prime (4.75% at September 30, 2002) plus 2%. The agreement also includes various restrictive loan covenants, including a requirement for Gish to maintain a minimum net worth of $7,000,000, and to achieve net income on a rolling three-month basis, effective March 2003.

        At September 30, 2002, Gish had borrowed $533,000 under the revolving line of credit and, would have been entitled to borrow an additional $1,649,000.

        Gish completed its relocation to a new operating facility in the April 2001. At September 30, 2002 unpaid improvement and relocation costs of $306,000 are included in accrued relocation liabilities. Additionally, Gish has excluded from the costs recorded for the construction improvements at September 30, 2002 approximately $300,000 billed to Gish by the improvement construction contractor. The accuracy and validity of these billings are currently being disputed by Gish and the issue is scheduled for arbitration in January 2003. Upon resolution of this issue the current landlord will reimburse Gish $156,000 for leasehold improvements, which is included in relocation receivable at September 30, 2002.

        Under its current operating plan, Gish believes its existing cash, together with cash forecasted to be generated by operations, including proceeds from the sale of non-core assets, and from borrowings under the existing revolving line of credit may be sufficient to meet Gish's cash requirements through September 30, 2003. However, if Gish is unable to achieve the financial performance embodied in Gish's current operating plan, including maintaining or reducing its current level of operating losses, a cash shortage could occur earlier and would require either additional sources of funding or raising additional cash through the sale of assets. There can be no assurances that additional sources of funding will be available when needed or will be available at rates and terms favorable to Gish or that any potential assets sale will occur.

        These conditions raise substantial doubt about Gish's ability to continue as a going concern. Gish's balance sheet at September 30, 2002, incorporated by reference herein, does not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

CRITICAL ACCOUNTING POLICIES

        Gish has identified the policy below as critical to its business operations and the understanding of its results of operations. See also the Notes to the Financial Statements. Gish is required to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

        Inventory Valuation:    Excess and obsolete inventory is primarily the result of changing market or customer demands. Gish makes provisions for excess and obsolete inventory based on regular reviews of quantities on hand and the latest forecast of product demand and production requirements from its customers. If actual market conditions or its customers' product demands are less favorable than those projected, additional write-downs may be required.

GISH'S PRINCIPAL SHAREHOLDERS

        The following table presents, as of December 31, 2002, certain information known to Gish regarding the beneficial ownership of Gish common stock by:

  •
  each person who is known by Gish to be the beneficial owner of more than five percent of Gish's outstanding shares of common stock;

  •
  each of the directors of Gish; and

  •
  the directors and executive officers as a group.

        Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of December 31, 2002. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

        The percentage of beneficial ownership for the following table is based on 3,592,145 shares of Gish common stock outstanding as of December 31, 2002. Unless otherwise indicated, the address for each listed shareholder is: c/o Gish Biomedical, Inc., 22942 Arroyo Vista, Rancho Santa Margarita, California 92688. To Gish's knowledge, except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned		Percent of Class(1)
Asset Value Fund Limited Partnership 376 Main Street, Bedminster, NJ 07921	590,400		16%
Craig Corporation 550 South Hope Street, Ste. 1825, Los Angeles, CA 90071	583,900	(2)	16%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, Santa Monica, CA 90401	229,600		6%
Ray R. Coulter	9,178	(3)	*
John W. Galuchie, Jr.	590,400	(4)	16%
John S. Hagestad	139,190	(5)	4%
Kelly D. Scott	343,300	(6)	9%
Leslie M. Taeger	40,000	(7)	1%
All officers and directors as a group, five persons	1,122,068	(8)	29%

*
Less than 1%

**
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power, to Gish's knowledge, with respect to the shares indicated. Shares of Gish common stock subject to options currently exercisable or exercisable within 60 days after December 31, 2002, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

(1)
Percent of the outstanding shares of Gish's common stock, treating as outstanding all shares issuable upon exercise of options held by particular beneficial owners that are included in the first column.

(2)
Craig Corporation is the beneficial owner of Gish common stock through its controlling interest in Citadel Holding Corporation.

(3)
Includes 5,000 shares subject to options exercisable currently.

(4)
Mr. Galuchie is deemed to be the beneficial owner of Gish common stock through his position as Treasurer and Secretary of Asset Value Management, Inc., the sole general partner of Asset Value Fund Limited Partnership.

(5)
Includes 5,000 shares subject to options exercisable currently.

(6)
Includes 240,000 shares subject to options exercisable currently.

(7)
Includes 40,000 shares subject to options exercisable currently and within 60 days after December 31, 2002.

(8)
Includes 290,000 shares subject to options exercisable currently and within 60 days after December 31, 2002.

CARDIOTECH DIVIDEND INFORMATION

DIVIDENDS

        To date, CardioTech has never declared or paid cash dividends.

DESCRIPTION OF CARDIOTECH CAPITAL STOCK

        The authorized capital stock of CardioTech consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK

        Holders of CardioTech common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of CardioTech common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of CardioTech common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of CardioTech, the holders of CardioTech common stock are entitled to receive ratably the net assets of CardioTech available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Holders of CardioTech common stock are, and the shares being distributed in the distribution will be, when distributed, fully paid and nonassessable. The rights, preferences and privileges of holders of CardioTech common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which CardioTech may designate and issue in the future.

PREFERRED STOCK

        The board of directors may, without further action of the stockholders of CardioTech, issue preferred stock in one or more series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, pre-emptive rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences. The Certificate of Incorporation of CardioTech grants the board of directors authority to issue preferred stock and to determine its rights and preferences without the need for further stockholder approval to eliminate delays associated with a stockholder vote on specific issuances. The issue of preferred stock, while providing desirable flexibility in connection with possible financings, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CardioTech. CardioTech has no present plans to issue any shares of preferred stock and there are no such shares of preferred stock outstanding.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for CardioTech common shares is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038, and its telephone number at that location is (212) 936-5100.

COMPARISON OF RIGHTS OF HOLDERS OF CARDIOTECH COMMON STOCK
AND GISH COMMON STOCK

        After completion of the merger, Gish shareholders will become stockholders of CardioTech. The rights of Gish shareholders are currently governed by the California General Corporation Law and Gish's restated articles of incorporation (as amended) and by-laws. The rights of CardioTech stockholders are governed by the Massachusetts General Laws "MGL", including the Business Corporation Law ("MBCL"), and the Massachusetts Corporation—Related Laws ("MCRL") and by CardioTech's restated articles of organization and amended and restated by-laws. When Gish shareholders become CardioTech stockholders, their rights will be governed by the Massachusetts Laws and by CardioTech's restated articles of organization and amended and restated by-laws.

        The following discussion is a summary of the material differences between the rights of Gish shareholders and CardioTech stockholders. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MBCL, CardioTech's restated Articles of Organization and amended and restated by-laws, the California General Corporation Law, and Gish's restated articles of incorporation (as amended) and by-laws. Gish shareholders should read carefully this entire document and the other documents referred to in this document for a more complete understanding of the differences between the rights of Gish shareholders and CardioTech stockholders.

Common Stock	Gish currently has 7,500,000 shares of authorized common stock, no par value per share.	CardioTech 50,000,000 shares of authorized common stock, $0.01 par value per share.
Preferred Stock	Gish currently has 1,500,000 shares of authorized preferred stock, no par value per share. No shares of Gish preferred stock are currently issued or outstanding.	CardioTech's restated articles of organization authorize 5,000,000 shares of preferred stock, $0.01 per share. CardioTech's board of directors has not designated or issued any of these shares.

Voting Rights
	Gish's by-laws provide that Gish shareholders may vote either in person or by written proxy dated not more than eleven months from the date of the proxy, unless otherwise provided in the proxy. Gish's by-laws also provide that, under certain circumstances in which directors are to be elected and if a shareholder has given notice of its intention to cumulate votes, then every shareholder entitled to vote may cumulate votes.	Stockholders may vote either in person or by written proxy dated not more than six months before the meeting, unless the proxy is coupled with an interest and provides otherwise.

Number and Election of Directors
The authorized number of Gish directors is currently six. Two board seats are currently vacant. Gish's by-laws provide that the number of authorized directors may not be reduced to a number less than five if 16 2/3% of stagg the outstanding shares entitled to vote do not consent to such reduction.
CardioTech's board of directors is currently comprised of four directors (with one vacancy). CardioTech's amended and restated by-laws provide for three classes of directors with staggered terms of three years each. Successors of directors whose terms have expired are elected at the annual meeting of stockholders by a plurality of votes cast at the meeting.

Director Vacancies
Gish's by-laws provide that vacancies in the Gish board of directors generally may be filled by a majority of the remaining directors, though less than a quorum. A vacancy created by the removal of a director by shareholder vote or court order, however, may only be filled by an affirmative vote of a majority of the shareholders eligible to vote.
CardioTech's amended and restated by-laws provide that vacancies on the CardioTech board of directors will be filled solely by the affirmative vote of a majority of Directors then in office, even though less than a quorum. There is currently one vacancy in the board of directors of CardioTech.

Removal of Directors	Under California law, any or all of Gish's directors generally may be removed without cause if the removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote.
CardioTech's amended and restated by-laws provide that a director may be removed, with or without cause, by the vote of 75% of the directors then in office. Stockholders may remove a director only with cause and only by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders in the election of the director.

Amendments to Articles of Incorporation and Articles of Organization
Under California law, Gish's articles of incorporation generally may be amended with the approval of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote.
CardioTech's restated articles of organization may be amended by the affirmative vote of at least one-half of the total votes eligible to be cast. Amendments to the restated articles of organization relating to
(i) business combinations with any interested stockholder, as defined;
(ii) and indemnification of officers and directors require the affirmative vote of 80% of the total votes eligible to be cast by the stockholders.

Amendments to Bylaws
Gish's by-laws generally provide that by-laws may be adopted, amended or repealed either by:
 (i) the vote or written consent of a majority of the outstanding shares entitled to vote, or

(ii) Gish's board of directors.
Amendment by Directors: CardioTech's restated articles of organization and amended and restated by-laws generally provide that the by-laws of CardioTech may be amended or repealed by the affirmative vote of a majority of the directors then in office. Notice must subsequently be provided to the stockholders of the change.
Amendment by Stockholders: CardioTech's by-laws may generally be amended or repealed by the affirmative vote of a majority of the total votes eligible to be cast, voting together as a single class.

Notice of Stockholder Meetings
Gish's by-laws generally require that all notices of shareholder meetings specify the place, date and hour of the meeting and be given not less than ten nor more than sixty days before the date of the meeting.
CardioTech's amended and restated by-laws require that notice of each meeting of stockholders, stating the place, date and hour and purpose of the meeting be provided to each stockholder entitled to vote at least seven days before the meeting.

Special Meeting of Stockholders—Calling
	Gish's by-laws generally provide that special eetings of shareholders may be called at any time by Gish's board of directors, its chairman of the board, its president or one or more shareholders holding not less than ten percent of the shares entitled to vote at the meeting.	CardioTech's amended and restated by-laws provide that special meetings of stockholders may be called by the Chairman, President, Chief Executive officer or a majority of the board.

Advance Notice Provisions for Board Nomination and Other Stockholder Business
Gish's articles of incorporation and by-laws do not impose any advance notice requirements for board nominations or other shareholder business. Gish's by-laws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting.
Annual Meetings: CardioTech's by-laws provide that only business and proposals that have been properly brought before an annual meeting of stockholders shall be conducted and acted upon at that meeting.
To be considered properly brought, the business or director nomination must be: Specified in the notice of meeting; Otherwise properly brought before the meeting by, or at the direction of, the board of directors; or Otherwise properly brought before the meeting by any stockholder of record. For business to be properly brought by a stockholder, the stockholder shall give timely notice, setting forth certain specified information, to the clerk of CardioTech and shall be present at the meeting.

To be timely, a stockholder's notice must be received by CardioTech not less than 60 nor more than 90 days prior to the annual meeting. Provided, however, that if less than seventy (70) days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of the scheduled meeting and (ii) in the case of a special meeting (other than a special meeting in lieu of an annual meeting), not later than the tenth (10th) day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of the scheduled meeting.

Stockholder Approval of Certain Transactions
Under California law, a merger, reorganization or disposition of substantially all the assets of Gish generally requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote.
CardioTech's restated articles of organization generally require the affirmative vote of a majority of the outstanding shares of the corporation voting by class, and the approval of the majority of the board of directors to authorize or approve, the merger or consolidation of the corporation or the sale of all or substantially all of the assets of the corporation.

Stockholder Approval of Certain Business Combinations	Gish's articles of incorporation and by-laws do not impose any special shareholder approval requirements in connection with certain business combinations.	1. CardioTech's restated Articles of Organization provides: (i) any merger or consolidation of CardioTech or any subsidiary with any Interested Stockholder (as hereinafter defined); or

(ii) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition to with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of CardioTech having an aggregate fair market value equal to or greater than ten percent (10%) of the assets of CardioTech; or

(iii) the issuance or transfer by CardioTech of any securities of CardioTech to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equal to or greater than ten percent (10%) of the assets of CardioTech; or

(iv) any reclassification of securities of CardioTech, or recapitalization of CardioTech, or any merger or consolidation of CardioTech with any of its Subsidiaries or any other transaction which has the effect, directly of indirectly, or increasing the proportionate share of the outstanding shares of any class of equity which are directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or
(v) The adoption of any plan or proposal for the liquidation or dissolution of CardioTech proposed by or on behalf of an Interested Stockholder;

Shall require the affirmative vote of the holders of at least eight percent (80%) of the voting power of the then outstanding shares of capital stock of CardioTech entitled to vote in the election of directors voting together as a single class.

These provisions for super majority voting shall not be applicable to any particular business combination that does not involve any cash or other consideration being received by the stockholders of CardioTech solely in their capacity as stockholders and certain other conditions are met.

Indemnification
Gish's by-laws generally provide that it will, to the maximum extent permitted by California law, indemnify each of its directors, officers, employees or other agents against expenses, fines, settlements and other amount actually and reasonably incurred in connection with any proceeding arising from such person's position with Gish.
To the fullest extent permitted by the MBCL, CardioTech's amended and restated by-laws provide that CardioTech will indemnify directors and officers, and employees and agents at the discretion of the board of directors, unless the person did not in good faith reasonably believe that his or her action was in the best interests of CardioTech.

Appraisal Rights
Under California law, Gish shareholders who do not vote for the approval of a reorganization may be entitled to receive payment in cash for the fair market value of their shares of Gish common stock if they properly exercise and preserve their dissenters' rights under California law.
The MBCL provides that a stockholder of a Massachusetts corporation who complies with the statutorily prescribed procedures is entitled to payment for his or her stock in the event that the corporation sells, lease or exchanges all or substantially all of its property and assets, adopts any amendment to its charter that adversely affects the rights of such stockholder or merges in a transaction requiring the approval of its stockholders.

Loans to Officers and Directors
	Under California law, Gish is generally prohibited from making any loan of money or property to, or guarantee the obligation of, any director or officer, unless the loan or guarantee is approved by a majority of the shareholders entitled to act thereon.	Under the Sarbanes Oxley Act, new loans to officers and directors are prohibited.

Inspection Rights
	Gish's by-laws generally provide that shareholders holding at least five percent of the outstanding voting shares of Gish may inspect and copy shareholder records on five days prior written demand and obtain from Gish's transfer agent a list of shareholders' names and addresses.	Massachusetts law provides that stockholders may inspect the articles of organization, by-laws, records of all meetings of stockholders and the stock and transfer records of the corporation.

Dissolution	Under California law, Gish may voluntarily elect to wind up and dissolve by the vote of shareholders holding shares representing fifty percent or more of the voting power.	Dissolution may be authorized by the vote of a majority of each class of stock outstanding and entitled to vote thereon.

Interested Party Transaction
Generally, under California law, no transaction between Gish and any of its directors, or between Gish and any organization in which any of its directors has a material financial interest, is either void or voidable if:
(i) the material facts as to the transaction and the director's interest are fully disclosed to the shareholders and such transaction is approved by the shareholders in good faith; or
CardioTech's restated articles of organization provide that, in the absence of fraud, no contract or transaction by CardioTech will be void, voidable or in any way affected by reason of the fact that it is with an interested person. These provisions apply notwithstanding the fact that the presence of one or more interested persons was necessary to constitute a quorum at a meeting of either the directors or the stockholders approving the transaction.

(ii) the material facts as to the transaction and the director's interest are fully disclosed to the board of directors, and the disinterested directors approve the transaction in good faith and the transaction is just and reasonable to Gish at the time it is approved; or
(iii) the transaction is determined by a court to be just and reasonable to Gish.

EXPERTS

        The consolidated financial statements of CardioTech appearing in CardioTech's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, incorporated by reference herein, have been audited by Arthur Anderson LLP, independent public accountants, as indicted in their report with respect thereto.

        Effective August 31, 2002, Arthur Anderson LLP relinquished its license to practice in front of the SEC. Under these circumstances, Rule 437(a) under the Securities Act permits the registration statement to be filed without a written consent from Arthur Andersen LLP. The absence of such consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of material fact contained in CardioTech's consolidated financial statements that appeared in its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002 or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to CardioTech) may be limited as a practical matter due to recent events involving Arthur Andersen LLP.

        Ernst & Young LLP, independent auditors, have audited the financial statements of Gish Biomedical, Inc., at June 30, 2002, and for each of the two years in the period ended June 30, 2002, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Gish's ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The audited consolidated financial statements of CardioTech International, Inc. incorporated by reference in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the shares of CardioTech common stock offered has been passed upon for CardioTech by Ellenoff Grossman Schole & Cyruli, LLP of New York, New York. Certain tax consequences of the merger will be passed upon for CardioTech by Ellenoff Grossman Schole & Cyruli, LLP and Gish by Gibson, Dunn & Crutcher LLP.

STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to such company in a timely manner.

        CardioTech has not yet determined the date upon which it will hold its annual meeting of stockholders for 2003. If CardioTech's 2003 annual meeting is not held before September 29, 2003 or after December 28, 2003, then stockholder proposals to be presented at CardioTech's 2003 annual meeting must be received by CardioTech no later than August 14, 2003 nor earlier than July 1, 2003 and must otherwise comply with CardioTech's by-laws. Any proposals should be mailed to CardioTech International, Inc., 78-E Olympia Avenue, Woburn, MA 01801, marked for the attention of the Clerk.

        Gish has not yet determined whether it will hold an annual meeting of shareholders for 2002 or 2003. Gish will only hold an annual meeting of shareholders if the merger is not completed. If Gish decides to hold an annual meeting of shareholders, shareholder proposals must be received by Gish within a reasonable time before Gish begins to print and mail its proxy statement. Gish will announce any decision to hold an annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

        CardioTech and Gish each file reports, proxy statements and other information with the Securities and Exchange Commission. CardioTech and Gish Stockholders may read and copy any reports, proxy statements or other information filed by the companies at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding CardioTech and Gish. The address of the Securities and Exchange Commission website is http://www.sec.gov.

        Reports, proxy statements and other information regarding CardioTech can be inspected at the American Stock Exchange, 86 Trinity Place, New York, NY 10006 and regarding Gish at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        All documents filed by CardioTech and Gish under the Securities Exchange Act, including those filed under Sections 13(a), 13(c), 14 or 15(d) after the date of this joint proxy statement/prospectus are incorporated by reference into and deemed to be a part of this joint proxy statement/prospectus, from the date of filing of those documents.

        You should rely only on (i) the information contained in this joint proxy statement/prospectus or (ii) information to which CardioTech and Gish have referred you. CardioTech and Gish have not authorized anyone else to provide you with any information. CardioTech provided the information concerning CardioTech. Gish provided the information concerning Gish.

        The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

        These documents include the following:

CARDIOTECH SEC FILINGS (FILE NO. 001-11737)	PERIOD
Annual Report on Form 10-KSB	Fiscal Year ended March 31, 2002
Quarterly Report on Form 10-QSB	Quarter ended June 30, 2002
Quarterly Report on Form 10-QSB	Quarter ended September 30, 2002
Current Reports on Form 8-K	Filed on November 7, 2002, August 5, 2002 and July 1, 2002
Proxy Statement on Schedule 14A	Filed on October 2, 2002
GISH SEC FILINGS (FILE NO. 000-110728)	PERIOD
Annual Report on Form 10-KSB	Fiscal Year ended June 30, 2001
Annual Report on Form 10-KSB	Fiscal Year ended June 30, 2002
Quarterly Reports on Form 10-QSB	Quarters ended September 30, 2002
Proxy Statement on Schedule 14A	Filed on October 9, 2001

        You can obtain any documents incorporated by reference in this joint proxy statement/prospectus through us, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

CARDIOTECH INTERNATIONAL, INC. 78E Olympia Avenue Woburn, Massachusetts 01801 Tel: (781) 933-4772 Attn: Investor Relations	GISH BIOMEDICAL, INC. 22942 Arroyo Vista Rancho Santa Margarita, California 92688 Tel: (949) 635-6200 Attn: Investor Relations

        If you would like to request documents from us, please do so by February 20, 2003 in order to receive them before your special meeting.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

        CardioTech has filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the CardioTech common stock to be issued to Gish shareholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of CardioTech filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying at the Securities and Exchange Commission's offices as set forth above.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ISSUANCE OF CARDIOTECH COMMON STOCK IN CONNECTION WITH THE MERGER OR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE

MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 30, 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN JANUARY 30, 2003 AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO CARDIOTECH AND GISH STOCKHOLDERS NOR THE ISSUANCE OF CARDIOTECH COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

INFORMATION ON CARDIOTECH'S WEB SITES

        INFORMATION ON ANY CARDIOTECH INTERNET WEB SITE OR THE WEB SITE OF ANY SUBSIDIARY OF CARDIOTECH IS NOT PART OF THIS DOCUMENT AND YOU SHOULD NOT RELY ON THAT INFORMATION IN DECIDING WHETHER TO APPROVE THE SHARE ISSUANCE, UNLESS THAT INFORMATION IS ALSO IN THIS DOCUMENT OR IN A DOCUMENT THAT IS INCORPORATED BY REFERENCE IN THIS DOCUMENT.

INFORMATION ON GISH'S WEB SITES

        INFORMATION ON ANY GISH INTERNET WEB SITE IS NOT PART OF THIS DOCUMENT AND YOU SHOULD NOT RELY ON THAT INFORMATION IN DECIDING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE MERGER, UNLESS THAT INFORMATION IS ALSO IN THIS DOCUMENT OR IN A DOCUMENT THAT IS INCORPORATED BY REFERENCE IN THIS DOCUMENT.

ANNEX A

EXECUTION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
CARDIOTECH INTERNATIONAL, INC.,
GISH ACQUISITION CORP.
and
GISH BIOMEDICAL, INC.

October 25, 2002

         ELLENOFF GROSSMAN SCHOLE & CYRULI, LLP
370 Lexington Avenue
New York, New York 10017

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made as of October [25], 2002 (the "Execution Date") by and among CARDIOTECH INTERNATIONAL, INC., a Massachusetts corporation ("Parent"), GISH ACQUISITION CORP., a Delaware corporation ("Merger Sub"), and GISH BIOMEDICAL, INC., a California corporation (the "Company").

RECITALS

        A.    The Boards of Directors of Parent, Merger Sub and Company each have determined that the business combination between Parent and Company through the merger of Merger Sub with and into the Company pursuant to the terms and subject to the conditions set forth herein (the "Merger") is advisable and in the best interests of their respective companies and shareholders.

        B.    Merger Sub is a wholly-owned subsidiary of Parent formed solely for the purpose of engaging in the Merger.

        C.    Pursuant to the Merger, among other things, (i) each outstanding share of Company Capital Stock (as hereinafter defined) shall be converted into the right to receive shares of common stock of Parent at the rate set forth herein, and (ii) each outstanding share of common stock of Merger Sub shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation (as hereinafter defined).

        D.    The Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

        E.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

        F.    As an inducement to Parent to enter into this Agreement, Asset Value Fund Limited Partnership has concurrently herewith entered into an agreement to vote the shares of the Company Capital Stock owned by it.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Subject to and in accordance with the terms and conditions set forth in this Agreement, at the "Effective Time" (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, which shall be the surviving corporation ("Surviving Corporation") in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of Surviving Corporation shall be "Gish Biomedical, Inc." The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California General Corporation Law ("California Law").

        1.2    Closing; Effective Time.    The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable and in any event not later than three business days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Ellenoff Grossman Schole & Cyruli, LLP, 370 Lexington Avenue, New York, New York, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the

Merger to become effective at such time as a properly executed copy of the Certificate of Merger (the "Certificate of Merger"), together with any required officers' certificates, is duly filed with the Secretaries of State of the States of California and Delaware, in accordance with the relevant provisions of California Law and Delaware Law, respectively, or such later time upon which Parent and Company may agree and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

        1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Articles of Incorporation; Bylaws.

        (a)  At the Effective Time, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided by California Law.

        (b)  At the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation until thereafter further amended as provided by California Law and such Bylaws.

        1.5    Directors and Officers.    At the Effective Time, (i) the directors of Merger Sub shall be the directors of Surviving Corporation, until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub shall be the officers of Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

        1.6    Effect on Capital Stock.

        (a)    Certain Definitions.

        "Company Capital Stock" shall mean all outstanding shares of the Company's Common Stock, no par value, and all outstanding shares of any other capital stock of Company immediately prior to the Effective Time.

        "Company Common Stock" shall mean shares of the Common Stock, no par value, of the Company.

        "Company Options" shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to its (i) Amended 1997 Stock Incentive Plan; (ii) Non-qualified Stock Option Agreement, dated as of May 18, 2000, with Kelly D. Scott; and (iii) Non-qualified Stock Option Agreement, dated as of August 8, 2001, with Kelly D. Scott (each, a "Company Stock Option Plan," and collectively, the "Company Stock Option Plans").

        "Company Preferred Stock" shall mean shares of the Preferred Stock, no par value, of the Company.

        "Exchange Ratio" shall mean 1.3422.

        "Parent Closing Price" shall mean $1.5124.

        "Parent Common Stock" shall mean shares of the Common Stock, par value $.01 per share, of Parent.

        (b)    Conversion of Company Capital Stock.    By virtue of the Merger and without any further action on the part of Parent, Company, Merger Sub or any of their respective shareholders, at the

Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(c), will be automatically canceled, extinguished and converted into the right to receive one share of Parent Common Stock multiplied by the Exchange Ratio (the "Merger Consideration").

        (c)    Cancellation of Company Capital Stock Owned by Company.    At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and all shares of Company Capital Stock owned by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of Parent shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefor.

        (d)    Treatment of Company Option Plans and Company Options.    At the Effective Time, the Company Stock Option Plans and all Company Options then outstanding under the Company Stock Option Plans shall be assumed by Parent and converted into options to purchase shares of Parent Common Stock in accordance with Section 5.10 hereof.

        (e)    Adjustments to Exchange Ratio.    The Exchange Ratio shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock, and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

        (f)    Fractional Shares.    No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Closing Price, less any amount required to be withheld under foreign, federal, state or local tax laws.

        (g)    Capital Stock of Merger Sub.    At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, together with the related stock certificate evidencing ownership thereof, shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and a stock certificate evidencing ownership thereof.

        1.7    Surrender of Certificates Representing Common Capital Stock.

        (a)    Exchange Agent.    Parent's transfer agent, American Stock Transfer & Trust Company, shall act as the exchange agent (the "Exchange Agent") in the Merger.

        (b)    Parent to Provide Common Stock and Cash.    Promptly after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(b) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

        (c)    Exchange Procedures.

          (i)    As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (1) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent from the shareholders of the Company, and shall be in such form (duly and properly executed as may be required by Exchange Agent) and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

          (ii)  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Parent Common Stock equal to the product of (i) the number of shares of Company Capital Stock represented by such Certificate multiplied by (ii) the Exchange Ratio, (B) if applicable, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(g), and (C) the Certificate so surrendered shall forthwith be canceled.

          (iii)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by holder thereof claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person's Company Capital Stock that are converted at the Effective Time and/or, if applicable, deliver or cause to be delivered to such Person a check in respect of any fractional share interests or dividends or distributions, which such Person shall be entitled to receive pursuant to Section 1.6(g), excluding any payment obligations which may have otherwise accrued prior to the Effective Time. When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of bond as indemnity, as it shall direct, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (d)    Distributions With Respect to Unexchanged Certificates.    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

        (e)    Transfers of Ownership.    If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

        (f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8    No Further Ownership Rights in Company Capital Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article I.

        1.9    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.10    Withholding Rights.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

        1.11    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with all right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and its assets, the officers and directors of the Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        1.12    Dissenters' Rights of Appraisals.    Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company shareholder who has properly demanded and perfected such shareholder's rights to dissent, if applicable, from the Merger and to be paid the fair value of such shares in accordance with California Law (the "Dissenting Shares"), shall not be converted into the right to receive the Parent Common Stock, but the holder thereof shall be entitled to such rights as are granted by California Law and Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with California Law; provided however, that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have lost the right to dissent and obtain payment for such holder's Dissenting Shares under California Law, each share of Company Capital Stock held by such holder shall thereupon be deemed automatically to have been converted into, as of the Effective Time, the Parent Common Stock. The Company shall give prompt written notice to Parent and Merger Sub of any demands received by the Company for payment under California Law, and the Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, have any meetings or make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands, except that the Company may make payments to settle such demands to the extent that the per share settlement amount does not exceed the Merger Consideration.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect on the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

        In this Agreement, any reference to a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of the Company; provided, however, that none of the following will be deemed, individually or collectively, to constitute a "Company Material Adverse Effect:" (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, commodity markets, laws, regulations or rules or in the political climate generally or in any specific region; (ii) any changes in conditions or developments generally applicable to the industries in which the Company is involved; and (iii) any changes, circumstances or effects attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations of or delays in customer agreements, any reductions in sales, any disruption in supplier, distributor or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

        In this Agreement, any reference to a party's "knowledge" means, with respect to any individual, the actual knowledge of such individual or, in the case of any entity, the actual knowledge, without independent investigation, of the entity's officers and directors set forth on Schedule II.

        In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the "ordinary course of business" means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the "ordinary course of business" unless such action is taken in the ordinary course of such party's normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

        Except as disclosed in any Company SEC Document or as disclosed in a document of even date herewith and attached to this Agreement and delivered by the Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), provided that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement, when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that the Company shall make all reasonable efforts to specifically cross reference in the Company Disclosure Schedule all sections where a particular disclosure qualifies or applies, the Company represents and warrants to Parent and Surviving Corporation as follows:

        2.1    Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and to be in good standing would have a Company Material Adverse Effect. The Company has delivered or made available a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to the Execution Date, to Parent. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The Company does not have any subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        2.2    Capital Structure.

        (a)  The authorized capital stock of the Company consists of (i) 7,500,000 shares of Common Stock, of which there were 3,592,145 shares issued and outstanding as of the Execution Date; and (ii) 1,500,000 shares of Preferred Stock, none of which are currently issued and outstanding as of the Execution Date. On the Execution Date there are, and as of the Effective Time there will be, no outstanding convertible notes, convertible securities or other commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of existing Company Options previously granted under the Company Stock Option Plans, in each case as outstanding as of the Execution Date, or as otherwise specifically allowed pursuant to Section 4.1 hereof.

        (b)  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights created by California Law, the Company's Articles of Incorporation or Bylaws, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. As of the Execution Date, the Company has reserved 754,917 shares of Company Common Stock for issuance to employees pursuant to the Company Stock Option Plans. On the Execution Date, except for: (i) the rights created pursuant to this Agreement, (ii) the Company Stock Option Plans and (iii) the Company's right to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as may be permitted under Section 4.1 hereof. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase, sale or ownership of Company Capital Stock between or among the Company and any of its security holders.

        (c)  Except as disclosed in Schedule 2.2(c), the terms of the Company Stock Option Plans and the Company Options permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Options, the Company's shareholders, any governmental agency which may have jurisdiction under California Law, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to the Company Options. Schedule 2.2(c) sets forth a list of all Company Options, warrants or other rights to acquire any shares of Company Capital Stock, together with the holders thereof, exercise price and term. Except as set forth on Schedule 2.2(c), none of the outstanding Company Options, nor any employment or consulting agreements by and between the Company and others permit any accelerated vesting or exercisability of those options, securities or notes, as applicable, by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans, the Company Options or otherwise relating to the issuance of Company Options, have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms provided to Parent.

        2.3    Authority.

        (a)  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than approval by the Company's shareholders.

        (b)  This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of the Company enforceable against the Company by Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (i) any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) any Company Authorization (as defined in Section 2.8).

        (c)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a "Governmental Entity") is required with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filings of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market ("Nasdaq") of the Proxy Statement (as defined in Section 2.26) relating to the Company Shareholders Meeting (as defined in Section 2.26), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) the filing by Parent and the effectiveness of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended (the "Securities Act"), as amended, (vi) the filing, if required, of a current report by Parent on Form 8-K with the SEC and AMEX in accordance with the rules and regulations of the SEC; (vii) any notice described in Section 5.16 hereof; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

        2.4    SEC Documents, Financial Statements.

        (a)  The Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by the Company since January 1, 2000 (collectively, the "Company SEC Documents"). The Company has not filed any documents with the SEC that are not available through EDGAR since January 1, 2000. In addition, the Company has made available or provided to Parent complete copies of all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed. To the Company's knowledge, as of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act and, to the Company's knowledge, none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Company SEC Document.

        (b)  The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") and the unaudited balance sheet of the Company, dated as of September 30, 2002 (the "Company Balance Sheet Date"), were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There have been no material disagreements between the Company and its auditors with respect to the treatment and or characterization of items contained in the Company Financial Statements.

        (c)  The Company has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002.

        2.5    Absence of Certain Changes.    Except as expressly contemplated by this Agreement, since the Company Balance Sheet Date there has not occurred and on the Closing Date there will not have occurred (except as permitted by Section 4.1 hereof): (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of the Company, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its material assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any of the shares of Company Capital Stock, (v) any action to amend or change the Articles of Incorporation or Bylaws of the Company (nor will there be prior to the Effective Time), or (vi) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.6    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 2.6, the Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately reflected or reserved against on the balance sheet or in the notes to the Company Financial Statements for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date, and (iii) those incurred in connection with the execution of this Agreement.

        2.7    Litigation.    As of the Execution Date, except as set forth on Schedule 2.7, there is no private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of the Company any private investigation, pending before any agency, court or tribunal, foreign or domestic (each a "Proceeding"), or, to the knowledge of Company, threatened against the Company or any of its respective properties or any of its respective officers or directors (in their capacities as such). There is no judgment, decree or order against the Company, or, to the knowledge of the Company, any of its respective directors or officers (in their capacities as such), that seeks to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no judgment, decree or order arising from or relating to any proceeding disclosed in the Company Disclosure Schedule or the Company SEC Documents shall be deemed to constitute or give rise to any breach of this Section 2.7.

        2.8    Governmental Authorization.    The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity: (i) pursuant to which the Company currently operates or holds any interest in any of its properties (including the Properties or the Facilities) or (ii) that is required for the operation of the Company's business or the holding of any such interest ((i) and (ii) herein collectively called the "Company Authorizations"), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or have any Company Authorization does not have a Company Material Adverse Effect.

        2.9    Title to Personal Property.    Except as indicated on Schedule 2.9, the Company has good, valid and marketable title to all of its respective personal properties, interests in personal properties and material assets that it owns and that are reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $10,000 or above are listed on Schedule 2.9 (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except: (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Company Material Adverse Effect. To the Company's knowledge, the plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of the Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

        2.10    Environmental Matters.

        (a)  The following terms shall be defined as follows:

          (i)    "Environmental Law" shall mean any statute, law (including common law), treaty, ordinance, rule, regulation, code, license, permit, consent, approval, judgment, order, administrative order or decision, decree or injunction of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Material.

          (ii)  "Facilities" shall mean all buildings and improvements on the Property.

          (iii)  "Hazardous Material" shall mean any material, substance, waste, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB's), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

          (iv)  "Property" shall mean all real property leased or owned by the Company either currently or in the past, including the Real Property (as defined in Section 2.24(a)) and the Leased Premises (as defined in Section 2.24(f)).

          (v)  "Release" shall mean any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

        (b)  The Company represents and warrants as follows:

          (i)    The operations of the Company have at all times been and are in compliance with all Environmental Laws, except where any noncompliance would not have a Company Material Adverse Effect.

          (ii)  The Company has obtained and is in full compliance with all permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of its business or the ownership or operation of its properties and facilities (the "Environmental Approvals"), each such Environmental Approval is in full force and effect, and each such Environmental Approval will remain in full force and effect after the execution, delivery and performance of this Agreement, provided that any transfer documents required by Environmental Law for such Environmental Approval and identified on Schedule 2.10(b)(ii) are completed as required by Environmental Law.

          (iii)  Neither Company nor any of its Property or Facilities is subject to any Order (as defined in Section 5.6(b)) or proposed Order under any Environmental Law. The Company has not received any notice from any person or Governmental Entity regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval.

          (iv)  The Company has provided or made available to Parent true, complete and correct copies and results of all studies, reports, assessments, surveys, correspondence, investigations, audits, analysis, tests and other documents (whether in hard copy or electronic form) in the Company's or their counsel's possession or control pertaining to the presence or alleged presence of any Hazardous Material at, on or affecting any Property or Facilities, or regarding the Company's compliance with any applicable Environmental Law or Environmental Approval.

          (v)  To the Company's knowledge, none of the following exists at any Property or Facilities: any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.

          (vi)  To the Company's knowledge, the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date.

        2.11    Taxes.

        (a)  The Company has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to any period ending prior to the Execution Date, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. The Company does not have any material liability for unpaid Taxes accruing after the Company Balance Sheet Date, except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of the Company, other than liens for Taxes not yet due and payable.

        (b)  Except as disclosed in the Schedule 2.11(b), no Tax Returns of Company have been audited. The Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company for the last five years. Except as disclosed in Schedule 2.11(b), Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

        (c)  The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. The Company is not a party to any joint venture, partnership, or other arrangement or contract, which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

        (d)  The Company is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

        (e)  The Company has not been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. The Company has not filed or will file any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax laws) apply to the Company. The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company is not currently nor has it been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

        (f)    The Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

        (g)  For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

        2.12    Employee Benefit Plans.

        (a)  The following terms shall be defined as follows:

          (i)    "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

          (ii)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (iii)  "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          (iv)  "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

        (b)  Schedule 2.12(b) lists (i) all material "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all individual employment agreements, and (iii) all other bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements or policies, which Company maintains or, contributes to, (collectively, the "Plans").

        (c)  None of the Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

        (d)  None of the Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

        (e)  The Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

        (f)    Each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the Code and ERISA requirements currently in effect and applicable to the Plan.

        (g)  Each of the Plans that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. To the knowledge of Company, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust

        (h)  All contributions required to be made pursuant to the terms of a Plan prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.

        (i)    With respect to each Plan: (i) to the Company's knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of the Company, threatened or imminent against or with respect to the Plan,

        (j)    True, correct and complete copies of all Plan documents have been made available to Parent, and true, correct and complete copies of the last two years Forms 5500 for each Plan required to make such filing have been made available to Parent.

        2.13    Certain Agreements Affected by the Merger.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of the Company or any other third party, (ii) materially increase any benefits otherwise payable by the Company to its employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.14    Employee Matters.

        (a)  The Company is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

        (b)  To the Company's knowledge, the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers' compensation plan or policy or for long term disability that are not covered by insurance. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in a Proceeding against the Company before any Governmental Entity except for such Proceedings that would not have a Company Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union or organization of any such employees.

        (c)  To the Company's knowledge, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. None of the key employees listed on Schedule 2.14(c) have given written notice to the Company, nor is the Company otherwise aware that any such employee intends to terminate his or her employment with the Company.

        2.15    Insurance.    The Company has made available to Parent all material policies of insurance as set forth on Schedule 2.15. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company does not have knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.16    Compliance With Laws.    The Company has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply that would not have a Company Material Adverse Effect.

        2.17    Brokers' and Finders' Fees.    Except for the $100,000 fee payable to T.R. Winston & Company, Inc., the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby.

        2.18    Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of the Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

        2.19    Board Approval.    The Board of Directors of the Company has: (i) reviewed, deliberated and approved this Agreement and the Merger, (ii) determined that there are no other proposed extraordinary transactions with the Company on terms more advantageous to the shareholders of the Company, (iii) that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders, and (iv) resolved to recommend that the shareholders of the Company approve this Agreement and the Merger.

        2.20    Customers and Suppliers.    Schedule 2.20 lists the top ten customers and top ten suppliers of the Company in terms of gross revenues and gross purchases, respectively, during the twenty four (24) months prior to the Execution Date; and no such customer and no such supplier of the Company has canceled or otherwise terminated or made any written threat to Company to cancel or otherwise terminate its relationship with Company, or at any time on or after the Company Balance Sheet Date has materially decreased its purchases or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

        2.21    Material Contracts.    Except: (i) for the contracts filed with the Company SEC Documents pursuant to Item 601 of Regulation S-B under the rules and regulations of the SEC; (ii) as set forth in Schedule 2.21 (the contracts in (i) and (ii) being collectively referred to herein as the "Material Contracts"); and (iii) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to the Company's businesses, as of the Execution Date, the Company is not a party to or bound by:

        (a)  any distribution agreement, manufacturer's representative agreement, partnership agreement or joint R&D or technology sharing arrangements;

        (b)  any continuing contract for the purchase or sale of materials, supplies, equipment or services, or any agency or indemnification arrangement, involving in the case of any such contract more than $50,000 over the life of the contract;

        (c)  any trust indenture, mortgage, promissory note, loan agreement or other contract for borrowed money not reflected in the Company Financial Statements, any currency exchange, commodities or other hedging arrangement or any leasing transaction involving in excess of $50,000 and of the type required to be capitalized in accordance with GAAP;

        (d)  any contract for capital expenditures or royalty payments in excess of $50,000 in the aggregate;

        (e)  any contract limiting the freedom of Company to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act);

        (f)    any confidentiality, secrecy or nondisclosure contract, which individually or in the aggregate, materially affects the business or operations of the Company;

        (g)  any contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $50,000 over the life of the contract;

        (h)  any contract with any Person that would be required to be disclosed under Item 404 of Regulation S-B under the rules and regulations of the SEC;

        (i)    any contract which provides for the indemnification of any officer, director, employee or agent; or

        (j)    any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person not reflected in the Company Financial Statements.

        2.22    No Breach of Material Contracts.    All Material Contracts are in the written form previously provided or made available to Parent. Except as disclosed in Schedule 2.22, the Company has performed all of the material obligations required to be performed by it as of the date hereof and is entitled to all benefits under, and, to the Company's knowledge, is not alleged to be in material breach or default in respect of any Material Contract. Each of the Material Contracts is in full force and effect with respect to the Company, unamended except as provided or made available to Parent, and, except as disclosed in Schedule 2.22, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company's knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, penalty or change in delivery schedule, except to the extent such defaults, remedies, penalties or changes have not had and would not be reasonably expected to have a Company Material Adverse Effect.

        2.23    Material Third Party Consents.    Schedule 2.23 lists all Material Contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing (the "Company Contracts Requiring Novation or Consent") which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent's ability to operate the business in substantially the same manner as the business was operated by the Company prior to the Effective Time.

        2.24    Real Property and Real Property Leases.

        (a)  The Company does not own any real property.

        (b)  Schedule 2.24(b) sets forth a list of all leases, licenses or other occupancy agreements to which the Company is a party, for the use or occupancy of real estate owned by a third party ("Leases") (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect, and to the knowledge of the Company, have not been amended except as disclosed in said Schedule 2.24(b), and the Company is not and, to the knowledge of the Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by the Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of the Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Except as disclosed in Schedule 2.24(b), the Company has valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever, except the matters set forth on Schedule 2.24(b), or those that do not materially and adversely affect the current use of the property.

        (c)  With respect to the Leased Premises, and except as set forth on Schedule 2.24(c),

          (i)    there are no pending or, to the knowledge of the Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting materially and adversely the current use, occupancy or value thereof,

          (ii)  to the knowledge of the Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

          (iii)  to the knowledge of the Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than the Company) in possession of any such parcel,

          (iv)  to the knowledge of the Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

          (v)  to the knowledge of the Company, all Facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by the Company, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and

          (vi)  to the knowledge of the Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of the Company, threatened termination of such access.

        2.25    Registration Statement; Proxy Statement/Proxy.    The information relating to the Company which is provided by the Company (including any information previously provided by the Company in the Company SEC Documents) for inclusion in the Parent's registration statement on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, including any amendments or supplements thereto (the "Registration Statement") shall not, at the time the Registration Statement is declared "effective" by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to the Company which is provided by the Company (including any information previously provided by the Company in the Company SEC Documents) for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders (the "Company Shareholders Meeting") and the shareholders of the Parent in connection with the meeting of Parent's shareholders (the "Parent Shareholders Meeting"), as may be amended or supplemented (the "Proxy Statement") shall not, on the date the Proxy Statement is mailed to the shareholders of the Company and Parent, at the time of the Company Shareholders Meeting, the Parent Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or Parent Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent and relating to Parent, which is contained in the Registration Statement or the Proxy Statement.

        2.26    Tax Matters.    To the Company's knowledge neither the Company nor any of its affiliates has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.27    Opinion of Financial Advisor.    The Company will not engage the services of a financial advisor for a fairness opinion.

        2.28    Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute under California Law (each, a "Takeover Statute") is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been or will be taken by the Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

        2.29    FDA Matters.

        (a)  The Company has all licenses, permits, consents, privileges, authorizations, immunities and orders of the Food and Drug Administration ("FDA") required for conducting business as currently conducted by the Company at the Company's facilities. To the Company's knowledge, the Company has not received written notice of any action pending or threatened by the FDA to revoke, restrict, withdraw or suspend any such licenses, permits, consents, privileges, authorizations, immunities or orders.

        (b)  The Company's facility is registered with the FDA as a medical device manufacturer with its own authority to conduct business, including, but not limited to, possessing an owner/operator number (#2021836) issued by the FDA. The Company's FDA authorizations at the Company's facility will continue in effect and the Company can continue to operate independently under the FDA registration and all other authorizations after the effectiveness of the Merger.

        (c)  The Company's operations have been conducted so as to comply, in all material respects, with all applicable binding administrative policies of the FDA and any other governmental body relating to the research and development and manufacture of medical devices under development at the Company's facility. All outstanding audit issues from the FDA, including, but not limited to, those listed on FDA Form 483 have been answered and resolved to the satisfaction of the FDA.

        (d)  The Company's facility is currently certified for the areas of design, development, production and distribution of medical devices under the requirements of the International Standards Organization ("ISO") 9001 and EN 46001. To the Company's knowledge, all outstanding questions or issues derived from prior audits and inspections by TÜV, relating to ISO 9001 or EN 46001 certification, have been rectified and/or corrected or the corrective action required to correct the outstanding issues remaining will not have a Company Material Adverse Effect. To the Company's knowledge, the Company has not received written notice of any action pending or threatened by the ISO to revoke, restrict, withdraw or suspend any such ISO certification.

        2.30    Investigation by Company; Parent's Liability.    The Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Parent, which investigation, review and analysis was done by the Company and, to the extent the Company deemed appropriate, by the Company's representatives. The Company acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of Parent as the Company has requested for such purpose. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Parent's or any of Parent's representatives, except the specific representations and warranties of the Parent set forth in this Agreement and the Parent Disclosure Schedule. The Company has formed an independent judgment concerning Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        In this Agreement, any reference to a "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent and its subsidiaries participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales shall not be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect.

        Except as disclosed in any Parent SEC Document or as disclosed in a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), provided that any disclosure shall qualify the section number referred to in the Parent Disclosure Schedule as well as all other sections in this Article III when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Parent shall make all reasonable efforts to specifically cross reference in the Parent Disclosure Schedule all sections where a particular disclosure qualifies or applies, Parent represents and warrants to the Company as follows:

        3.1    Organization, Standing and Power.    Parent and each of its subsidiaries, including Merger Sub, are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and its subsidiaries, including Merger Sub, have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub, is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of it subsidiaries in accordance with and pursuant to the Parent's formal investment policy and comprising less than 5% of the outstanding stock of such company.

        3.2    Capital Structure.

        (a)  The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock of which there were 9,115,779 shares issued and outstanding as of the Execution Date. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of (i) options outstanding as of such date under the 1996 Employee, Director and Consultant Stock Option Plan (the "Parent Stock Option Plan") and (ii) warrants (the "Warrants") for 1,274,000 shares of Parent Common Stock. The authorized capital stock of Merger Sub consists of 2,500,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding and held by Parent. The shares of Parent Common Stock to be issued in the Merger will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and registered with the SEC pursuant to the Securities Act.

        (b)  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by Delaware Law, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the Execution Date, Parent has reserved (i) 4,339,708 shares of Parent Common Stock for issuance to directors, employees and consultants pursuant to the Parent Stock Option Plan, and (ii) 1,274,000 shares of Parent Common Stock for issuance pursuant to the Warrants. On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Parent Stock Option Plan and the Warrants and (ii) Parent's right to repurchase any unvested shares under the Parent Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

        3.3    Authority.

        (a)  Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable, other than approval by the shareholders of Parent.

        (b)  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and constitutes the valid and binding obligations of each of Parent and Merger Sub enforceable against each by the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent, Merger Sub or any of their respective subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective subsidiaries, properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

        (c)  Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing with the SEC and the AMEX of the Registration Statement, (iii) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (iv) the filing with the AMEX for the listing of the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the Company Options under the Company Stock Option Plans assumed by Parent in the Merger, to the extent required, (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding Company Options under the Company Stock Option Plans assumed by Parent in the Merger; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

        3.4    SEC Documents; Financial Statements.

        (a)  Parent has made available to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since January 1, 2000 (collectively, the "Parent SEC Documents"). Parent has not filed any documents with the SEC that are not available through EDGAR since January 1, 2000. In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. To Parent's knowledge, as of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and, to Parent's knowledge, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Parent SEC Document.

        (b)  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") and the unaudited balance sheet of Parent, dated as of June 30, 2002 (the "Parent Balance Sheet Date"), were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-QSBs, as permitted by Form 10-QSB of the SEC). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There have been no material disagreements between Parent and its auditors with respect to the treatment and/or characterization of items contained in the Parent Financial Statements.

        (c)  Parent has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002.

        3.5    Absence of Certain Changes.    Except as expressly contemplated by this Agreement, since the Parent Balance Sheet Date there has not occurred and on the Closing Date there will not have occurred (except as permitted by Section 4.3 hereof): (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Parent and its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its and its subsidiaries' material assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares Parent Common Stock, or any direct or indirect redemption, purchase or other acquisition by Parent of any of the shares of Parent Common Stock, (v) any action to amend or change the Certificate of Incorporation or Bylaws of Parent (nor will there be prior to the Effective Time), or (vi) any negotiation or agreement by Parent or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

        3.6    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 3.6, Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately reflected or reserved against on the balance sheet or in the notes to the Parent Financial Statements for the period ended on the Parent Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Parent Balance Sheet Date, and (iii) those incurred in connection with the execution of this Agreement.

        3.7    Litigation.    There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Parent Material Adverse Effect. Notwithstanding the foregoing, no judgment, decree or order arising from or relating to any proceeding disclosed in the Parent Disclosure Schedule or the Parent SEC Documents shall be deemed to constitute or give rise to any breach of this Section 3.7.

        3.8    Governmental Authorization.    Parent has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity: (i) pursuant to which Parent currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent's business or the holding of any such interest ((i) and (ii) herein collectively called the "Parent Authorizations"), and all of the Parent Authorizations are in full force and effect, except where the failure to obtain or have any Parent Authorization does not have a Parent Material Adverse Effect.

        3.9    Environmental Laws.    Except as disclosed on Schedule 3.9, Parent represents and warrants as follows:

        (a)  The operations of Parent have at all times been and are in compliance with all Environmental Laws, except where any noncompliance would not have a Parent Material Adverse Effect.

        (b)  Parent has obtained and is in full compliance with all Environmental Approvals, each such Environmental Approval is in full force and effect, and each such Environmental Approval will remain in full force and effect after the execution, delivery and performance of this Agreement, provided any transfer documents required by Environmental Law for such Environmental Approval and identified on Schedule 3.9(b) are completed as required by Environmental Law.

        (c)  Neither Parent nor any of its properties or facilities is subject to any Order (as defined in Section 5.6(b)) or proposed Order under any Environmental Law. Parent has not received any notice from any person or Governmental Entity regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval.

        (d)  Parent has provided or made available to the Company true, complete and correct copies and results of all studies, reports, assessments, surveys, correspondence, investigations, audits, analysis, tests and other documents (whether in hard copy or electronic form) in Parent's or its counsel's possession or control pertaining to the presence or alleged presence of any Hazardous Material at, on or affecting any of its properties or facilities, or regarding Parent's compliance with any applicable Environmental Law or Environmental Approval.

        (e)  To Parent's knowledge, none of the following exists at any of its properties or facilities: any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.

        (f)    To Parent's knowledge, Parent is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date.

        3.10    Taxes.    Parent and each of its subsidiaries has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent or any subsidiary with respect to any period ending prior to the Execution Date, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Parent Financial Statements or amounts payable with respect to periods or portions of periods after the Parent Balance Sheet Date. Parent and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Parent nor any subsidiary has any material liability for unpaid Taxes accruing after the Parent Balance Sheet Date, except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Parent or any of its subsidiaries, other than liens for Taxes not yet due and payable.

        3.11    Compliance With Laws.    Each of Parent and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply that would not have a Parent Material Adverse Effect.

        3.12    Brokers' and Finders' Fees.    Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby.

        3.13    Vote Required.    The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding is the only vote of the holders of any of the securities or capital stock of Parent necessary to approve this Agreement and the transactions contemplated hereby.

        3.14    Board and Shareholder Approval.    The Boards of Directors of Parent and Merger Sub have (i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of their respective shareholders and is on terms that are fair to such shareholders, and (iii) resolved to recommend that their respective shareholders approve this Agreement and the Merger.

        3.15    Registration Statement; Proxy Statement/Proxy.    The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is mailed to the shareholders of the Company and Parent, at the time of the Company Shareholders Meeting, the Parent Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or Parent Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company or relating to the Company which is contained in the Registration Statement or the Proxy Statement.

        3.16    Tax Matters.    To Parent's knowledge neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.17    Investigation by Parent; Company's Liability.    Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by Parent and its affiliates and, to the extent Parent deemed appropriate, by Parent's representatives. Parent acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company its subsidiaries as Parent has requested for such purpose. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company's or any of the Company's representatives (except the specific representations and warranties of the Company set forth in this Agreement and the Company Disclosure Schedule). Parent has formed an independent judgment concerning the Company.

        3.18    Material Third Party Consents.    Schedule 3.18 lists all Parent's material contracts or agreements required to be disclosed pursuant to Item 10 of Regulation S-K under the SEC rules and regulations that require a novation or consent to the Merger prior to the Effective Time so that such contracts may remain in full force and effect after the Closing (the "Parent Contracts Requiring Novation or Consent") which, if no novation occurs or if no consent to the Merger is obtained, would have a Parent Material Adverse Effect.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of the Company.

        (a)  During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent expressly contemplated by this Agreement, Section 4.1(b) hereof or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to Section 4.1(b) hereof, the Company further agrees to pay all debts and Taxes when due, subject to (i) good faith disputes over such debts or Taxes and (ii) the filing of material Tax Returns, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to use its commercially reasonable efforts and its available resources to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, other than what would not have a Company Material Adverse Effect. The Company agrees to promptly notify Parent in writing of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a Company Material Adverse Effect.

        (b)  Without limiting the generality of Section 4.1(a), during the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, the

Company shall not do, cause or permit any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

            (i)  Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (ii)  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (iii)  Accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Options or the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of the above, except in each case, to the extent required by the existing terms of any such Company Option or Company Stock Option Plan, which has not been amended or otherwise modified to provide such change to acceleration, period of exercisability or vesting within thirty (30) days prior to the Execution Date;

          (iv)  Enter into any material contract or commitment (including, without limitation, any contracts with employees, officers, directors or shareholders or any material operating lease), or violate, amend or otherwise modify or waive any of the terms of any of the Material Contracts (including, without limitation, any contracts with employees, officers, directors or shareholders) other than in the ordinary course of business; provided, further, that other than in the ordinary course of business, the Company shall not enter into any contract, commitment or agreement (x) which grants any third party exclusive rights, (y) which provides any third party with equity, as compensation or otherwise, or (z) with any third party which could reasonably be deemed to be a competitor of Parent;

          (v)  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (x) the exercise of Company Options issued and outstanding on the date hereof, and (y) other rights therefor outstanding as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

          (vi)  Sell, lease, license (either exclusively or non-exclusively), encumber or otherwise transfer or dispose of any patents, patent applications, trademarks (whether registered or not), copyrights (whether registered or not), trade secret information or any other intellectual property material to the business of the Company, or any interests therein;

        (vii)   Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales of products in the ordinary course of business;

        (viii)    Incur any indebtedness for borrowed money under existing credit lines or otherwise, except as reasonably necessary for the operation of its business in a manner, and in amounts, consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (ix)  Pay any amount in excess of $25,000 in any one case or $50,000 in the aggregate arising for any reason other than in accordance with the terms of any claim, liability or obligation of the Company; provided, however, that the Company may pay any such amounts to the extent that they are reflected or reserved against in the Company Financial Statements;

          (x)  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and not withstanding the above, make any such expenditures, additions or improvements in excess of $50,000 in any one case or $100,000 in the aggregate; provided, however, that the Company may make any capital expenditures, capital additions or capital improvements related to the capital projects listed on Schedule 4.1(b)(x);

          (xi)  Materially reduce the amount of any insurance coverage provided by existing insurance policies;

        (xii)   Terminate or waive any right of any material or substantial value, except in the ordinary course of business;

        (xiii)    Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or executive officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

        (xiv)    Grant any severance or termination pay (x) to any director or officer or (y) to any other employee, except payments made pursuant to written agreements outstanding on the Execution Date;

        (xv)  Commence any material lawsuit other than (x) for the routine collection of bills, (y) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (z) for a breach of this Agreement or any Exhibits hereto;

        (xvi)   Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

      (xvii)    Other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

      (xviii)    Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

        (xix)   Adopt a plan of complete or partial liquidation or dissolution; or

        (xx)  Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through (xix) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

        4.2    Conduct of Business of Parent.

        (a)  During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent expressly contemplated by this Agreement, Section 4.2(b) hereof or as consented to in writing by the Company), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

        (b)  Without limiting the generality of Section 4.2(a), during the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Parent Disclosure Schedule or as expressly contemplated by this Agreement, Parent shall not do, cause or permit any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

            (i)  Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (ii)  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (x) the issuance of employee stock options, or shares of Parent Common Stock upon exercise therefor, pursuant to plans in effect on the Execution Date; (y) the other rights for shares of Parent Common Stock outstanding as of the date of this Agreement and disclosed in the Parent Disclosure Schedule;

          (iii)  Fail to maintain the trading of the Parent Common Stock on AMEX;

          (iv)  Adopt a plan of complete or partial liquidation or dissolution; or

          (v)  Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(b)(i) through (iv) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

        4.3    No Solicitation.

        (a)  The Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly, (i) take any action to solicit, initiate or intentionally encourage any Takeover Proposal (as defined below) or (ii) subject to the terms of Section 4.3(b) below, take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company to, or afford access to the properties, books or records of the Company to, any Person that has advised the Company in writing that it intends to make, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit the Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

        (b)  Notwithstanding Section 4.3(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, is received by the Board of Directors of the Company, then: (i) if none of the Company and its officers, directors, employees or other agents and representatives have violated in any material respect any of the restrictions in Section 4.3(a), and (ii) to the extent the Board of Directors of the Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal would reasonably be expected to result in a transaction that is more favorable to the Company's shareholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal"), and (iii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel)

that failure to take action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company's shareholders under applicable law, the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Superior Proposal information and take such other actions with respect to such Superior Proposal as are consistent with the fiduciary obligations of Company's Board of Directors, and such actions with respect to such Superior Proposal shall not be considered a breach of Section 4.3(a), provided that in each such event Company: (A) notifies Parent in writing of such determination by the Company's Board of Directors, and (B) provides Parent with a summary of the Superior Proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of the Company outstanding as of the Execution Date. Notwithstanding the immediately preceding sentence, neither the Company nor its representatives may take any action with respect to a Superior Proposal unless and until: (x) the Board of Directors of Company has determined, after consultation with the Company's investment bankers, that such third party is actually capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by the Company, and (y) such third party executes and delivers to the Company a non-disclosure or confidentiality agreement containing provisions regarding non-disclosure at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4).

        Additionally, the Company shall not, and shall not permit any of its officers, directors, employees or other representatives to, agree to or intentionally endorse any Takeover Proposal (including any Superior Proposal), unless Parent or the Company terminates this Agreement and the Company pays to Parent all amounts payable to Parent pursuant to Sections 7.3(b) and (c) hereof, as applicable.

        (c)  The Company will promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal.

        (d)  For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving the Company or the acquisition of more than 25% of the Company Capital Stock, a material portion of the total assets or any material asset of the Company, other than the transactions contemplated by or disclosed in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1    Proxy Statement/Prospectus; Registration Statement.    Promptly after the execution of this Agreement, the Company and Parent shall prepare the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, which Registration Statement shall contain the Proxy Statement. Parent shall ensure that the Registration Statement and Proxy Statement comply in form with applicable SEC requirements and shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing. If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent in writing. The Proxy Statement shall include the recommendation of the Board of Directors of the Company and Parent that the Company's shareholders and Parent's shareholders vote in favor of the Merger and approve this Agreement; provided that such recommendation may be excluded or withdrawn, to the extent the Company complies with Sections 4.3(b) and 7.3, in the event of a Superior Proposal. Parent shall take any action reasonably (other than qualifying to do business in any jurisdiction in which is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon exercise of Company Stock Options.

        5.2    Meeting of Shareholders.    The Company shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the Company Shareholders Meeting, as promptly as is reasonably practicable, and in any event within forty-five (45) days after the SEC has cleared the Proxy Statement and declared the effectiveness of the Registration Statement. Parent shall promptly after the date hereof take all action necessary in accordance with Massachusetts Business Corporation Law ("Massachusetts Law") and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Parents Shareholders Meeting, as promptly as is reasonably practicable, and in any event within forty-five (45) days after the SEC has cleared the Proxy Statement and declared the effectiveness of the Registration Statement. The Company and Parent shall consult with each other regarding the date of the Company Shareholders Meeting and Parent Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting or Parent Shareholders Meeting without the consent of the other party, unless this Agreement is first terminated pursuant to Article VII hereof. Subject to Sections 4.3 and 5.1, the Company and Parent shall use commercially reasonable efforts to solicit from their respective shareholders proxies in favor of the Merger and shall take all other commercially reasonable actions that are necessary or advisable to secure the vote or consent of such shareholders to effect the Merger, as required by the rules of Nasdaq, AMEX, California Law, Massachusetts Law, Delaware Law or other applicable laws, rules or regulations.

        5.3    Access to Information; Disclosure Schedule Updates.

        (a)  Upon reasonable notice, the Company shall afford Parent and its accountants, legal counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that Parent contacts the Company's President or Chief Financial Officer prior to contacting any other employee of the Company, to: (i) review all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may request. The Company agrees to provide to Parent and its accountants, legal counsel and other representatives copies of internal financial statements, Tax Returns and other business and Tax analysis and documentation promptly upon request.

        (b)  No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however that the Company shall promptly inform Parent of any event or occurrence which would reasonably be likely to have a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and Parent shall each promptly notify the other in writing of:

            (i)  the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by the Company or Parent in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the conditions in Sections 6.2(a) and 6.3(a) of this Agreement not to be satisfied;

          (ii)  any material breach of any covenant or obligation by the Company or Parent;

          (iii)  any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely.; and

          (iv)  any information necessary or appropriate for inclusion in the Proxy Statement and the Registration Statement so as to make such filing not to be misleading.

        (d)  If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 5.3(c) requires any material change in the Company's Disclosure Schedule or Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule or Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company or Parent, as applicable, shall promptly deliver to the other party an update to its Disclosure Schedule specifying such change (a "Disclosure Schedule Update"). If, as a result of such development, either party has the right to terminate this Agreement pursuant to Article VII and such party fails to exercise that right within a period of twenty (20) days after such right accrues, then the Disclosure Schedule Update will be deemed to have amended this Agreement, including any appropriate schedule hereto, to have qualified the representations and warranties contained in this Agreement above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

        5.4    Confidentiality.

        (a)  None of the parties to this Agreement nor any of their respective directors, officers, employees, agents or representatives may, directly or indirectly, disclose to any person or entity or use any Confidential Information for any purpose other than to evaluate and consummate the transactions contemplated by this Agreement. If any party hereto is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative, demand, or similar process) to disclose any Confidential Information, such party shall promptly notify the other parties hereto so that such other parties may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any party hereto is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal such party may disclose the Confidential Information to the tribunal; provided, however, that such party shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. In the event this Agreement is terminated for any reason, each party hereto shall return to the appropriate parties all Confidential Information obtained in connection with the evaluation of the transactions contemplated by this Agreement.

        (b)  "Confidential Information" means any information not in the public domain, in any form, whether acquired prior to or after the Execution Date, received from any party hereto or any of their respective representatives relating to the business and operations of either the Company or Parent, including, without limitation, information regarding vendors, suppliers, trade secrets, training programs, technical information, contracts, systems, procedures, know-how, trade names, improvements, price lists, financial or other data, business plans, computer programs, software systems, internal reports, personnel files or any other compilation of information, written or unwritten, which is or was used in the business of the Company or Parent, except for information (i) that was or becomes generally available to the public, other than as a result of disclosure by the party hereto receiving such Confidential Information; or (ii) that is received by a party hereto on a non-confidential basis from a third party that is not prohibited from disclosing such information by obligation to either the Company or Parent.

        5.5    Public Disclosure.    The Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and, to the extent possible, prepare and issue press releases jointly.

Neither the Company nor Parent will issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq (in which case, the disclosing party shall provide the other parties hereto with at least one (1) business days' advance notice and a written copy of such disclosure).

        5.6    Consents; Cooperation.

        (a)  Each of Parent and the Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. The Company and Parent shall each use their respective commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger to the extent required under such contracts.

        (b)  The Company shall furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the Material Contracts.

        5.7    Affiliates.    Schedule 5.7 sets forth those persons who may be deemed "affiliates" of the Company as such term is used in the Securities Act and the regulations thereunder. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall include such persons in the Registration Statement pursuant to Item 7 of Form S-4 and maintain the effectiveness of the Registration Statement until the completion of distribution by such persons.

        5.8    Voting Agreement.    The Company shall use its commercially reasonable efforts, on behalf of Parent, and pursuant to the request of Parent, to cause Asset Value Fund Limited Partnership to execute and deliver to Parent a Shareholder Voting Agreement substantially in the form attached hereto as Exhibit A.

        5.9    Legal Requirements.    Each of Parent and, subject to Sections 4.3 and 5.1 of this Agreement, the Company, shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement, including, without limitation, the Environmental Approvals set forth on Schedules 2.10(b)(ii) and 3.9(b).

        5.10    Assumption of Company Options.

        (a)  At the Effective Time, each Company Option which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option"), increased to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock, increased to the nearest whole cent, equal to the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio.

        (b)  After the Effective Time, except as otherwise expressly provided in this Agreement, each Substitute Option shall be exercisable upon the same terms and conditions (including vesting schedules) as were applicable to the related Company Option immediately prior to the Effective Time.

        5.11    Form S-8.    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Company Options assumed in accordance with Section 5.10. As soon as practicable and in no event more than twenty (20) days after the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options or on another appropriate form of registration statement for any such shares of Parent Common Stock which are not registrable on Form S-8 and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The Company will cooperate and assist Parent in the preparation of such registration statement(s).

        5.12    Treatment as Reorganization.    Neither the Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.14    Takeover Statutes.    If any Takeover Statute shall become applicable to the transaction contemplated hereby, the Company and the Company's Board of Directors shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Company's Board of Directors under applicable law as advised by independent counsel.

        5.15    Employee Notices.    In connection with the consummation of the transactions contemplated by this Agreement and to the extent required by applicable law, the Company shall give all material notices required to be given to the employees of the Company.

        5.16    Listing of Additional Shares.    Parent shall, prior to the Effective Time, cause all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on AMEX or Nasdaq, subject to official notice of issuance.

        5.17    Lease Estoppel Certificate.    The Company will use its commercially reasonable effort to obtain, with respect to the Lease to the Leased Premises, an estoppel certificate from the landlord.

        5.18    Further Assurances.    Parent, Merger Sub and, subject to Sections 4.3 and 5.1 of this Agreement, the Company, shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

        (a)    Shareholder Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of both the Company and Parent.

        (b)    Registration Statement.    The SEC shall have declared the Registration Statement "effective" in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

        (c)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over the Company or Parent), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

        (d)    Governmental Approvals.    Parent, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of the transactions contemplated by the Merger, including but not limited to the expiration or termination of any applicable waiting period under any applicable antitrust laws and such approvals, waivers and consents as may be required under the Securities Act and state blue sky laws.

        6.2    Additional Conditions to Obligations of Company.    The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

        (a)    Representations, Warranties and Covenants.    Except as disclosed in the Parent Disclosure Schedule dated the Execution Date and as amended pursuant to Section 5.3(d), (i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement or (B) if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Closing Date.

        (b)    AMEX or Nasdaq Listing.    The shares of Parent Common Stock issuable to the Company's shareholders in connection with the Merger and the exercise of the Company Options shall have been authorized for listing on AMEX or Nasdaq, subject to official notice of issuance.

        (c)    No Parent Material Adverse Effect.    There shall not have occurred any Parent Material Adverse Effect since the Execution Date.

        (d)    Certificate of Parent.    The Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Sections 6.2(a), (b) and (c).

        (e)    Third Party Consents.    Parent shall have obtained all the consents required by the Parent Contracts Requiring Novation or Consent.

        6.3    Additional Conditions to the Obligations of Parent.    The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

        (a)    Representations, Warranties and Covenants.    Except as disclosed in the Company Disclosure Schedule dated the Execution Date and as amended pursuant to Section 5.3(d), (i) the representations and warranties of Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and, in the case of representations and warranties of the Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

        (b)    Certificate of Company.    Parent shall have been provided with a certificate executed on behalf of Company by its President to the effect set forth in Section 6.3(a).

        (c)    Dissenters.    The holders of no more than five percent (5%) of the outstanding shares of Company Capital Stock shall have either elected to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn such dissenters rights or shall otherwise be entitled to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn their right to exercise such dissenters rights.

        (d)    Third Party Consents.    The Company shall have obtained all the consents required by the Company Contracts Requiring Novation or Consent, including, without limitation, Heller Healthcare Finance, Inc.

        (e)    Suppliers and Customers.    Parent shall have had the opportunity to meet with the Company's key suppliers and customers listed on Schedule 2.20 and reasonably satisfy itself with respect to the Company's ongoing relationships with such parties. Parent shall only meet with such parties with Kelly Scott or other designee of the Company. This condition shall be deemed to have been automatically satisfied on the 30th day after the Execution Date, unless Parent notifies the Company in writing of any reasonable objection.

        (f)    Company Material Adverse Effect.    There shall not have occurred any Company Material Adverse Effect since the Execution Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.

        (a)  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, and subject to Section 7.3 below, this Agreement may be terminated:

            (i)  by mutual written consent duly authorized by each party's Board of Directors;

          (ii)  by either Parent or the Company, if (A) the Closing shall not have occurred on or before January 31, 2003; provided that the parties shall reasonably agree to extend this date for up to thirty (30) days, so long as the party requesting such extension has used its commercially reasonable efforts to diligently perform each of its obligations under this Agreement in good faith; and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, (B) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (C) if any required approval of the shareholders of the Company or Parent shall not have been obtained by reason of the failure to obtain the required votes at either the Company Shareholders Meeting or Parent Shareholders Meeting or at any adjournment thereof.

          (iii)  by Parent, if (A) the Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (v) below or a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by the Company of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement, (B) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) the Board of Directors of the Company shall have publicly announced a rejection of a Takeover Proposal, but failed to give Parent a written reaffirmation of its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within five (5) business days of Parent's request thereof following the rejection of such Takeover Proposal (the "Reaffirmation"), (D) a Trigger Event is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company (x) recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (y) within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to Parent a Reaffirmation within five (5) business days of Parent's request therefore; or (E) for any reason (other than as the result of the failure of Parent to perform its obligations under this Agreement), the Company fails to call and hold the Company Shareholders Meeting by January 21, 2003;

          (iv)  by the Company, if (A) Parent shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by Parent of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv)(A) shall not be available to the Company where the Company is at that time in material breach of this Agreement, (B) the Board of Directors of Parent shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do the foregoing, or (C) the Board of Directors of the Company shall recommend, endorse, accept or agree to a Superior Proposal or shall have resolved to recommend, endorse, accept or agree to a Superior Proposal; or

          (v)  by Parent if the Company or its officers, directors, employees or representatives have willfully breached or violated the restrictions of Section 4.3(a).

        (b)  As used herein, a "Trigger Event" means any event after the Execution Date in which any Person commences a tender or exchange offer, the successful consummation of which would result in the offeror and its affiliates beneficially owning securities representing thirty-five percent (35%) or more of the voting power of Company.

        7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, the provisions of Section 5.4 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses and Termination Fees) shall remain in full force and effect and survive any termination of this Agreement and Parent's right to a remedy for the Company's breach of Section 4.3 shall survive any termination of this Agreement.

        7.3    Expenses and Termination Fees.

        (a)  Subject to Sections 7.3(b), (c) and (d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

        (b)  In the event that this Agreement is terminated in accordance with Section 7.1(a)(iii), (iv)(A), (iv)(B) or (v), then the party entitled to terminate this Agreement pursuant to such provisions (the "Terminating Party") shall be paid by the non-Terminating Party, within ten (10) business days of the termination thereof, the sum of $100,000 (the "Termination Fee"). Furthermore, (x) the Company shall pay to Parent the Termination Fee if the Company terminates this Agreement pursuant to Section 7.1(a)(iv)(C); (y) the Company shall pay to Parent the Termination Fee if Asset Value Fund, LP or any of the Company's officers or directors who own shares of Company Common Stock do not vote such shares in favor of the Merger and, as a result thereof, the Company's shareholders do not approve the Merger; and (z) Parent shall pay to the Company the Termination Fee if any of its officers or directors who own shares of Company Common Stock and Parent Common Stock do not vote such shares in favor of the Merger and, as a result thereof, the Company's shareholders or the Parent's shareholders do not approve the Merger.

        (c)  In addition to the fees payable pursuant to Section 7.3(b) above, in the event that the Company or Parent (hereinafter, a "Selling Company") accepts, in writing, an offer for the sale, merger or exchange of any of its shares or the sale of all or substantially all of its assets from any entity, party or group, other than Parent in the case of the Company, prior to the later of (i) March 15, 2003 or (ii) provided that notice of the Company Shareholders Meeting and the Parent Shareholders Meeting, as applicable, have been given and not withdrawn prior to March 15, 2003, the vote of their respective shareholders relating to the Merger, regardless of whether such acceptance is approved by the Board of Directors of the Selling Company, the shareholders of the Selling Company, or such transaction is consummated, then the Selling Company shall immediately upon such acceptance pay to the non-Selling Company, in cash, an amount equal to five percent (5%) of the total consideration (whether such consideration is to be paid in cash, securities or other property) of the offer accepted by the Selling Company (the "Break-Up Fee"). The Break-Up Fee is due and payable even if this Agreement is terminated by either party hereto prior to the acceptance of such third party offer; provided that no Break-Up Fee will be paid to any party who takes any action, contrary to the terms of this Agreement, to willfully avoid consummating the transactions contemplated by this Agreement. In the event the non-Selling Company is in material breach of this Agreement at the time an offer is accepted by the Selling Company, any payment of the Break-Up Fee by the Selling Company shall not constitute a waiver or release of the non-Selling Company's liability for damages arising from such breach and the Selling Company reserves all rights to seek recovery thereof. The Break-Up Fee will accrue interest at twelve percent (12%) per annum from the date it is due until paid in full and the Selling Company hereby acknowledges that such action will constitute irreparable harm to the other party and further agrees that the non-Selling Company will be entitled to obtain an affirmative injunction, in any court of competent jurisdiction, which would enjoin the consummation of any such sale of the Selling Company's shares or assets until the Break-Up Fee, with interest, is paid in full. Upon payment of the Break-Up Fee (together with any accrued interest specified in this Section 7.3(c) and any attorney's fees specified in Section 8.11) and the Termination Fee, if applicable in accordance with Section 7.3(b), notwithstanding Section 7.2, the Selling Company shall have no further liability or obligation with respect to this Agreement; provided that if the Selling Company commences an action against the non-Selling Company then the non-Selling Company shall be entitled to assert any and all counterclaims hereunder and the Selling Company shall be liable for all damages in connection with such counterclaims including attorney's fees under Section 8.11 hereof.

        7.4    Amendment.    The Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of the Company and Parent shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Articles of Incorporation of Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

        7.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension and only for the specific instance for which such waiver or extension was granted.

        7.6    No Right to Terminate.    No party may refuse to perform its obligations under this Agreement or terminate this Agreement on the basis that any condition remains unsatisfied where such party's failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

ARTICLE VIII

GENERAL PROVISIONS

        8.1    Non-Survival at Effective Time.    The representations, warranties and agreements of each of the parties set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), Section 5.10 (Assumption of Company Options), Section 5.11 (Form S-8), Section 5.18 (Further Assurances), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

        8.2    Notices.    All notices, requests, demands, consents and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received, (a) if delivered by hand, the day it is so delivered against receipt, (b) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (c) if sent by a nationally recognized overnight courier, the business day after it is sent, to the party to whom the same is so given or made, at the address of such party as set forth below, which address may be changed by notice to the other party hereto duly given as set forth herein):

(a)	if to Parent or Merger Sub, to: CardioTech International, Inc. 78 E. Olympia Avenue Woburn, Massachusetts 01801-4722 Facsimile: (781) 937-4218 Attn: Michael Szycher
with a copy to: Ellenoff Grossman Schole & Cyruli, LLP 370 Lexington Avenue 19th Floor New York, New York 10019 Facsimile: (212) 370-7889 Attn: Barry I. Grossman, Esq.
(b)	if to the Company, to: Gish Biomedical, Inc. 22942 Arroyo Vista Rancho Santa Margarita, California 92688 Facsimile: (949) 635-6299 Attn: Kelly D. Scott
with a copy to: Gibson, Dunn & Crutcher LLP Jamboree Center 4 Park Plaza Irvine, California 92614 Facsimile: (949) 451-4220 Attn: John M. Williams, Esq.

        8.3    Interpretation; Certain Definitions.    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.4    Counterparts; Facsimile Delivery.    This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.5    Entire Agreement; Nonassignability; Parties in Interest.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a) - (g), 1.7, 1.10, 5.7, 5.10, 5.11 and 5.12, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

        8.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Remedies Cumulative.    Except as otherwise provided herein (and specifically with respect to the remedy provided upon a termination by any party pursuant to Section 7.3(b)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        8.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.11    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights or remedies any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum equal to all reasonable attorneys' fees and all other costs and expenses incurred in connection with such action or suit.

[Signatures Follow On A Separate Page]

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

THE COMPANY:
Gish Biomedical, Inc., a California corporation
By:	/s/ KELLY D. SCOTT Name: Kelly D. Scott Title: President and Chief Executive Officer
PARENT:
CardioTech International, Inc., a Massachusetts corporation
By:	/s/ MICHAEL SZYCHER Name: Michael Szycher Title: Chief Executive Officer
MERGER SUB:
Gish Acquisition Corp., a Delaware corporation
By:	/s/ MICHAEL SZYCHER Name: Michael Szycher Title: Chief Executive Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Execution Copy

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AMENDMENT NO. 1 is entered into as of January 9, 2003 (this "Amendment>"), by and among CardioTech International, Inc., a Massachusetts corporation ("Parent"); Gish Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Parent; and Gish Biomedical, Inc., a California corporation (the "Company" and, together with Parent and Merger Sub, the "Parties"), with respect to that certain Agreement and Plan of Merger and Reorganization, dated as of October 25, 2002 (the "Agreement"), among the Parties. Capitalized terms used but not otherwise defined herein are defined in the Agreement.

        WHEREAS, the Parties have determined that it is desirable to amend the Agreement, effective as of the date of this Amendment, to (1) change the Closing Date deadline from January 31, 2003, as specified in Section 7.1(a)(ii) of the Agreement, to April 11, 2003, and (2) change the Gish shareholders meeting deadline from on or before January 21, 2003, as specified in Section 7.1(a)(iii) of the Agreement, to on or before March 5, 2003.

        NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Agreement as follows:

        1.    Amendment to Sections 7.1(a)(ii) and 7.1(a)(iii).    Effective January 9, 2003, Sections 7.1(a)(ii) and 7.1(a)(iii) of the Agreement are hereby amended in their entirety to read as follows:

          (ii)  by either Parent or the Company, if (A) the Closing shall not have occurred on or before April 11, 2003; provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, (B) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (C) if any required approval of the shareholders of the Company or Parent shall not have been obtained by reason of the failure to obtain the required votes at either the Company Shareholders Meeting or Parent Shareholders Meeting or at any adjournment thereof;

          (iii)  by Parent, if (A) the Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (v) below or a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by the Company of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement, (B) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) the Board of Directors of the Company shall have publicly announced a rejection of a Takeover Proposal, but failed to give Parent a written reaffirmation of its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within five (5) business days of Parent's request thereof following the rejection of such Takeover Proposal (the "Reaffirmation"), (D) a Trigger Event is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company

  (x) recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (y) within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to Parent a Reaffirmation within five (5) business days of Parent's request therefore; or (E) for any reason (other than as the result of the failure of Parent to perform its obligations under this Agreement), the Company fails to call and hold the Company Shareholders Meeting by March 5, 2003;

        2.    Authorization.    Each Party hereby represents and warrants that it is authorized to enter into this Amendment.

        3.    Full Force and Effect.    Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. The Agreement, as amended by this Amendment, shall remain in full force and effect.

        4.    Governing Law.    This Amendment shall be governed by, and construed and enforced in accordance with, the provisions governing the Agreement.

        5.    Facsimiles; Counterparts.    Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties shall confirm facsimile transmission by signing a duplicate original document. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

[The remainder of this page has been intentionally left blank; signature page follows.]

        The undersigned, being authorized representative of the Parties, hereby execute and deliver this Amendment No. 1 effective as of the date first written above.

THE COMPANY:
Gish Biomedical, Inc., a California corporation
By:	/s/ KELLY D. SCOTT Name: Kelly D. Scott Title: President and Chief Executive Officer
PARENT:
CardioTech International, Inc., a Massachusetts corporation
By:	/s/ MICHAEL SZYCHER Name: Michael Szycher Title: Chief Executive Officer
MERGER SUB:
Gish Acquisition Corp., a Delaware corporation
By:	/s/ MICHAEL SZYCHER Name: Michael Szycher Title: Chief Executive Officer

ANNEX B

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. DISSENTERS' RIGHTS

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

        (a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)  As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)  As used in this chapter, "dissenting shareholder' means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)  Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder, consolidation; determination of issues; appointment of appraisers

        (a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

QuickLinks

  Filed Pursuant to Rule 424(B)(3) Registration No. 333-102115
78-E Olympia Ave. Woburn, Massachusetts 01801 (781) 933-4772
NOTICE OF SPECIAL MEETING OF GISH BIOMEDICAL, INC. SHAREHOLDERS TO BE HELD ON WEDNESDAY, MARCH 5, 2003
  QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS
THE COMPANIES
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
RISK FACTORS
RISKS RELATED TO THE MERGER
RISKS RELATED TO CARDIOTECH'S BUSINESS
RISKS RELATED TO GISH'S BUSINESS
THE SPECIAL MEETING OF CARDIOTECH STOCKHOLDERS
THE SPECIAL MEETING OF GISH SHAREHOLDERS
THE MERGER
THE MERGER AGREEMENT
CONDITIONS TO THE COMPLETION OF THE MERGER
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME For the Six Months Ended September 30, 2002
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME For the Year Ended March 31, 2002
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT OF CARDIOTECH AFTER THE MERGER
CARDIOTECH'S BUSINESS
CARDIOTECH SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
CARDIOTECH CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GISH'S BUSINESS
GISH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CARDIOTECH DIVIDEND INFORMATION
DESCRIPTION OF CARDIOTECH CAPITAL STOCK
TRANSFER AGENT AND REGISTRAR
COMPARISON OF RIGHTS OF HOLDERS OF CARDIOTECH COMMON STOCK AND GISH COMMON STOCK
EXPERTS
LEGAL MATTERS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION ON CARDIOTECH'S WEB SITES
INFORMATION ON GISH'S WEB SITES
  ANNEX A
  EXECUTION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION by and among CARDIOTECH INTERNATIONAL, INC., GISH ACQUISITION CORP. and GISH BIOMEDICAL, INC. October 25, 2002
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
  Execution Copy
  ANNEX B